Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

REPLIGEN CORPORATION,

TOP HAT, INC.,

SWING TIME, LLC,

SPECTRUM, INC.,

AND

ROY T. EDDLEMAN,

AS SECURITYHOLDER REPRESENTATIVE

Dated as of JUNE 22, 2017

i

INDEX OF EXHIBITS AND ANNEXES

Exhibit	Description
Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Stockholder Consent
Exhibit C	Form of Phantom Share Equivalent Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Stockholder Agreement
Exhibit F-1	Form of Certificate of Merger for First Merger
Exhibit F-2	Form of Certificate of Merger for Second Merger
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Director and Officer Resignation and Release Letter
Annex A-1	Required Joinder Agreements
Annex A-2	Key Employees
Annex A-3	Required Covenants Agreements
Annex A-4	Required Certification Forms

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 22, 2017, by and among Repligen Corporation, a Delaware corporation (“Parent”), Top Hat, Inc., a California corporation and a wholly owned Subsidiary of Parent (“First Merger Sub”), Swing Time, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), Spectrum , Inc., a California corporation (the “Company”), and Roy T. Eddleman, an individual, solely in his capacity as the representative of the Company Securityholders (the “Securityholder Representative”).

RECITALS

A. Parent, the Merger Subs and the Company intend to effect a reorganization (the “Reorganization”) in which, as steps in a single, integrated transaction, (i) First Merger Sub will merge with and into the Company in accordance with this Agreement and the CGCL (the “First Merger”), First Merger Sub will cease to exist, and the Company will become a direct, wholly owned Subsidiary of Parent, and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub in accordance with this Agreement, the CGCL and the DLLCA, the Company will cease to exist, and Second Merger Sub will survive as a direct, wholly owned Subsidiary of Parent (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”).

B. The respective Boards of Directors of Parent, First Merger Sub and the Company believe it advisable and in the best interests of Parent, First Merger Sub and the Company and their respective stockholders that Parent, the Company and First Merger Sub undertake the First Merger, and in furtherance thereof, have approved this Agreement and the First Merger.

C. Parent, the Merger Subs and the Company intend that (i) this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations, (ii) the First Merger and the Second Merger are integrated steps in the Reorganization as described in Revenue Ruling 2001-46, 2001-2 C.B. 321 and (iii) for U.S. federal income tax purposes, the Reorganization constitutes a “reorganization” within the meaning of Section 368(a) of the Code.

D. Pursuant to and in connection with the First Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time:

(i) all of the issued and outstanding shares of Company Capital Stock: (a) owned by any Company Stockholder who is an Accredited Investor, shall be converted into a right to receive (A) a number of shares of Common Stock, par value $0.01 per share, of Parent (“Parent Common Stock”) as provided for in this Agreement, (B) cash as provided for in this Agreement and (C) distributions, if any, of Parent Common Stock and cash to be held in an escrow account from and after the Effective Time to secure purchase price adjustment obligations to Parent and indemnification obligations to the Parent Indemnified Parties; and (b) owned by any Company Stockholder who is a Non-Accredited Investor, shall be converted into the right to receive (A) cash as provided for in this Agreement and (B) distributions, if any, of cash held in an escrow account from and after the Effective Time to secure purchase price adjustment obligations to Parent and indemnification obligations to the Parent Indemnified Parties; and

(ii) all Phantom Share Equivalents shall have a right to receive: (A) a number of shares of Parent Common Stock as provided for in this Agreement, (B) cash as provided for in this Agreement and (C) distributions, if any, of Parent Common Stock and cash to be held in an escrow account from and after the Effective Time to secure purchase price adjustment obligations to Parent and indemnification obligations to the Parent Indemnified Parties.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement: (i) each Company Securityholder and any other Persons listed on Annex A-1 has entered into and delivered to Parent a written consent, joinder, release and waiver in the form attached hereto as Exhibit A (each, a “Joinder Agreement”); (ii) each of the Persons listed on Annex A-2 (each, a “Key Employee”) has entered into employment documents with Parent or a Subsidiary thereof to be contingent on and effective immediately after the Closing, which documents shall include an employment agreement or an offer letter (each, a “Key Employee Offer Letter”) and other employment-related documents (including Parent’s form of confidentiality and assignment of inventions agreement), each in a form acceptable to Parent; (iii) each of the Persons listed on Annex A-3 has entered into and delivered to Parent a restrictive covenants agreement in a form acceptable to Parent (each, a “Covenants Agreement”); (iv) each of the Persons listed on Annex A-4 has delivered to Parent its, his or her completed and executed Certification Form evidencing the fact that such Person is an Accredited Investor (each, a “Certification Form”); and (v) Anthony MacDonald has delivered to the Company and Parent a phantom share equivalent agreement in the form attached hereto as Exhibit C (the “Phantom Share Equivalent Agreement”).

F. As an inducement to the willingness of Parent and the Merger Subs to enter into this Agreement (but not pursuant to any prior agreement with Parent), the Company shall seek from holders of at least 97% of the outstanding shares of Company Class A Stock (and if a vote is required by applicable Law for the Company Class B Stock, 97% of the outstanding shares of Company Class B Stock), following the approval and adoption of this Agreement by the Board of Directors of the Company, the irrevocable approval of the adoption of this Agreement and the principal terms of the Merger pursuant to a written consent of stockholders in the form attached hereto as Exhibit B (the “Stockholder Consent”), delivered to Parent, pursuant to and in accordance with the applicable provisions of the CGCL and the Charter Documents.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2014 Financials” means the Company’s audited consolidated balance sheet as of December 27, 2014 and the related audited consolidated statements of income, cash flow and stockholders’ equity.

“2015 Financials” means the Company’s audited consolidated balance sheet as of January 2, 2016 and the related audited consolidated statements of income, cash flow and stockholders’ equity.

“2016 Financials” means the Company’s audited consolidated balance sheet as of December 31, 2016 (the “Balance Sheet Date”) and the related audited consolidated statements of income, cash flow and stockholders’ equity.

“2017 Financials” means the Company’s unaudited consolidated balance sheet as of April 1, 2017 and the related unaudited consolidated statements of income, cash flow and stockholders’ equity.

“Accredited Cash Value” means (a) the Accredited Percentage multiplied by the Base Cash Consideration, minus (b) the Non-Accredited Cash Adjustment.

“Accredited Investor” means any holder of Company Capital Stock that is an “accredited investor” within the meaning of Rule 501 of the Securities Act and any holder of Qualifying Phantom Share Equivalents (solely with respect to his Qualifying Phantom Share Equivalents).

“Accredited Per Phantom Share Consideration” means, in respect of each Qualifying Phantom Share Equivalent, (a) an amount in cash equal to the Per Share Accredited Cash Value plus (b) the Per Share Accredited Stock Value.

“Accredited Percentage” means a percentage equal to (a) the Accredited Share Count divided by (b) the Fully Diluted Share Count.

“Accredited Share Count” means the sum of the following (without double-counting): (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time and owned by Accredited Investors; and (b) the number of Qualifying Phantom Share Equivalents as of immediately prior to the Effective Time.

“Additional Per Phantom Share Consideration” means, (a) with respect to each Qualifying Phantom Share Equivalent held immediately prior to the Effective Time, a non-transferable contingent right to cash to be released from the Escrow Fund and/or the WC Escrow Fund and the number of shares of Parent Common Stock (rounded down to the nearest whole share) to be released from the Escrow Fund pursuant to Sections 2.9(b) 9.4(e)(iii) and 9.4(e)(iv), and (b) with respect to each Non-Qualifying Phantom Share Equivalent held immediately prior to the Effective Time, a non-transferable contingent right to cash to be released from the Escrow Fund and/or the WC Escrow Fund pursuant to Sections 2.9(b), 9.4(e)(iii) and 9.4(e)(iv).

“Additional Per Share Consideration” means, (a) with respect to each share of Company Capital Stock held by an Accredited Investor immediately prior to the Effective Time, a non-transferable contingent right to cash to be released from the Escrow Fund and/or the WC Escrow Fund and the number of shares of Parent Common Stock (rounded down to the nearest whole share) to be released from the Escrow Fund pursuant to Sections 2.9(b), 9.4(e)(iii) and 9.4(e)(iv)and (b) with respect to each share of Company Capital Stock held by a Non-Accredited Investor immediately prior to the Effective Time, a non-transferable contingent right to cash to be released from the Escrow Fund and/or the WC Escrow Fund pursuant to Sections 2.9(b), 9.4(e)(iii) and 9.4(e)(iv).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Without limiting the foregoing, Affiliates of the Company shall include Roy T. Eddleman and his Affiliates (including Roy T. Eddleman Trust UAD 8-7-2000 and the Roy T. Eddleman Living Trust), and Spectrum Overseas, Inc.

“Alternative Transaction” means (a) any direct or indirect acquisition or disposition of either (i) any material assets of the Company or any of its Subsidiaries (including any license or other agreement affecting such material assets), other than the sale of inventory in the ordinary course of business consistent with past practice, or (ii) any equity interest in the Company (whether or not outstanding) or any of its Subsidiaries or security convertible into or exercisable for any such equity interest (whether by merger, purchase or issuance of shares or rights to acquire shares, tender offer or otherwise), (b) any joint venture, exclusive license agreement or other strategic investment or transaction in or involving the Company or any of its Subsidiaries or Affiliates (other than with or by Parent) or (c) any other transaction by the Company or any of its Subsidiaries the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Merger.

“Base Cash Consideration” means (a) $120,000,000.00, plus (b) the Estimated Net Working Capital minus the Net Working Capital Target (which may be a positive or negative number), plus (c) Cash, minus (d) the Estimated Indebtedness, minus (e) the Estimated Transaction Expenses.

“Base Parent Stock Consideration” means 6,154,000 shares of Parent Common Stock.

“Base Total Consideration” means the sum of (a) the Base Cash Consideration plus (b) the Base Parent Stock Consideration multiplied by the Parent Common Stock Price.

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“Cash” means the sum of the fair market value (expressed in United States Dollars as of immediately prior to the Closing) of (a) all unrestricted cash and (b) all unrestricted cash equivalents (including deposits, amounts held in escrow, marketable securities and short term investments) of the Company and its Subsidiaries, in each case determined in accordance with GAAP as of immediately prior to the Closing; provided, that any amount that is held in an account or is to be paid from sources outside the U.S. for purposes of repatriation shall be reduced by the amount of any Tax (calculated taking into account the availability of any Tax credit or other similar benefit with respect thereto that would be recognized or used by Parent or its Affiliates (including the Final Surviving Company and its Subsidiaries) no later than the end of such Person’s taxable year that includes the Closing and assuming that such cash is repatriated to the U.S. immediately following the Closing) that may be applied with respect thereto in the foreign country whether by reason of withholding or otherwise (the “Repatriation Discount”).

“Cash Consideration Percentage” means one hundred percent (100%) minus the Stock Consideration Percentage.

“Certificates” means the certificates certifying (i) the Spreadsheet delivered pursuant to Section 6.18, (ii) the Estimated Closing Balance Sheet, the Estimated Net Working Capital, the Estimated Cash, the Estimated Indebtedness and the Estimated Transaction Expenses delivered pursuant to Section 2.9(a), (iii) the FIRPTA Compliance Certificate delivered pursuant to Section 6.6 and (iv) any other certificates delivered by or on behalf of the Company and/or an officer of the Company pursuant to Article VII.

“CGCL” means the California General Corporation Law, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means collectively, (a) shares of Class A Common Stock, no par value, of the Company (the “Company Class A Stock”) and (b) shares of Class B Common Stock, no par value, of the Company (the “Company Class B Stock”).

“Company Employee Plan” means (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company, any of its Subsidiaries or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Company Financing Information” means:

(i)

(x) the audited consolidated balance sheets of the Company for the two most recent fiscal years ended at least 60 days prior to the Closing and the related consolidated statements of income and cash flows of the Company for the two most recent fiscal years of the Company ended at least 60 days prior to Closing, and the related audit report(s), and (y) an unaudited consolidated balance sheet of the Company as of the last day of the most recent interim fiscal period of the Company ended at least 40 days prior to the Closing and unaudited consolidated statements of income and cash flows of the Company for the most recent interim fiscal period ended at least 40 days prior to the Closing (and, with respect to the unaudited consolidated statements of income and cash flows, the corresponding period in the prior fiscal year), which, (1) in each case, shall have been prepared in accordance with GAAP and in a manner suitable under Rule 3-05 of Regulation S-X for filing by Parent under the rules and regulations of the Exchange Act with the SEC and (2) in the case of the financial statements specified in the immediately preceding clause (y), shall have undergone a SAS 122 review;

(ii)	such other financial information and financial data regarding the Company and its Subsidiaries as Parent shall reasonably request to the extent necessary to allow Parent to prepare unaudited pro forma financial statements of Parent giving effect to the acquisition of the Company (A) that are in all material respects in compliance with, and for the periods required by, Article 11 of Regulation S-X (and prepared in a manner that assume the significance of the acquisition of the Company exceeds 50% as contemplated by Rule 305(b)(2)(iv) of Regulation S-X) and (B) for the twelve-month period ending on the last day of the fiscal quarter of the Company ended at least 40 days prior to the Closing;

(iii)	letters (including customary negative assurances) by auditors of the Company solely with respect to the financial information of the Company included, or incorporated by reference, in an offering document used for the offering of securities of Parent (an “Offering Document”), and confirmation that such auditors are prepared to deliver such comfort letters with sufficient notice to allow such auditors to bring down necessary procedures throughout the Marketing Period upon completion of customary procedures, each in form and substance customary for equity or debt securities offerings; and

(iv)	such other financial and other pertinent information regarding the Company and its Subsidiaries and their businesses or operations required for Parent to produce the Offering Document to the extent that such information is reasonably available to, or reasonably obtainable by, the Company or its Subsidiaries and consists of information of the type customarily included in an Offering Document for registered equity securities (including a “management’s discussion and analysis of financial condition and results of operations” with respect to the business of the Company prepared in all material respects in compliance with Regulation S-K, but excluding any disclosure or Compensation Discussion and Analysis required by Item 402 of Regulation S-K and any other financial statements not otherwise specifically mentioned in this definition).

provided, further, that in no event shall the Company Financing Information require the Company or its Subsidiaries to deliver pro forma financial information or other financial information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X.

“Company Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), operations or capitalization of the Company and its Subsidiaries, taken as a whole and when viewed on a short, medium or long term horizon, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (a) the announcement of the execution of this Agreement or the pendency of consummation of the Merger (including the threatened or actual impact on relationships of the Company and its Subsidiaries with customers, vendors, suppliers or distributors, (including the threatened or actual termination, suspension, modification or reduction of such relationships)), (b) conditions affecting the industry in which the Company and its Subsidiaries operates generally, provided, that such conditions do not have any disproportionate or unique material adverse effect on the Company or any of its Subsidiaries, (c) war, terrorism or hostilities, provided, that such war, terrorism or hostilities do not have any disproportionate or unique material adverse effect on the Company or any of its Subsidiaries, (d) any changes in general economic or business conditions or the financial or securities markets generally that do not have any disproportionate or unique material adverse effect on the Company or any of its Subsidiaries, (e) any change in GAAP or applicable Laws (or interpretation thereof), (f) any acts of God, or natural disasters or any worsening thereof or actions taken in response thereto, or national or international political or social conditions, provided, that the foregoing does not have any disproportionate or unique material adverse effect on the Company or any of its Subsidiaries, (g) any failure in and of itself (as distinguished from any change or effect (other than as described in clauses (a) – (e) of this definition) giving rise to or contributing to such failure) by the Company or any of its Subsidiaries to meet any projections or forecasts for any period, (h) compliance with the terms of, and taking any action required by, this Agreement, or taking or not taking any actions with the prior written consent of Parent, and (i) acts or omissions of Parent or Merger Subs after the date of this Agreement (other than acts or omissions specifically contemplated by this Agreement).

“Company Options” means all issued and outstanding options, rights and warrants (including commitments to grant options) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

“Company Securityholder” means any holder of Company Capital Stock or Phantom Share Equivalents, in each case, as of immediately prior to the Effective Time or, with respect to any time immediately prior to the Effective Time, any Person that would be a Company Securityholder if the Effective Time were to occur at such time.

“Company Stockholder” means any holder of Company Capital Stock as of immediately prior the Effective Time or, with respect to any time before immediately prior to the Effective Time, any Person that would hold Company Capital Stock if the Effective Time were to occur at such time.

“Compliant” means, with respect to the Company Financing Information, that (a) the Company’s auditors have not withdrawn, amended or qualified, or advised the Company or its Affiliates in writing that it intends to withdraw, amend or qualify any audit opinion with respect to any audited financial statements contained in the Company Financing Information, (b) none of the financial statements included in the Company Financing Information have been restated, amended or qualified, neither the Company nor its Affiliates has announced any intention to, or determined it must, do so, and the Company, its Affiliates and their respective boards of directors (or equivalent body) have not determined that a restatement, amendment or qualification of any financial information included in the Company Financing Information is required or announced that any such restatement, qualification or amendment is under consideration or is a possibility; provided that if any of the foregoing occurs, then such Company Financing Information shall be deemed not to be Compliant unless and until such restatement, amendment or qualification has been completed and the Company Financing Information has been amended to reflect such restatement, amendment or qualification (together with unqualified audit opinion) or the Company has determined that no restatement shall be required and (c) all Company Financing Information does not contain an untrue statement of material fact or omit to state any material facts necessary to make such Company Financing Information, in light of the circumstances under which they were made, not misleading, at any point throughout such period.

“Contract” means any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy, purchase order (including any related terms and conditions), work order or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written and including any amendment, waiver or modification made thereto.

“Current Assets” means an amount (without double counting), as of the close of business on the Business Day immediately preceding the Closing Date, equal to the Dollar amount of all current assets (excluding (a) cash and cash equivalents, (b) Tax assets and (c) accounts receivables owed by (i) any Company Stockholder holding more than 5% of the Company Capital Stock or Affiliates of the Company, or (ii) relating to the leases set forth on Schedule 1.1(b)) of the Company and its Subsidiaries on a consolidated basis (determined in accordance with GAAP as adjusted as provided for herein); provided, that for the avoidance of doubt if the Expense Fund has not been funded prior to the calculation of Current Assets, the amount of the Expense Fund shall be deducted therefrom. A sample calculation of the Current Assets of the Company and its Subsidiaries as of March 31, 2017 setting forth the types of assets expected to constitute “Current Assets” is attached as Schedule 1.1(a).

“Current Liabilities” means an amount (without double counting), as of the close of business on the Business Day immediately preceding the Closing Date, equal to the sum of the Dollar amount of all current liabilities of the Company and its Subsidiaries (determined in accordance with GAAP as adjusted as provided for herein), including accounts payable, royalties payable and other reserves (but excluding any such reserves to the extent they relate to items that have been specifically excluded from this definition). A sample calculation of the Current Liabilities of the Company and its Subsidiaries as of March 31, 2017 setting forth the types of liabilities expected to constitute “Current Liabilities” is attached as Schedule 1.1(a). For the avoidance of doubt, Current Liabilities shall not include any Indebtedness of the Company and its Subsidiaries, the Expense Fund or any Transaction Expenses.

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

“Dollars” or “$” means United States Dollars.

“EC Escrow Period” means a period starting on the date hereof and ending on the earlier to occur of (a) two (2) years following the date hereof and (b) the final resolution of all matters covered by the EC Special Indemnity as evidenced by the receipt of written confirmation from each Governmental Entity to which a voluntary self-disclosure has been made.

“EC Special Indemnity” has the meaning in Schedule 9.2(a)(xi).

“Effective Time” means the time of the filing of the Certificate of Merger, or, if different, the time of effectiveness of the First Merger that is specified therein.

“Environment” means any soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, sediments, surface or subsurface strata, flora, fauna, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any federal, state or local law, common law, regulation, ordinance, bylaw or other applicable and binding legal authority, relating to: (a) the manufacture, transport, use, treatment, storage, disposal, recycling, export, Release or threatened Release of Hazardous Materials; (b) protection of human health; or (c) pollution or protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company or any of its Subsidiaries under Section 4001(b) of ERISA or part of the same “controlled group” as the Company or any of its Subsidiaries for purposes of Section 302(d)(3) of ERISA.

“Escrow Agent” means Wilmington Trust, N.A. or another institution reasonably acceptable to Parent and the Company.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among Parent, the Securityholder Representative and the Escrow Agent in the form attached hereto as Exhibit D.

“Escrow Amount” means an amount, in cash and stock, equal to $27 million.

“Escrow Cash Amount” means an amount equal to (a) the Per Share Escrow Amount multiplied by the Non-Accredited Share Count, plus (b) the Per Share Escrow Amount multiplied by the Cash Consideration Percentage multiplied by the Accredited Share Count.

“Escrow Cash Percentage” means a percentage equal to the Escrow Cash Amount divided by the Escrow Amount.

“Escrow Fund” means the Escrow Amount plus any interest, dividends or distributions on the Escrow Amount and on any such interest, dividends and distributions in accordance with the Escrow Agreement, as the same may be reduced from time to time by any payments to Parent and other Parent Indemnified Parties pursuant to Sections 2.9(b), 9.4(e) or Section 9.5(b) and as may be increased from time to time by payments by Parent pursuant to Section 8.6.

“Escrow Release Time” means the first Business Day after the expiration of the Survival Date.

“Escrow Stock Amount” means a number of shares of Parent Common Stock equal to the Per Share Escrow Amount multiplied by the Stock Consideration Percentage multiplied by the Accredited Share Count.

“Escrow Stock Percentage” means a percentage equal to the Escrow Stock Amount divided by the Escrow Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Expense Fund” means $275,000.

“FDA” means United States Food and Drug Administration and any successor agency thereto.

“Financials” mean the 2014 Financials, 2015 Financials, 2016 Financials and 2017 Financials.

“Fully Diluted Share Count” means, as of immediately prior to the Effective Time, the sum of the following (without double-counting): (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time; and (b) the number of Phantom Share Equivalents as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles consistently applied.

“General Cap” means $36 million.

“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Material” means: (a) any petroleum, petroleum products, petroleum by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls; (b) any waste, chemical, material or substance defined, controlled or regulated as toxic or hazardous or as a pollutant or contaminant under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Health Care Law” means all applicable Laws relating to the Company’s and its Subsidiaries’ products, including such applicable Laws pertaining to: (a) the research, development, testing, production, manufacturing, marketing, transfer, distribution and sale of drugs, (b) Permits required to be held by individuals and entities involved in the research, development, testing, production, manufacturing, marketing, transfer, distribution and sale of the Company’s and its Subsidiaries’ products; (c) any federal health care program (as such term is defined in 42 USC section 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Medicare exclusion and civil money penalties, Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and all related rules and regulations of the foregoing and all equivalent applicable Law of other Governmental Entities and (d) the privacy and security of patient-identifying health care information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d et seq.) and all related rules and regulations as may be applicable and equivalent applicable Law of other Governmental Entities.

“Indebtedness” of any Person means, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are either obligations of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person: (a) all outstanding indebtedness for borrowed money owed to third parties or Affiliates; (b) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments) (“Deferred Purchase Price”); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations as lessee that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (g) any unpaid commissions, bonuses, employee expenses, required EPCRS contributions (including filing fees) and paid time off accrued or earned prior to or at the Closing; (h) any deferred revenues or prepayments; (i) any unpaid Pre-Closing Taxes; (j) any payables owed to any Affiliate of the Company; (k) any mortgage or other obligation secured by a Lien; (l) all Liabilities for refunds to customers for payments received in error; (m) all Liabilities listed on Schedule 1.3; and (n) the aggregate amount of all accrued interest payable on such items under clauses (a) through (m) and prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (m) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Indemnifying Holders” means the holders of Company Capital Stock and Phantom Share Equivalents that receive any portion of the Merger Consideration.

“Inventory” means all raw materials, works-in-progress, finished goods, supplies and other inventories of the Company and its Subsidiaries, wherever situated.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means, whether or not capitalized, with respect to the Company, the actual knowledge of Roy T. Eddleman, Anthony MacDonald, or Lorena Valle after a reasonable inquiry.

“Laws” means constitutions, laws (including common law), statutes, regulations, ordinances, codes, orders, decrees, judgments, rules, standards, and rulings of any Governmental Entity.

“Letter of Intent” means that certain letter, dated as of March 30, 2017 and agreed and accepted on April 6, 2017, by and between Parent, the Company and Roy Eddleman in his individual capacity.

“Liability” or “Liabilities” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Entity or any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, right of first offer, community or marital property interest, notice, negotiation or refusal, transfer restriction of any kind or other encumbrance of any sort.

“Limited Liability Company Agreement of Second Merger Sub” means the Limited Liability Company Agreement of Second Merger Sub, dated as of June 16, 2017.

“Loss” means any claims, actions, proceedings, losses, Liabilities, damages (excluding punitive damages, except in the case of a third-party claim), costs, interest, awards, judgments, penalties, Taxes, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, in each case, whether arising from a third-party or a direct claim.

“made available to Parent” means contained and accessible for a continuous period of at least forty eight (48) hours immediately prior to the date of this Agreement in the virtual data room hosted by SecureDocs, Inc. established by the Company in connection with the Merger (the “Data Room”) to which Parent and its designated representatives had unrestricted access and notification rights during such period.

“Marketing Period” means a period of ten (10) consecutive Business Days after the date hereof and beginning on the date (i) Parent has received from the Company all of the Company Financing Information and throughout the end of which Parent shall have the Company Financing Information (for the avoidance of doubt, if at any time during such 10 consecutive Business Days, any additional information becomes Company Financing Information, then the Marketing Period shall be deemed not have commenced until such additional information is provided that constitutes the Company Financing Information), and (ii) after which all of the conditions specified in Section 7.1(a), 7.1(b) or 7.2(b) hereof (other than those conditions therein that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied if the Closing were to occur on any date within such period) have been and continue to be satisfied; provided that the Marketing Period shall not commence or be deemed to have commenced if, following the delivery of the Company Financing Information but prior to the completion of such ten (10) consecutive Business Day period or during the three Business Days after the final day of the Marketing Period, any such Company Financing Information would not be Compliant (it being understood that if any Company Financing Information provided at the commencement of the Marketing Period ceases to be Compliant during such ten (10) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced until the Company Financing Information is provided and is Compliant throughout).

“Merger Consideration” means the aggregate consideration paid or payable to the holders of Company Capital Stock and Phantom Share Equivalents pursuant to this Agreement (including any portion of the Escrow Fund and the WC Escrow Fund).

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.

“Net Working Capital Target” means $14 million.

“New Hire Documents” means (i) an employment offer letter or other form of employment agreement, including any Key Employee Offer Letter as applicable, as determined by the Employer, (ii) a restrictive covenant agreement (that may include proprietary rights, confidentiality, noncompetition, non-solicitation and assignment of inventions provisions, as determined by the Employer in accordance with applicable Laws), and (iii) such other agreements and documents as the Employer may reasonably require (collectively, the “New Hire Documents”)

“Non-Accredited Cash Adjustment” means an amount equal to (a) the Base Parent Stock Consideration multiplied by (b) the Non-Accredited Percentage.

“Non-Accredited Investor” means any holder of Company Capital Stock that is not an Accredited Investor and any holder of Non-Qualifying Phantom Share Equivalents (solely with respect to his Non-Qualifying Phantom Share Equivalents).

“Non-Accredited Per Common Share Consideration” shall mean an amount in cash equal to the Per Share Common Value.

“Non-Accredited Percentage” means a percentage equal to 100% minus the Accredited Percentage.

“Non-Accredited Share Count” means the sum of the following (without double-counting): (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time and owned by Non-Accredited Investors; and (b) the number of Non-Qualifying Phantom Share Equivalents as of immediately prior to the Effective Time.

“Parent Common Stock Price” means $38.77.

“Parent Indemnified Parties” means the Parent, the Final Surviving Company, their respective Affiliates and the respective officers, directors, employees, agents and representatives of Parent, the Final Surviving Company and their respective Affiliates.

“Parent Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business of Parent and its Subsidiaries, taken as a whole and when viewed on a short, medium or long term horizon, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (a) the announcement of the execution of this Agreement or the pendency of consummation of the Merger (including the threatened or actual impact on relationships of Parent and its Subsidiaries with customers, vendors, suppliers or distributors (including the threatened or actual termination, suspension, modification or reduction of such relationships)), (b) conditions affecting the industry in which Parent and its Subsidiaries operates generally, provided, that such conditions do not have any disproportionate or unique material adverse effect on Parent or any of its Subsidiaries, (c) war, terrorism or hostilities, provided, that such war, terrorism or hostilities do not have any disproportionate or unique material adverse effect on Parent or any of its Subsidiaries, (d) any changes in general economic or business conditions or the financial or securities markets generally that do not have any disproportionate or unique material adverse effect on Parent or any of its Subsidiaries, (e) any change in GAAP or applicable Laws (or interpretation thereof), (f) any acts of God, or natural disasters or any worsening thereof or actions taken in response thereto, or national or international political or social conditions, provided, that the foregoing does not have any disproportionate or unique material adverse effect on Parent or any of its Subsidiaries, (g) any failure in and of itself (as distinguished from any change or effect (other than as described in clauses (a) – (f) of this definition) giving rise to or contributing to such failure) by Parent or any of its Subsidiaries to meet any projections or forecasts for any period, (h) compliance with the terms of, and taking any action required by, this Agreement, or taking or not taking any actions with the consent of the Company, (i) acts or omissions of the Company after the date of this Agreement (other than acts or omissions specifically contemplated by this Agreement), and (j) any changes in the trading price of the Parent Common Stock on the NASDAQ Global Select Market (as distinguished from any change or effect (other than as described in clauses (a) – (i)) of this definition giving rise to or contributing to such changes).

“Per Common Share Consideration” means, in respect of each share of Company Capital Stock that is held by an Accredited Investor, (A) the Per Share Accredited Cash Value, plus (B) the Per Share Accredited Stock Value.

“Per Share Accredited Cash Value” means an amount in cash equal to the Accredited Cash Value divided by the Accredited Share Count.

“Per Share Accredited Stock Value” means a number of shares of Parent Common Stock equal to the Base Parent Stock Consideration divided by the Accredited Share Count.

“Per Share Common Value” means an amount equal to the Base Total Consideration divided by the Fully Diluted Share Count.

“Per Share Escrow Amount” means an amount equal to the Escrow Amount divided by the Fully Diluted Share Count.

“Per Share WC Escrow Amount” means an amount in cash equal to the WC Escrow Amount divided by the Fully Diluted Share Count.

“Permit” means all consents, licenses, permits, grants, agreements and authorizations required by any Governmental Entity to lawfully operate the business of the Company and its Subsidiaries (including any pending applications for such all consents, licenses, permits, grants, agreements and authorizations).

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a cooperative, a foundation, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Phantom Share Equivalents” means a phantom stock right granted by the Company pursuant to the Phantom Share Equivalent Agreement that, conditioned on the consummation of the Merger, would entitle Anthony MacDonald to certain payments in respect of such right as set forth herein, subject to the obligations and limitations set forth herein and in the Phantom Share Equivalent Agreement. The number of Phantom Share Equivalents, and whether a Phantom Share Equivalent is a “Qualifying Phantom Share Equivalent” or “Non-Qualifying Phantom Share Equivalent”, is set forth on Schedule 1.2.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the end of the day on the Closing Date.

“Pre-Closing Taxes” means, without duplication (a) any and all Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period (b) all Taxes of any member of an Affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local, or non-U.S. Laws, (c) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any Laws, which Taxes relates to an event or transaction occurring on or before the Closing Date, (d) the employer portion of any payroll or employment Taxes with respect to any payments contemplated by this Agreement and (e) 50% of any Transfer Taxes. Notwithstanding the foregoing, Pre-Closing Taxes shall not include any (i) Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business except with respect to any transactions the

Tax consequences of which are specifically contemplated by this Agreement or any of the Related Agreements, (ii) Transfer Taxes that are the responsibility of Parent under Section 8.5, or (iii) Taxes taken into account in the final calculation of Closing Net Working Capital, Closing Transaction Expenses or Closing Indebtedness.

“Pro Rata Share” means, with respect to each Company Securityholder, a percentage equal to: (a) the sum of the following (without double-counting): (i) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time and owned by such Company Securityholder; and (ii) the number of Phantom Share Equivalents listed next to such Company Securityholder’s name on Schedule 1.2; divided by (b) the Fully Diluted Share Count.

“Related Agreements” means the Escrow Agreement, the Stockholder Consent, the Certification Forms, the Joinder Agreements, the Key Employee Offer Letters (and any related employment documents), the Covenants Agreements, the Letters of Transmittal, the Certificates, the Phantom Share Equivalent Agreement, the Stockholder Agreement, and all other agreements and certificates executed and delivered by or on behalf of the Company or any Subsidiary of the Company, any officers of the Company or Subsidiary of the Company in their capacity as such, or any of the Company Securityholders in connection with this Agreement or any of the foregoing or any of the transactions contemplated hereby or thereby.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Residual Cash Consideration” means (a) the Base Cash Consideration minus (b) the result obtained by multiplying (i) the Per Share Common Value by (ii) the Non-Accredited Share Count.

“Restricted Shares” means all shares of Parent Common Stock issuable hereunder other than shares of Parent Common Stock (a) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) with respect to which a sale or other disposition may be made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) with respect to which the holder thereof shall have delivered to Parent either (i) an opinion of counsel in form and substance reasonably satisfactory to Parent, delivered by counsel reasonably satisfactory to Parent, or (ii) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Parent Common Stock may be effected without registration under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Stock Consideration Percentage” means the percentage obtained by dividing (a) the amount of the Base Parent Stock Consideration (with each share of Parent Common Stock valued at the Parent Common Stock Price) by (b) the sum of the amount of the Base Parent Stock Consideration (with each share of Parent Common Stock valued at the Parent Common Stock Price) plus the Residual Cash Consideration.

“Stockholder Agreement” means the Stockholder Agreement to be entered into at the Closing by and between Parent and Roy Eddleman in the form attached hereto as Exhibit E.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, cooperative, association or other organization (including any branch), whether incorporated or unincorporated, which is directly or indirectly controlled by such Person, whether through ownership of securities or otherwise.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unclaimed property, escheat, excise and property taxes as well as public imposts, and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Transaction Deductions” means, without duplication, any applicable U.S. federal, state and local income Tax deductions related to (i) the exercise or payment of options, payment of employee bonuses, payment under deferred compensation arrangements and in respect of Phantom Share Equivalents that shall have accrued on or before the Closing Date, (ii) the payment of any investment banking (or other advisory) fees, and (iii) any deductible Indebtedness and Transaction Expenses, in each case in connection with the transactions contemplated by this Agreement. To the extent permitted by applicable Law, the foregoing shall be computed consistent with the seventy percent (70%) safe harbor for treating success-based fees pursuant to Revenue Procedure 2011-29, 2011-18 I.R.B. 746 in lieu of maintaining the documentation required by Treas. Reg. §1.263(a)-5(f).

“Transaction Expenses” means any Liabilities incurred by or on behalf of the Company or its Subsidiaries (or any Affiliate thereof or any Company Securityholder, in each case, if required to be paid by the Company or any its Subsidiaries) in connection with the negotiation and execution of the Letter of Intent, this Agreement, the Related Agreements (including all fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts), the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including any fees and expenses associated with obtaining any consents, or any waivers, consents or approvals of any Person), any Liabilities that may become due and payable by the Company or its Subsidiaries as a result of the transactions contemplated hereby or by the Related Agreements (including all brokers’, finders’ or similar fees owed by any such Person in connection with the transactions contemplated hereby) and any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by or due from the Company or any of its Subsidiaries that are triggered by the transactions contemplated hereby, the amount of any payroll or employment Taxes with respect to any bonuses, option and Phantom Share Equivalent cash-outs, severance and other compensatory payments made by the Company or any of its Subsidiaries to service providers in connection with the transactions contemplated hereby and the Related Agreements, any payments owed to the Securityholder Representative, any payments or premiums for a director and officer tail insurance policy, and any unpaid Liabilities attributable to the Japanese Reorganization (whether incurred prior to, at or following the Closing).

“WC Escrow Amount” means an amount in cash equal to $3 million.

“WC Escrow Fund” means the WC Escrow Amount plus any earnings (including interest and dividends) on the WC Escrow Amount and on any such earnings in accordance with the Escrow Agreement, as the same may be reduced from time to time by the amount of any payments to Parent pursuant to Section 2.9(b).

“Willful Breach” means (a) a breach of a representation or warranty contained in Article III or Article IV of this Agreement that the breaching party knows is or would reasonably be expected to constitute an intentional misrepresentation of such representation or warranty or (b) a breach of a covenant contained in this Agreement that the breaching party knows is or would reasonably be expected to constitute an intentional breach of such covenant.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
125 Plan	6.16
19.9% Threshold	2.6(e)
280G Stockholder Approval	6.8
401(k) Plan	6.16
Accountants	2.9(b)(ii)
Adjustment Amount	2.9(b)(iii)
Agreement	Preamble
Antitrust Filings	6.4(b)(i)
Antitrust Laws	3.7
Arbitrator	11.7(a)
Balance Sheet Date	Article I
California Notice	2.10(c)
Certificate of Merger	2.2
Certification Form	Recital E
Charter Documents	3.1(a)
Claim Date	9.4(a)
Closing	2.2
Closing Balance Sheet	2.9(b)(i)
Closing Cash	2.9(b)(iii)
Closing Date	2.2
Closing Indebtedness	2.9(b)(iii)
Closing Net Working Capital	2.9(b)(iii)
Closing Transaction Expenses	2.9(b)(iii)
Company	Preamble
Company Disclosure Schedule	Article III
Company Fundamental Representation(s)	9.1
Company Indemnified Parties	9.2(b)
Company Intellectual Property	3.14(a)
Company	Preamble
Company Products	3.14(a)
Company Registered Intellectual Property	3.14(a)
Company Representative	5.2(a)
Company Stock Certificates	2.8(b)
Company Technology	3.14(a)
Company Third Party Claim	9.6
Conflict	3.6
Consultant Proprietary Information Agreement	3.14(l)
Contingent Worker	3.23(a)
Contributor	3.14(l)
Covenants Agreement	Recital E
Current Balance Sheet	3.8(a)
Customer	3.25(b)
D&O Indemnified Parties	6.20(b)
Director and Officer Resignation and Release Letter	6.13
Dispute Notice	2.9(b)(ii)
Dissenting Shares	2.7(a)
EAR	3.30
Employee Proprietary Information Agreement	3.14(l)
Employer	6.15

Term	Section
Environmental Permits	3.20(a)
Estimated Cash	2.9(a)(i)
Estimated Closing Balance Sheet	2.9(a)(i)
Estimated Indebtedness	2.9(a)(i)
Estimated Net Working Capital	2.9(a)(i)
Estimated Transaction Expenses	2.9(a)(i)
Exchange Documents	2.8(b)
FCPA	3.32
Filing Date	11.7(b)
Final Closing Balance Sheet	2.9(b)(ii)
Final Surviving Company	2.1
Financing	6.24
FIRPTA Compliance Certificate	6.6
First Merger	Recital A
First Merger Sub	Preamble
First Step Surviving Corporation	2.1
Fundamental Representation and Fundamental Representations	9.1
Funded Indebtedness	6.17
Improvements	3.13(g)
Indemnifiable Matters	9.2(a)
Indemnified Party	9.3(a)
Indemnifying Holder Proceeds	9.3(b)
Indemnifying Parties	9.4(b)(ii)
Infringe	3.14(a)
Infringement	3.14(a)
Intellectual Property	3.14(a)
Intellectual Property Rights	3.14(a)
Interested Party	3.16(a)
Issued Shares	2.6(e)
ITAR	3.30
Japanese Assets	6.9(f)(ii)
Japanese Branch	6.9(f)(iii)
Japanese Employees	6.9(f)(iv)
Japanese Reorganization	6.9(f)
Japanese Subsidiary	6.9(f)
Joinder Agreement	Recital E
Key Employee	Recital E
Key Employee Offer Letter	Recital E
Letters of Transmittal	2.8(c)(ii)
Licensed Intellectual Property	3.14(f)
Mailing Date	2.6(a)(i)
Material Contract	3.15(b)
Merger	Recital A
Merger Subs	Preamble
Moral Rights	3.14(a)
NDA	6.2
Notices	6.12
Objection Deadline	9.4(b)(i)
Objection Notice	9.4(b)(i)
OFAC	3.30
Officer’s Certificate	9.4(a)

Term	Section
Official	3.32
Outside Date	10.1(b)
Parent	Preamble
Parent Common Stock	Recital D(i)
Parent Disclosure Schedule	Article IV
Parent Fundamental Representations	9.1
Parent SEC Reports	4.7(a)
Patents	3.14(a)
Payable Claim	9.4(d)
Personal Information	3.14(o)
Phantom Share Equivalent Agreement	Recital E
Pre-Closing Period	5.1(a)
Pre-Closing Tax Refund	8.6
Proposal	5.2(a)
Registered Intellectual Property	3.14(a)
Related Party Transaction	9.2(a)(vi)
Remedies	6.4(c)(i)
Reorganization	Recital A
Representative Losses	9.7(b)
Required Consents	6.11
Resolved Claims	9.4(c)
Second Certificate of Merger	2.2
Second Effective Time	2.2
Second Merger	Recital A
Second Merger Sub	Preamble
Section 280G Payments	6.8
Securityholder Loan	2.6(f)
Securityholder Representative	Preamble
Settled Claims	9.4(c)
Shrink-Wrap Code	3.14(a)
Special Representation and Special Representations	9.1
Spreadsheet	6.18
Standard Form Agreements	3.14(g)
Stock Plan	3.2(c)
Stockholder Consent	Recital F
Stockholder Notices	2.10(b)
Supplier	3.25(a)
Survival Date	9.1
Tax Contest	8.2
Technology	3.14(a)
Termination Period	6.5
Third Party Claim	9.6
Third Party Service Provider	3.14(o)
Trade Secrets	3.14(a)
Trademarks	3.14(a)
Transfer Taxes	8.5
U.S. Continuing Employees	6.15
U.S. Offered Employees	6.15
Unobjected Claim	9.4(b)(ii)
Unresolved Claim	9.4(d)
WARN	3.23(d)

ARTICLE II

THE MERGER

2.1 First Merger and Second Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of such Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “First Step Surviving Corporation”) and a wholly owned Subsidiary of Parent. Upon the terms and subject to the conditions set forth herein, at the Second Effective Time, the First Step Surviving Corporation shall merge with and into Second Merger Sub, the separate corporate existence of the First Step Surviving Corporation shall cease and Second Merger Sub shall continue as the surviving entity (sometimes referred to herein as the “Final Surviving Company”).

2.2 Effective Time and Second Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the First Merger (the “Closing”) will take place on a Business Day as promptly as practicable, and in any event within three Business Days, following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, unless another time or place is mutually agreed upon in writing by Parent and the Company; provided, however, that unless otherwise agreed to in writing by Parent and the Company, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), then the Closing Date shall mean the earlier of (i) a date during the Marketing Period specified by Parent on no fewer than two (2) Business Days’ prior notice to the Company and (ii) two (2) Business Days after the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing)). The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit F-1 (the “Certificate of Merger”) with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL. Immediately following the Effective Time, Parent, the First Step Surviving Corporation and Second Merger Sub shall cause a certificate of merger in accordance with the relevant provisions of the CGCL and the DLLCA in substantially the form attached hereto as Exhibit F-2 (the “Second Certificate of Merger”) to be submitted to the Secretary of State of Delaware for filing with such Secretary of State such that the same shall become effective immediately following the Effective Time (the “Second Effective Time”) and cause the Second Certificate of Merger to be submitted in accordance with the relevant provisions of the CGCL to the Secretary of State of the State of California for filing with such Secretary of State such that the same shall become effective at the Second Effective Time.

2.3 Effect of the Mergers.

(a) First Merger. At and after the Effective Time, the First Merger shall have the effects as set forth in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and First Merger Sub shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of each of the Company and First Merger Sub shall attach to, and become the debts, liabilities and duties of, the First Step Surviving Corporation.

(b) Second Merger. At and after the Second Effective Time, the Second Merger shall have the effects as set forth in the applicable provisions of the CGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of each of the First Step Surviving Corporation and Second Merger Sub shall vest in the Final

Surviving Company, and all debts, liabilities and duties of each of the First Step Surviving Corporation and Second Merger Sub shall attach to, and become the debts, liabilities and duties of, the Final Surviving Company.

2.4 Articles of Incorporation and Bylaws of the First Step Surviving Corporation and Final Surviving Company.

(a) Unless otherwise determined by Parent prior to the Effective Time, as of the Effective Time, the articles of incorporation of the Company as the First Step Surviving Corporation shall be amended and restated to read the same as the articles of incorporation of First Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the CGCL and as provided in such amended and restated articles of incorporation, except that ARTICLE I of the articles of incorporation of the First Step Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of this corporation is Spectrum, Inc. (the “Corporation”)”

(b) Unless otherwise determined by Parent prior to the Effective Time, as of the Effective Time, the bylaws of the Company as the First Step Surviving Corporation shall be amended and restated to read the same as the bylaws of First Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the CGCL and as provided in the articles of incorporation of the First Step Surviving Corporation and such bylaws, except that all references to First Merger Sub in the bylaws of the First Step Surviving Corporation shall be changed to references to Spectrum, Inc.

(c) Unless otherwise determined by Parent prior to the Second Effective Time, at the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended in its entirety to read as set forth in the Second Certificate of Merger, until thereafter amended as provided by the DLLCA.

(d) Unless otherwise determined by Parent prior to the Second Effective Time, the Limited Liability Company Agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall become the limited liability company agreement of the Final Surviving Company, until thereafter amended as provided by the DLLCA, the certificate of formation of Second Merger Sub and such limited liability company agreement, except that all references to Second Merger Sub in the limited liability company agreement of the Final Surviving Company shall be changed to references to Spectrum LifeSciences LLC (or such other name as determined by Parent).

2.5 Directors and Officers.

(a) Unless otherwise determined by Parent prior to the Effective Time, the directors of First Merger Sub immediately prior to the Effective Time shall be the initial directors of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the CGCL and the articles of incorporation and bylaws of the First Step Surviving Corporation until their successors are duly elected and qualified.

(b) Unless otherwise determined by Parent prior to the Effective Time, the officers of First Merger Sub immediately prior to the Effective Time shall be the initial officers of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the bylaws of the First Step Surviving Corporation until their successors are duly appointed and qualified.

(c) Unless otherwise determined by Parent prior to the Second Effective Time, the managers of Second Merger Sub immediately prior to the Second Effective Time shall be the sole managers of the Final Surviving Company immediately after the Second Effective Time until their respective successors are duly appointed.

(d) Unless otherwise determined by Parent prior to the Second Effective Time, the officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Final Surviving Company immediately after the Second Effective Time until their respective successors are duly appointed.

2.6 Effect of Merger on the Securities of the Company.

(a) Certification Procedures.

(i) Within two (2) days after the date of this Agreement, a Certification Form as specified by Parent prior to the date hereof shall be delivered by the Company to each Company Securityholder (other than the Company Securityholders that signed the Certification Forms on or prior to the date hereof) (the date on which such mailing is commenced, the “Mailing Date”). The Certification Form shall provide that each Company Securityholder that executes the form is an Accredited Investor and that such Certification Form must be executed and delivered to the Company within ten (10) days of receipt. Such Certification Form shall require each such holder to specify and prove to Parent, in its reasonable belief, that such holder is an Accredited Investor.

(ii) Any Company Securityholder that Parent determines is not an Accredited Investor based on the Certification Form, and any Company Securityholder that does not deliver such a Certification Form prior to the delivery of the Spreadsheet, will receive solely cash for such holder’s portion of the Merger Consideration in respect of his, her or its Company Capital Stock instead of the mix of cash and Parent Common Stock provided for herein.

(b) Effect on Company Capital Stock.

(i) At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, First Merger Sub, the Company or the Company Stockholders, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Capital Stock to be canceled pursuant to Section 2.6(b)(ii) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive, upon surrender of the certificates representing such share of Company Capital Stock, together with a duly executed and completed Letter of Transmittal, in the manner provided in Section 2.8:

(A) in the case of an Accredited Investor that owns shares of Company Capital Stock, (i) the Per Common Share Consideration, minus (ii) an amount of cash equal to the Per Share Escrow Amount multiplied by the Cash Consideration Percentage, to be withheld and contributed to the Escrow Fund, minus (iii) a number of shares of Parent Common Stock equal to (x) the Per Share Escrow Amount multiplied by the Stock Consideration Percentage, divided by (y) the Parent Common Stock Price, to be withheld and contributed to the Escrow Fund, minus (iv) the Per Share WC Escrow Amount, to be withheld and contributed to the WC Escrow Fund, plus (v) any Additional Per Share Consideration, subject to (and without limiting any rights or remedies of the Parent Indemnified Parties under this Agreement) the obligation of the Company Stockholder that owns such share of Company Capital Stock immediately prior to the Effective Time to return to Parent or the applicable Parent Indemnified Parties the amount so received as a result of such conversion to the extent such Company Stockholder has, at any time and from time to time, any unsatisfied payment obligations to such Parent Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 2.9(b)(iii) and Article IX; provided, that the Parent Common Stock to be put in escrow or delivered to an Accredited Investor shall in each case be rounded down to the nearest whole number of shares after aggregating all shares put in escrow or delivered to a Company Securityholder, as applicable; and

(B) in the case of a Company Stockholder that is a Non-Accredited Investor that owns shares of Company Capital Stock, cash in the amount of (i) the Non-Accredited Per Common Share Consideration minus (ii) an amount in cash equal to the Per Share Escrow Amount, to be withheld and contributed to the Escrow Fund, minus (iii) the Per Share WC Escrow Amount, to be withheld and contributed to the WC Escrow Fund, plus (iv) any Additional Per Share Consideration, subject to (and without limiting any rights or remedies of the Parent Indemnified Parties under this Agreement) the obligation of the Company Stockholder that owns such share of Company Capital

Stock immediately prior to the Effective Time to return to Parent or the applicable Parent Indemnified Parties the amount so received as a result of such conversion to the extent such Company Stockholder has, at any time and from time to time, any unsatisfied payment obligations to such Parent Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 2.9(b)(iii) and Article IX.

(ii) Each share of Company Capital Stock held in the treasury of the Company or by Parent or the Merger Subs immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Treatment of Phantom Share Equivalents.

(A) Effect on Qualifying Phantom Share Equivalents. At the Effective Time, the holder of each Qualifying Phantom Share Equivalent shall, by virtue of the First Merger, be entitled to receive, subject to compliance with and in the manner provided in Section 2.8, for each such Qualifying Phantom Share Equivalent, (i) the Accredited Per Phantom Share Consideration, minus (ii) an amount of cash equal to the Per Share Escrow Amount multiplied by the Cash Consideration Percentage, to be withheld and contributed to the Escrow Fund, minus (iii) a number of shares of Parent Common Stock equal to (x) the Per Share Escrow Amount multiplied by the Stock Consideration Percentage, divided by (y) the Parent Common Stock Price, to be withheld and contributed to the Escrow Fund, minus (iv) the Per Share WC Escrow Amount, to be withheld and contributed to the WC Escrow Fund, plus (v) any Additional Per Phantom Share Consideration, subject to (and without limiting any rights or remedies of the Parent Indemnified Parties under this Agreement) the obligation of the Company Securityholder that owns such Qualifying Phantom Share Equivalent immediately prior to the Effective Time to return to Parent or the applicable Parent Indemnified Parties the amount so received as a result of such conversion to the extent such Company Securityholder has, at any time and from time to time, any unsatisfied payment obligations to such Parent Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 2.9(b)(iii) and Article IX; provided, that the Parent Common Stock to be put in escrow or delivered to an Accredited Investor shall in each case be rounded down to the nearest whole number of shares after aggregating all shares put in escrow or delivered to a Company Securityholder, as applicable.

(B) Effect on Non-Qualifying Phantom Share Equivalents. At the Effective Time, the holder of each Non-Qualifying Phantom Share Equivalent shall, by virtue of the First Merger, be entitled to receive, subject to compliance with and in the manner provided in Section 2.8, for each such Non-Qualifying Phantom Share Equivalent, cash in the amount of (i) the Non-Accredited Per Common Share Consideration minus (ii) an amount in cash equal to the Per Share Escrow Amount, to be withheld and contributed to the Escrow Fund, minus (iii) the Per Share WC Escrow Amount, to be withheld and contributed to the WC Escrow Fund, plus (iv) any Additional Per Phantom Share Consideration, subject to (and without limiting any rights or remedies of the Parent Indemnified Parties under this Agreement) the obligation of the Company Securityholder that owns such Non-Qualifying Phantom Share Equivalent immediately prior to the Effective Time to return to Parent or the applicable Parent Indemnified Parties the amount so received as a result of such conversion to the extent such Company Securityholder has, at any time and from time to time, any unsatisfied payment obligations to such Parent Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 2.9(b)(iii) and Article IX.

(d) Effect on Capital Stock of First Merger Sub and Second Merger Sub.

(i) First Merger Sub. Each share of common stock of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First Step Surviving Corporation. Each stock certificate of First Merger Sub evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the First Step Surviving Corporation.

(ii) Second Merger Sub. Each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable unit of the Final Surviving Company. Each unit certificate, if any, of Second Merger Sub evidencing ownership of any units shall continue to evidence ownership of such unit of the Final Surviving Company.

(e) In no event shall the aggregate number of shares of Parent Common Stock issued hereunder (the “Issued Shares”), including the Escrow Stock Amount, exceed a number of shares equal to 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Closing (the “19.9% Threshold”). In the event that the number of shares of Parent Common Stock otherwise comprising the Issued Shares would exceed the 19.9% Threshold, the number of shares of Parent Common Stock issued as part of the Merger Consideration will be cut back to the 19.9% Threshold and the cash paid as part of the Merger Consideration will be increased by an amount equal to the Parent Common Stock Price with respect to each cut back share of Parent Common Stock.

(f) Any cash proceeds payable to a Company Securityholder under Section 2.6 shall first be reduced by any outstanding loans owed by such Company Securityholder as of the Closing to the Company or any of its Subsidiaries (each, a “Securityholder Loan”).

2.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the CGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the Merger Consideration. Such Company Stockholders shall be entitled only to such rights as are granted by the CGCL to a holder of Dissenting Shares, unless and until such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the CGCL. All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the CGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration, without any interest thereon and less any applicable Tax withholding, upon the surrender of the certificate representing such shares of Company Capital Stock and a duly executed and completed Letter of Transmittal.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.8 Exchange Mechanics.

(a) Promptly following the Effective Time, but in no event later than one (1) Business Day thereafter, Parent shall deposit the Escrow Amount and the WC Escrow Amount to the Escrow Agent.

(b) As soon as commercially practicable (but not more than ten (10) Business Days) after the date hereof, the Company shall mail or otherwise deliver to each Company Stockholder a letter of transmittal in substantially the form attached hereto as Exhibit G (each, a “Letter of Transmittal”) to the address set forth opposite such holder’s name on the Spreadsheet. After receipt of such Letter of Transmittal and any other documents (including a Certification Form pursuant to Section 2.6(a)) that Parent may reasonably require in order to effect the exchange (the “Exchange Documents”), such Company Stockholder shall surrender the certificates representing his, her or its shares of the Company Capital Stock (the “Company Stock Certificates”) to the Company (or Parent following the Closing) for cancellation at the Effective Time together with duly completed and validly executed Exchange Documents. Within the later to occur of (i) five (5) Business Days of the receipt of the Company Stock Certificates and Exchange Documents by Parent or (ii) one (1) Business Day following the Effective Time, Parent shall deliver to the holder of such Company Stock Certificates or Phantom Share Equivalents, (I) if such holder is an Accredited Investor, in exchange therefor the Per Common Share Consideration in respect of such share of Company Capital Stock or the Accredited Per Phantom Share Consideration in respect of such Qualifying Phantom Share Equivalent, or (II) if such holder is a Non-Accredited Investor, in exchange therefor the Non-Accredited Per Common Share Consideration in respect of each share of Company Capital Stock or such Non-Qualifying Phantom Share Equivalent so surrendered for cancellation by such holder, in each case excluding the amounts to be withheld and contributed to the Escrow Fund and the WC Escrow Fund in accordance with Section 2.6. The Company Stock Certificates so surrendered shall be canceled. Until so surrendered, after the Effective Time, subject to appraisal rights under the CGCL, each Company Stock Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article II. No portion of the Per Common Share Consideration, Non-Accredited Per Common Share Consideration or any Additional Per Share Consideration, as the case may be, in each case excluding the amounts to be withheld and contributed to the Escrow Fund and the WC Escrow Fund in accordance with Section 2.6, shall be paid to any Company Stockholder that has not surrendered his, her or its Company Stock Certificate until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(c) Legend on Share Certificates. The certificates representing the shares of Parent Common Stock issuable in the Merger, shall include an endorsement typed or otherwise denoted conspicuously thereon of the following legend (along with any other legends that may be required under applicable Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

In the event that any shares of Parent Common Stock issuable hereunder shall cease to be Restricted Shares, Parent shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such shares of Parent Common Stock without the legend required by the foregoing.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock comprising part of the Base Parent Stock Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificates with respect to the shares of Parent Common Stock represented thereby until the holder of such Company Stock Certificate shall surrender such Company Stock Certificate in accordance with this Section 2.8.

(e) Return of the Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the former holders of the Company Capital Stock or holders of Phantom Share Equivalents for twelve (12) months after the Effective Time shall be delivered to Parent. Any former holder of Company Capital Stock or holder of Phantom Share Equivalents that has not complied with this Section 2.8 prior to the end of such twelve-month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar

Laws) but only as a general creditor thereof for payment of its claim for its portion of the Merger Consideration. Any portion of the Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. No interest shall be payable for any shares of Parent Common Stock delivered to Parent pursuant to this Section 2.8(e) or cash which is subsequently delivered to any former holder of Company Capital Stock or holder of Phantom Share Equivalents.

(f) No Further Rights in the Company Capital Stock. The applicable portion of the Merger Consideration paid or payable in respect of the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares and there shall be no further registration of transfer on the records of the Final Surviving Company of such shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Final Surviving Company for any reason, they shall be canceled and exchanged as provided in this Section 2.8.

(g) Lost Certificates or Documentation. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Final Surviving Company or Parent, as applicable, shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable portion of the Merger Consideration to which such Person is entitled pursuant to the provisions of Section 2.6.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of Parent, the Escrow Agent, the Final Surviving Company or any other party hereto shall be liable to any holder of any Company Capital Stock or any holder of any Phantom Share Equivalents for any amount paid to a public official pursuant to any abandoned property, escheat or similar Law.

(i) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued in exchange for any Company Capital Stock or Qualifying Phantom Share Equivalents, and no holder of any of the foregoing shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Capital Stock or Phantom Share Equivalents would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder shall be paid an amount in Dollars (without interest) determined by multiplying (i) the Parent Common Stock Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

2.9 Working Capital Adjustment.

(a) Preparation of Estimated Closing Balance Sheet; Estimated Net Working Capital.

(i) The Company shall prepare in good faith and, at least three (3) Business Days prior to the Closing Date, deliver to Parent (A) an estimated balance sheet of the Company and its Subsidiaries on a consolidated basis, which shall be in form and substance reasonably acceptable to Parent, as of the close of business on the Business Day immediately preceding the Closing Date, reflecting thereon the Company’s best estimate of all balance sheet items of the Company (together with the estimated calculations referenced below, the “Estimated Closing Balance Sheet”), (B) the Net Working Capital of the Company, based on the Estimated Closing Balance Sheet (“Estimated Net Working Capital”),

(C) the unpaid Transaction Expenses as of immediately prior to the Closing (“Estimated Transaction Expenses”), (D) the unpaid Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing (“Estimated Indebtedness”) and (E) Cash (“Estimated Cash”). The Estimated Closing Balance Sheet, the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash shall be prepared in accordance with GAAP. The Company shall also provide reasonable detail supporting each such calculation.

(ii) Following receipt of the Estimated Closing Balance Sheet, the Company shall permit Parent and its representatives at all reasonable times and upon reasonable notice to review the Company’s and its Subsidiaries’ working papers relating to the Estimated Closing Balance Sheet (including the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash) as well as all of the Company’s and its Subsidiaries’ accounting books and records relating to the determination of the Estimated Closing Balance Sheet, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Closing Balance Sheet in order to respond to the reasonable inquiries of Parent. Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Closing Balance Sheet (including the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash).

(iii) As promptly as practicable following the date hereof (and in any event, within ten (10) Business Days after the date hereof), the Company shall provide Parent with its good faith estimate of the cash needs of each foreign Subsidiary of the Company on a per calendar month basis following the Closing. Within ten (10) Business Days of Parent’s receipt of such estimates, Parent shall provide the Company with the amount of unrestricted cash at each foreign Subsidiary required to be at the Company at the Closing (which shall not exceed three times the per calendar month estimate for such foreign Subsidiary) (each, a “Minimum Cash Amount”). The parties hereto agree that the Repatriation Discount shall not apply to any Minimum Cash Amount notwithstanding anything to the contrary herein.

(b) Preparation of Final Closing Balance Sheet.

(i) As promptly as practicable, but no later than one hundred twenty (120) days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative (A) a balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date, reflecting thereon Parent’s determination of the balance sheet of the Company and its Subsidiaries on a consolidated basis as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”), (B) the Net Working Capital of the Company based on the Closing Balance Sheet, (C) the unpaid Transaction Expenses as of immediately prior to the Closing, (D) the unpaid Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing, and (E) Cash.

(ii) Unless the Securityholder Representative delivers the Dispute Notice within forty-five (45) days after receipt of the Closing Balance Sheet, such Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet,” shall be binding upon the Company Securityholders and Parent and shall not be subject to dispute or review. If the Securityholder Representative disagrees with the Closing Balance Sheet, the Securityholder Representative may, within forty-five (45) days after receipt thereof, notify Parent in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Balance Sheet, including all supporting documentation thereto, and the Securityholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet delivered pursuant to this Section 2.9(b)(ii). Parent and the Securityholder Representative shall first use commercially reasonable efforts to resolve such dispute between themselves and, if Parent and the Securityholder Representative are able to resolve such dispute, the Closing Balance Sheet shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Balance Sheet” and shall be conclusive and binding upon the Company Securityholders and Parent and shall not be subject to dispute or review. If Parent and the Securityholder Representative are unable to resolve the dispute within fifteen (15) days after receipt by Parent of the Dispute Notice, Parent and the Securityholder Representative shall submit the dispute to a nationally recognized independent accounting firm selected by Parent and the Securityholder Representative which shall not have been engaged for any material matter, directly or indirectly, by any party hereto within the preceding two years (the “Accountants”). The Accountants shall be directed to act as experts and not arbiters and shall be directed to determine only those items that remain in dispute on the Closing Balance Sheet. Each of Parent and the Securityholder Representative shall furnish to the Accountants such workpapers and other documents and information relating to such objections as the Accountants may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Accountants any material relating to the determination of the matters in dispute and to discuss such determination with the Accountants. Each of Parent and the Securityholder Representative shall assign a value to each disputed item and the Accountants shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement), but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party. Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Parent and the Securityholder Representative as to the resolution of the disputed items, the resulting Closing Balance Sheet and the resulting calculation of Net Working Capital, Transaction Expenses, Indebtedness and Cash. The Closing Balance Sheet as determined by the Accountants shall be deemed the “Final Closing Balance Sheet,” shall be conclusive and binding upon the Company Securityholders and Parent and shall not be subject to dispute or review. The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 2.9(b)(ii) shall be paid (A) by the Company Securityholders, if Parent’s calculation of the portion of the Closing Net Working Capital in dispute is closer to the Accountants’ determination than the Securityholder Representative’s calculation thereof, (B) by Parent, if the reverse is true or (C) except as provided in clauses (A) or (B) above, equally by the Company Securityholders and Parent. Parent and the Securityholder Representative agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and in the conduct of the reviews referred to in this Section 2.9(b)(ii), including the making promptly available to the extent necessary of books, records, work papers and personnel.

(iii) The Base Cash Consideration, in accordance with Article I, shall be adjusted, dollar for dollar, downwards to the extent that the Adjustment Amount is negative and upwards to the extent the Adjustment Amount is positive. The “Adjustment Amount” means an amount equal to the sum of (A) the Net Working Capital set forth on the Final Closing Balance Sheet (the “Closing Net Working Capital”) minus the Estimated Net Working Capital, (B) the Estimated Transaction Expenses minus the Transaction Expenses set forth on the Final Closing Balance Sheet (the “Closing Transaction Expenses”), (C) the Estimated Indebtedness minus the amount the Indebtedness set forth on the Final Closing Balance Sheet (the “Closing Indebtedness”) and (D) the Cash set forth on the Final Closing Balance Sheet (the “Closing Cash”) minus the Estimated Cash. Within three (3) Business Days following the determination of the Closing Net Working Capital, the Closing Transaction Expenses, the Closing Indebtedness and the Closing Cash in accordance with Section 2.9(b)(ii), (A) if the Adjustment Amount is negative, Parent shall be entitled to first recover from the WC Escrow Fund and then, to the extent necessary, from the Escrow Fund a total amount equal to the absolute value of the Adjustment Amount (which amount shall be payable by the Escrow Agent to Parent within three (3) Business Days of such determination), (B) if the amount remaining in the WC Escrow Fund after any amounts payable to Parent pursuant to clause (A) above have been paid in full exceeds $2,000,000 (the “EC Special Escrow Cap”), the Company Securityholders shall be promptly paid in cash his or her Pro Rata Share of the Adjustment Amount from any amount remaining in the WC Escrow Fund in excess of the EC Special Escrow Cap, which amount shall be paid out to the Company Securityholders in accordance with the Spreadsheet by Parent and (C) any amounts in the WC Escrow Fund after any amounts payable to Parent pursuant to clause (A) above have been paid in full shall remain in the WC Escrow Fund until such amounts are released to a Parent Indemnified Party or the Company Securityholders in accordance with Section 9.4(e)(iv). For any release from the Escrow Fund to Parent pursuant to this Section 2.9(b)(iii), cash and shares of Parent Common Stock shall be released ratably in the manner set forth in Section 9.4(e)(i) and in accordance with Section 9.5(b)(iii). Parent and the Securityholder Representative shall provide a joint written instruction as promptly as possible following such determination to make the payments in accordance with this Section 2.9(b)(iii).

2.10 Notices.

(a) The Company shall use their best efforts to obtain, promptly after the execution and delivery of this Agreement (but in any event within five (5) Business Days thereafter), the delivery of the Stockholder Consent, which shall constitute all requisite approvals by any holders of Company Capital Stock of this Agreement, the Merger and the other transactions contemplated hereby.

(b) Promptly, but in no event later than five (5) days after the date of this Agreement, the Company shall deliver notice to all holders of the Company Capital Stock of the approval by the requisite number of holders of Company Capital Stock of the adoption of this Agreement and the principal terms of the Merger, pursuant to and in accordance with the applicable provisions of the CGCL and the Charter Documents (the “Stockholder Notices”). The Stockholder Notices shall include (i) a summary of the principal terms of the Merger and of this Agreement, (ii) a statement that the Board of Directors of the Company has unanimously recommended that the holders of Company Capital Stock consent in writing to the approval of the adoption of this Agreement and the approval of the principal terms of the Merger, and (iii) all information regarding Parent provided to the Company prior to the execution and delivery of this Agreement by Parent for delivery to such holders in connection therewith. The Company shall promptly inform Parent of the date on which the notice described in the preceding sentence was sent. The Company shall ensure that the Stockholder Notices does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning Parent furnished by Parent in writing for inclusion in or with the Stockholder Notices).

(c) Promptly, but in no event later than one (1) day after the date of the Stockholder Consent, the Company shall provide to each holder of Company Capital Stock whose consent was not obtained a copy of the notice required pursuant to Chapter 13 of the CGCL informing such holder that appraisal rights are available for his, her or its shares of Company Capital Stock pursuant to Chapter 13 of the CGCL along with such other information as required by Chapter 13 of the CGCL and applicable Law (the “California Notice”).

(d) Without limiting the rights and remedies of Parent or any of the other Indemnified Parties, the Stockholder Notices and the California Notice, including any amendments or supplements thereto, shall be subject to review and approval by Parent, which approval shall not unreasonably be withheld.

(e) Each party shall provide to the other any information for inclusion in the preparation of the Stockholder Consent, the Stockholder Notices or the California Notice that may be required by applicable Laws or that is reasonably requested by any other party.

2.11 Withholding. Notwithstanding any other provision of this Agreement, the Company, Parent, the Final Surviving Company, and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom under any provision of applicable Laws; provided, that Parent shall use commercially reasonable efforts to consult with the Securityholder Representative prior to withholding any amounts payable hereunder and to cooperate with the Securityholder Representative to minimize or eliminate any such withholding. To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Any amounts payable to Company Securityholders that require employment Tax withholding shall be paid through the Company’s payroll.

2.12 Tax Consequences. Other than as expressly set forth in this Agreement, no party to this Agreement makes any representations or warranties to any other party regarding the Tax treatment of the transactions pursuant to this Agreement, including the Merger and the Reorganization, or any of the Tax consequences to any other party of this Agreement, the Merger or the Reorganization or any of the other transactions or agreements contemplated hereby. Each party to this Agreement acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Merger, the Reorganization and the other transactions and agreements contemplated hereby.

2.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Final Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or any of its Subsidiaries, then the officers and directors of the Final Surviving Company, Parent, First Merger Sub and Second Merger Sub are fully authorized to take, and will take, all such lawful and necessary actions.

2.14 Expense Fund. Prior to the Closing, the Company will wire to the Securityholder Representative the Expense Fund, which will be held by the Securityholder Representative as agent and for the benefit of the Indemnifying Holders in a segregated account and which will be used for the purposes of paying directly, or reimbursing the Securityholder Representative for, any third party expenses pursuant to this Agreement, the Escrow Agreement or any Securityholder Representative engagement agreement. The Securityholder Representative will hold the Expense Fund separate from his personal funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Expense Fund will be invested in a non-interest or other non-earning bearing account. The Securityholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. In connection with the release in full of the Escrow Fund, the Securityholder Representative will deliver the balance of the Expense Fund to the Final Surviving Company for further distribution to the Indemnifying Holders, in accordance with their respective Pro Rata Shares as instructed by the Securityholder Representative in writing. For U.S. federal income tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Holders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section or subsection of the disclosure schedule, subject to Section 11.12) supplied by the Company to Parent (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement:

3.1 Organization of the Company and its Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each of the Company’s Subsidiaries is an entity duly organized, duly incorporated, validly existing and, in jurisdictions where such qualification exists, in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation or company to do business, and is in good standing, in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the business of the Company and its Subsidiaries as currently conducted except where the failure to be so qualified or licensed, individually or in the aggregate, both (i) has not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) has not had and would not be reasonably expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby and would not materially impede or delay or be reasonably expected to materially impede or delay the consummation of the transactions contemplated hereby or thereby. The Company has made available to Parent a true and correct copy of its articles of incorporation, as amended to date, and bylaws or articles of association, as amended to date, each of which is in full force and effect on the date hereof (collectively, the “Charter Documents”). The Company has made available to Parent true and correct copies of the organizational documents of each of its Subsidiaries, in each case, as amended to date, each of which is in full force and effect on the date hereof. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents. None of the boards of directors, or similar bodies, or any stockholders, of any of the Company’s Subsidiaries has approved or proposed any amendment to the organizational documents of any such Subsidiary.

(b) Section 3.1(b) of the Company Disclosure Schedule lists the respective directors, managers, partners and officers of the Company and each of its Subsidiaries.

(c) Section 3.1(c) of the Company Disclosure Schedule lists, by legal entity, every state or foreign jurisdiction in which the Company or any of its Subsidiaries has employees or facilities or otherwise has conducted its business since inception of the Company or such Subsidiary or January 1, 2012, whichever is later.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Capital Stock, of which (i) 2,000,000 shares are authorized as Company Class A Stock (of which 1,524,684 shares are issued and outstanding), and (ii) 18,000,000 shares are authorized as Company Class B Stock (of which 9,440,916 shares are issued and outstanding). There are no shares held in the treasury of the Company. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to any Liens, preemptive rights created by statute, the Charter Documents, or any agreement to which the Company or any Subsidiary of the Company is a party or by which it is bound. All of the issued and outstanding equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are not subject to any Liens, preemptive rights created by statute, organizational documents, or any agreement to which the Company or any Subsidiary of the Company is a party or by which it is bound and have not been cancelled or redeemed. As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses and in the amounts of each class as set forth on Section 3.2(a) of the Company Disclosure Schedule, which further sets forth for each such Person the number, class and series of shares held by such Person, the percentage held by such Person relative to each class or series of shares such Person owns and the total issued and outstanding shares of Company Capital Stock as of the date hereof, and the number of the applicable stock certificates representing such shares. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule (which provides an accurate and complete description of the vesting schedule (including any acceleration terms), the number of vested and unvested shares as of the date hereof, and each repurchase and redemption right held by the Company to which any shares of Company Capital Stock are subject), there are no outstanding shares of Company Capital Stock or any equity securities of any Subsidiary of the Company that constitute restricted stock or that are otherwise subject to a repurchase or redemption right. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, there have been no (interim) dividends or other distributions with respect to any shares of Company Capital Stock or any equity securities of any Subsidiary of the Company, and there are no declared or accrued but unpaid (interim) dividends or other distributions with respect to any shares of Company Capital Stock or any equity securities of any Subsidiary of the Company. Except as set forth in this Section 3.2(a), the Company has no other capital stock authorized, issued or outstanding.

(b) All outstanding shares of Company Capital Stock, equity securities of each Subsidiary of the Company, Company Options, and other equity or equity based awards of the Company or any Subsidiary of the Company have been issued in compliance with all applicable federal, state, local or foreign statutes, Laws, including federal securities Laws and any applicable state securities or “blue sky” Laws.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity related compensation to any Person. There are no outstanding stock options or other awards under the Company’s 2007 Equity Incentive Plan (as amended, the “Stock Plan”). The Stock Plan expired on May 11, 2017. No Company Option will by its terms require an adjustment in connection with the Merger. All of the Company Options granted under the Stock Plan were validly granted and qualified as incentive stock options at the time of exercise of all such Company Options.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound obligating the Company or any Subsidiary of the Company to reduce its capital or issue, deliver, sell, repurchase, cancel or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or any equity securities of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary of the Company. As a result of the Merger, upon the Effective Time, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(e) Except as set forth in Section 3.2(e) of the Company Disclosure Schedule and except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary of the Company or (ii) agreements to which the Company or any Subsidiary of the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Capital Stock or any equity securities of any Subsidiary of the Company.

(f) The Spreadsheet is accurate, correct and complete in all respects, and it reflects an allocation of the Merger Consideration that is in all respects consistent with, and determined in accordance with, the applicable provisions of the Charter Documents.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth: (a) the name of each Subsidiary of the Company; (b) the jurisdiction of organization of each Subsidiary of the Company; (c) the number, class and series of all outstanding equity securities of each Subsidiary of the Company; and (d) a list of each of the holders thereof, together with the number and percentage held by such holder relative to such class or series. Except as set forth in Section 3.3 of the Company Disclosure Schedule, the Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, or any obligations to acquire any equity securities of or make any contribution to or debt or equity investment in, any Person that is not a wholly owned Subsidiary of the Company. Each Affiliate of the Company that provides any services, assets or properties to, or is otherwise involved in the operation of the business of the Company or its Subsidiaries in any way is listed on Section 3.3 of the Company Disclosure Schedule. No proposal has been made or resolution adopted for the dissolution or liquidation of the Subsidiaries, and no proposal has been made or resolution adopted for a statutory merger or demerger/division, or a similar arrangement under the Laws of any applicable jurisdiction, of any of the Subsidiaries. None of the Subsidiaries has been (i) declared bankrupt or (ii) made subject to any insolvency or reorganisation proceedings or (iii) involved in negotiations with one or more of its creditors or taken any other step with a view to the readjustment or rescheduling of all or part of its debts, nor has any third party applied for a declaration of bankruptcy or any such similar arrangement for any of the Subsidiaries under the Laws of any applicable jurisdiction. Neither the Company nor its Subsidiaries has any Liability relating to the limited partner interest in SG VC Fund II, L.P. formerly owned by the Company, and the Company is not and was never in breach of any agreement relating to its investment in SG VC Fund II, L.P.

3.4 Authority; Enforceability.

(a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to obtaining the Stockholder Consent, to consummate the Merger and to consummate the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and other transactions by the Company contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party, the Merger or the other transactions contemplated hereby and thereby (other than, in the case of the consummation of the Merger, obtaining the Stockholder Consent and the filing and recordation of the Certificate of Merger and the Second Certificate of Merger as required by the CGCL and DLLCA).

(b) This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.5 Stockholder Consent. The Stockholder Consent, when executed and delivered, will satisfy all requirements for consents, votes or approvals by the holders of any classes or series of Company Capital Stock necessary to approve and adopt, and consummate, this Agreement, the First Merger, the Related Agreements to which the Company is party and the transactions contemplated hereby and thereby in accordance with the Charter Documents and applicable Law. The Stockholder Notices and California Notice, including all amendments and supplements thereto and all materials incorporated by reference therein, shall not contain any statement which, in light of the circumstances under which made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made, in each case other than information supplied in writing by Parent specifically for inclusion therein.

3.6 No Conflict. The execution and delivery by each of the Company of this Agreement and any Related Agreement to which it is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (any such event, a “Conflict”), (i) any provision of the Charter Documents or any organizational documents of any Subsidiary of the Company, (ii) any Contract to which the Company or any Subsidiary of the Company is a party or by which any of the Company’s or any of its Subsidiaries’ respective properties or assets may be bound, or (iii) any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 3.6 of the

Company Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts to which the Company or any Subsidiary of the Company is a party or by which any of the Company’s or any of its Subsidiaries’ respective properties or assets may be bound as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the closing of the transactions contemplated hereby so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, under such Contracts from and after such closing. Following the Closing, each of the Company and its Subsidiaries will continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.7 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (i) the filing of a Certificate of Merger and a Second Certificate of Merger as provided in Section 2.2, (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and (iii) such filings and notifications as may be required under the HSR Act, or any other applicable federal, state or foreign Laws or other legal restraint designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to be made by the Company, or by its “ultimate parent entity” as that term is defined in the HSR Act, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

3.8 Company Financial Statements.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth the Financials. The Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s and its Subsidiaries’ consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein (subject, in the case of the 2017 Financials, to the absence of footnotes and normal year-end adjustments that, to the extent not reflected therein, are not material in amounts or nature). The Company’s audited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) Section 3.8(b) of the Company Disclosure Schedule sets forth a true and correct list of the revenue of the Company and its Subsidiaries from sources in each country other than the United States, on a country-by-country basis, during the twelve (12) months ended on December 31, 2016 (determined in accordance with GAAP, which shall be applied in a manner consistent with the Financials).

(c) The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s specific or general authorization.

3.9 No Undisclosed Liabilities, No Company Material Adverse Effect; Ordinary Course.

(a) Neither the Company nor any Subsidiary of the Company has any material Liabilities of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, on- or off-balance sheet, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and do not exceed $50,000 individually or $100,000 in the aggregate, or (iii) have arisen since the date hereof and do not arise from a violation of Section 5.1 hereof. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness as of the date hereof.

(b) Since the Balance Sheet Date, there has not occurred any Company Material Adverse Effect.

(c) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would require Parent’s consent under Section 5.1(b).

3.10 Accounts Receivable.

(a) All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible except to the extent of reserves therefor set forth or reflected in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No Person has any Lien on any accounts receivable of the Company and its Subsidiaries and no agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries other than in the ordinary course of business. Section 3.10(a) of the Company Disclosure Schedule sets forth the aging of the accounts receivable of the Company and its Subsidiaries as of the date hereof.

(b) All accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than thirty (30) days in its payment. Since the Balance Sheet Date, the Company and/or its Subsidiaries, as applicable, paid their respective accounts payable in the ordinary course of business and in a manner consistent with its past practices, and, except as set forth on Section 3.10(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has materially delayed any such payments.

3.11 Tax Matters.

(a) Taxes.

(i) The Company and each of its Subsidiaries have (A) prepared and filed all Tax Returns required to be filed by the Company or any of its Subsidiaries and all such Tax Returns are true and correct in all material respects, and (B) paid all Taxes that were due and payable (whether or not shown on a Tax Return) or, for all Taxes that are not yet due and payable (whether or not shown on any Tax Return) that have accrued up to and including the Closing Date, has included a good faith estimate of such Taxes in the calculation of Indebtedness.

(ii) The Company and each of its Subsidiaries have paid or withheld with respect to their respective employees, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act taxes, Federal Unemployment Tax Act taxes and other Taxes required to be paid or withheld, and have paid over any such Taxes over to the appropriate authorities.

(iii) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension or still in effect.

(iv) Except as set forth on Section 3.11(a)(iv) of the Company Disclosure Schedule, no audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress,

nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority, which adjustment has not been resolved.

(v) The Company has delivered to Parent or made available to Parent, copies of all income and other material Tax Returns for the Company and its Subsidiaries filed for all periods since and including the taxable period ended December 31, 2013.

(vi) No written claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(vii) Neither the Company nor any of its Subsidiaries (A) is a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, other than any agreement entered into in the ordinary course of business and the primary purpose of which is unrelated to Taxes or Tax Returns, (B) has any Liability for the Taxes of any Person (other than Company or its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law or otherwise or (C) is a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(viii) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes other than Liens for Taxes not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP.

(x) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. Law, or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b)(2).

(xi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii) Either (i) none of the shares of Company Capital Stock are or was ever subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the Treasury Regulations promulgated thereunder, or (ii) to the Knowledge of the Company, each holder of Company Capital Stock made a timely and effective election pursuant to Section 83(b) of the Code with respect to its receipt of any such shares of Company Capital Stock that are or were ever subject to a substantial risk of forfeiture and the Company, as applicable, has received from each such holder of Company Capital Stock a copy of such election.

(xiii) Neither the Company nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made prior to the Closing Date, (B) any prepaid amount or deferred revenue received prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law), (D) a change in the method of accounting made prior to the Closing Date, including any adjustment pursuant to Code

Sections 481 or 263A (or any corresponding or similar provision of state, local, or foreign income Tax law), (E) an election under Section 108(i) of the Code, (F) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (G) application of Section 951 of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date.

(xiv) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Entity. There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(xv) Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(xvi) The Company has made available to Parent all documentation relating to any Tax holidays or incentives currently applicable to the Company or any of its Subsidiaries. To the Knowledge of the Company, no amounts attributable to any Tax holidays or Tax incentives will be required to be repaid or reimbursed by the Company or its Subsidiaries as a result of the transactions contemplated in this Agreement.

(xvii) Neither the Company nor any of its Subsidiaries has been or is subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization.

(xviii) The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations under Code Section 482.

(xix) Neither the Company nor Spectrum Europe B.V. derives more than fifty percent (50%) of its value from assets located in India and the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby do not give rise to any withholding tax obligations in India.

(xx) As of the date hereof, neither the Company nor any of its Subsidiaries or their Affiliates has knowingly taken or agreed to take any action, nor does the Company or any of its Subsidiaries have knowledge of any fact or circumstance that could reasonably be expected, to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Company’s Knowledge, there are no agreements or plans that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xxi) Notwithstanding anything to the contrary in this Agreement , (i) the representations and warranties set forth in this Section 3.11(a) and Sections 3.11(b), 3.13(c), 3.14(c), 3.22, 3.23(a) and 3.30 are the only representations and warranties being made by the Company in this Agreement with respect to Taxes and (ii) neither the Company nor any of the Sellers is making, and shall not be construed to have made, any representation or warranty as to the amount or utilization of any net operating loss, tax credit, tax basis or other similar Tax attribute of the Company or any of the Company’s Subsidiaries for a tax period (or portion thereof) beginning after the Closing Date.

(b) Executive Compensation Tax and Parachute Payments. Except for the Phantom Share Equivalents and except as set forth on Section 3.11(b) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise) (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, officer, manager, partner, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) result in the forgiveness of any indebtedness of any director, officer, manager, partner, employee, consultant or independent contractor of the Company or any of its Subsidiaries to the Company or its Subsidiaries, (iii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer, manager, partner, employee, consultant or independent contractor, (iv) result in the acceleration of the time of payment, vesting, distribution or funding of any such benefit or compensation or (v) result in any amount to fail to be deductible by reason of Section 280G of the Code or any similar applicable law. There is no Contract to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any director, officer, manager, partner, employee, consultant or independent contractor for excise taxes paid pursuant to Section 4999 of the Code or any similar applicable law. Section 3.11(b) of the Company Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of the Company, as determined as of the date of the execution of this Agreement. The per share exercise price of each Company Option that was exercised prior to the date hereof and is now represented by outstanding Company Capital Stock was no less than the fair market value of a share of Company Capital Stock on the date of grant of such Company Option determined in a manner consistent with Section 409A of the Code. Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

3.12 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property and assets (including tangible and intangible property and assets) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries is, or may become, restricted from developing, selling, licensing, manufacturing or otherwise distributing or commercializing any Company Intellectual Property or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity.

3.13 Title to Properties; Status of Liens and Encumbrances.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into, nor is bound by, any lease, lease guaranty, sublease, agreement for the leasing, tenancy, license, other use or occupancy of, or otherwise granting a right in or relating to any real property nor is any Person in the course of acquiring any such rights or interests.

(c) The Company and each of its Subsidiaries has good and valid title to, ownership of, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in or necessary for the conduct of the business of the Company and each of its Subsidiaries as currently conducted, free and clear of any Liens, except Liens for Taxes not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings and for which adequate reserves have been set forth on the Estimated Closing Balance Sheet in accordance with GAAP.

(d) There are no agreements, contracts, terms, or special understandings between or among the Company, any of its Subsidiaries, any lessor, or agents of any lessor regarding any real property leases that have not been disclosed in the Company Disclosure Schedule.

(e) Each of the real property leases identified in Section 3.13(e) of the Company Disclosure Schedule is valid and in full force and effect, and neither the Company nor any of its Subsidiaries has received or provided any written or oral notice of any default or event that with notice of lapse of time, or both, would constitute a default by the Company, any of its Subsidiaries or any other party thereto under any of the real property leases identified in the Company Disclosure Schedule. The Company and its Subsidiaries have timely and fully performed all covenants and obligations under the property leases identified in the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has any existing offsets, defenses, counterclaims, or credits against rentals under any provision of the real property leases identified in the Company Disclosure Schedule, other than any security deposit.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has previously assigned, transferred, or conveyed all or any part of its right, title, or interest under any of the real property leases identified in the Company Disclosure Schedule to any other Person.

(g) To the Knowledge of the Company: all improvements on the real property used by the Company and its Subsidiaries, including the facilities, buildings, plants, structures, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on, or forming part of such real property, and other improvements located thereon (collectively, the “Improvements”), are structurally sound, free of defects, in good condition and repair in all material respects (except for reasonable wear and tear not caused by neglect expected), consistent with all Laws, and adequate for the uses to which they are being put. Such real property, the Improvements thereon, and the use thereof for the purposes for which they are presently being used, are in each case in compliance with all applicable building, zoning, planning, subdivision, health, Environmental Laws, or other Laws, including, the Americans with Disabilities Act of 1990, and, to the Knowledge of the Company, there exists no such violation which could reasonably be expected to interfere with the present use of such real property and the Improvements. Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance, and have at all times complied in all material respects, with all applicable Laws in their use and occupancy of the real property (including, without limitation, all Laws respecting zoning, planning, access by disabled persons, and Environmental Laws). There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against any such real property.

(h) The property and assets of the Company and its Subsidiaries constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit Parent and its Subsidiaries (including the Final Surviving Company) to conduct the business of the Company and its Subsidiaries immediately after the Closing in the ordinary course of business consistent with past practice.

(i) To the Knowledge of Company, there is no action or proceeding pending or threatened relating to the real property identified in the Company Disclosure Schedule.

3.14	Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), filed by, or held in the name of the Company or any of its Subsidiaries, but excluding any of the foregoing that the Company has elected to abandon, as indicated in Section 3.14(c) of the Company Disclosure Schedule. For the avoidance of doubt, Company Intellectual Property does not include any Shrink-Wrap Code licensed to the Company by any third party or any other commercially available software licensed to the Company by any third party or any open source software or libraries.

“Company Products” means all products and services currently or previously developed (including products and services for which development is ongoing), manufactured, made commercially available,

marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries, in each of the foregoing cases that have been made commercially available to the public prior to the date hereof, or are listed on Section 3.14(a) of the Company Disclosure Schedule.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is part of Company Intellectual Property.

“Company Technology” means all Technology that is a part of the Company Intellectual Property.

“Infringement” or “Infringe” means an assertion that a given item (whether tangible or not) infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means, anywhere in the world, (i) patents and patent applications and industrial designs and other governmental grants for the protection of inventions or industrial designs, including patent rights, inventions, discoveries and invention disclosures (whether or not patented) (“Patents”), (ii) copyrights in published and unpublished works, copyright registrations and applications for copyright registration, Moral Rights, rights of publicity and privacy, and mask work rights, and all derivatives, translations, adaptations and combinations of the foregoing, (iii) rights in know-how, trade secrets and confidential or proprietary information, including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results (“Trade Secrets”), (iv) rights in registered and unregistered trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, and registrations and applications for registration for any of the foregoing, together with the goodwill of the Company and its Subsidiaries or the Company’s or any of its Subsidiary’s business symbolized by any of the foregoing (“Trademarks”), (v) domain names, registrations for domain names and web addresses, (vi) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction, and (vii) rights to sue for past, present and future Infringement of the rights set forth above.

“Moral Rights” means moral rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Registered Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Shrink-Wrap Code” means any generally commercially available software in executable code form that is available for a cost of not more than $5,000 (per year, in the case of time-limited licenses) for a license for a single user or work station (or $5,000 (per year, in the case of time-limited licenses) in the aggregate for all users and work stations at/on a single location, entity or local area network, as the case may be).

“Technology” means (i) works of authorship including computer programs, in source code and executable code form, and their architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) Trade Secrets, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof and all technology from which such items were derived.

(b) Company Products and Technology. Section 3.14(b)(i) of the Company Disclosure Schedule lists all Company Products by name, including Company Products that have been developed, manufactured, made commercially available, marketed, distributed, supported or otherwise sold or licensed out in the last five (5) years. Section 3.14(b)(ii) of the Company Disclosure Schedule lists all Company Technology. In each case, such schedule specifies whether such Company Products and Company Technology were developed internally by the Company or provided by third parties (and if by third parties, the identity of such third parties).

(c) Registered Intellectual Property. Section 3.14(c) of the Company Disclosure Schedule lists (i) all Company Registered Intellectual Property and all material unregistered Trademarks used by the Company or any of its Subsidiaries with respect to any Company Products, (ii) any actions that must be taken by the Company or any of its Subsidiaries within ninety (90) days of the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees or taxes or the filing of any documents, applications or certificates, (iii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property, (iv) any joint owners of Company Registered Intellectual Property, (v) any Liens as to which to the Company’s Knowledge any of the scheduled items are subject and (vi) an indication that the Company has elected to abandon the registration of an item, where applicable.

(d) Effect of this Transaction. Following the closing of the transactions contemplated hereby, all Company Intellectual Property will, except as set forth in Section 3.14(d) of the Company Disclosure Schedule, be fully transferable, alienable and licensable by the Company or Parent without restriction and without payment of any kind to any third party. Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property or any Company Product; (ii) a breach of or default under, or right to terminate or suspend performance of, any Contract; (iii) the release, disclosure or delivery of any Company Intellectual Property or Company Product by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company Intellectual Property.

(e) Title to Intellectual Property. The Company (or, to the extent so indicated in Sections 3.14(b)(i), 3.14(b)(ii) or 3.14(c) of the Company Disclosure Schedule, a Subsidiary thereof) is, except as otherwise indicated in one of the foregoing schedules, the sole and exclusive owner of each item of Company Intellectual Property and of each Company Product, free and clear of any Liens except as otherwise indicated in any of the foregoing schedules. Except where any of the foregoing schedules indicates joint ownership, the Company and its Subsidiaries have the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license (except as set forth in Section 3.14(e) of the Company Disclosure Schedule) with respect to, any Intellectual Property that is or, as of the time of such transfer or exclusive license, was material to the Company or any Subsidiary thereof, to any other Person, or (ii) permitted the rights of the Company in any Company Intellectual Property, that is or was at the time material to the Company, to enter into the public domain in the United States (except with regard to Trade Secrets, as to which the concept of “public domain” does not apply and which instead are addressed in Section 3.14(m) below).

(f) Third Party Intellectual Property. Section 3.14(e) of the Company Disclosure Schedule lists all Contracts under which a third party licenses or provides any material Intellectual Property to the Company or any of its Subsidiaries and, for each such Contract, lists all Intellectual Property licensed or provided (the “Licensed

Intellectual Property”). Other than Licensed Intellectual Property, Shrink-Wrap Code and public domain software, the Company Intellectual Property includes all material Intellectual Property that is used in or necessary for the conduct of the business of the Company and its Subsidiaries as it currently is conducted or as currently proposed to be conducted by the Company and its Subsidiaries, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of all Company Products currently sold by the Company or any of its Subsidiaries. Except as set forth in Schedule 3.14(f) of the Company Disclosure Schedule, no third party that has licensed or provided material Intellectual Property to the Company or any Subsidiary thereof has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company or any Subsidiary thereof under such license.

(g) Standard Form Agreements. Copies of the Company’s and its Subsidiaries’ standard form(s) of non-disclosure agreement and the Company’s and its Subsidiaries’ standard form(s), including attachments, of sale agreements, purchase orders and other similar documents of the Company Products (collectively, the “Standard Form Agreements”), have been made available to Parent. Section 3.14(g) of the Company Disclosure Schedule lists all Contracts under which the Company or any of its Subsidiaries has granted, licensed or provided any Company Intellectual Property to third parties, including any Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property.

(h) Valid Intellectual Property. With respect to each material item of Company Registered Intellectual Property and, to the Company’s Knowledge, each item of Licensed Intellectual Property: (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in the jurisdiction of registration for the purposes of maintaining the Intellectual Property Rights therein; (B) each such item is currently in compliance with formal legal payment and filing requirements (including payment of filing, examination and maintenance fees and proofs of use and timely filing of affidavits of use and incontestability and renewal applications) in the jurisdiction of registration; and (C) each such item is subsisting, valid and enforceable. To the Knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any material item of the Company Registered Intellectual Property or Licensed Intellectual Property invalid or unenforceable, or would affect any pending application for any material item of Company Registered Intellectual Property or Licensed Intellectual Property. Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any material item of Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any material item of Company Registered Intellectual Property. The Company has no knowledge of facts that would constitute a fraud or a misrepresentation in any application of any Licensed Intellectual Property or that would otherwise affect the enforceability of any Licensed Intellectual Property. To the Knowledge of the Company, no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property or the Licensed Intellectual Property have been threatened.

(i) No Infringement. The operation of the business of the Company and its Subsidiaries as it has been conducted in the six years preceding the effective date of this Agreement, and as currently conducted and as is currently contemplated by the Company to be conducted by the Company, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture, sale, distribution, publication and licensing out of any Company Product, has not, does not and will not Infringe when conducted in the same manner by Parent and/or the Company immediately following the closing of the transactions contemplated hereby, any Intellectual Property Rights of any Person. None of the Company or any of its Subsidiaries has received notice from any Person claiming that such operation or any act, any Company Product, any material Technology used by the Company or any Company Intellectual Property Infringes any Intellectual Property Rights of any Person (nor (with respect to Company Products, such material Technology, or Company

Intellectual Property) does the Company have Knowledge of (a) anything that to Company’s Knowledge constitutes any basis therefor or (b) any threat thereof). No Company Product, material Company Intellectual Property or, to the Company’s Knowledge, Licensed Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, registrability, use or enforceability of such Company Product, Company Intellectual Property or Licensed Intellectual Property.

(j) Restrictions on Business. Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will cause: (i) Parent, any of its Affiliates or the Company or any of its Subsidiaries to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its Affiliates or the Company or any of its Subsidiaries, to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses (excluding any non-compete or other restriction that arises from any agreement to which Parent or its Affiliates is a party but the Company is not a party) or (iii) Parent, any of its Affiliates or the Company or any of its Subsidiaries to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(k) No Third Party Infringement. To the Knowledge of the Company, no Person has in the past Infringed or is currently Infringing any Company Intellectual Property or Licensed Intellectual Property or the Company’s rights therein or thereto. Except where Section 3.14(c) of the Company Disclosure Schedule indicates joint ownership, the Company or its Subsidiaries have the exclusive right to bring actions against any Person that has in the past Infringed or is currently Infringing any Company Intellectual Property or Licensed Intellectual Property and to retain for themselves any damages recovered in any such action.

(l) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been made available to Parent. All agreements with employees or consultants that deviate in any material respect from the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement are listed on Section 3.14(l) of the Company Disclosure Schedule. All current and former employees of the Company and its Subsidiaries, and all current and former consultants of the Company and its Subsidiaries in each case who have been involved in the creation, invention or development of material Intellectual Property for or on behalf of the Company or its Subsidiaries (each, a “Contributor”), have executed and delivered (and to the Company’s Knowledge are in material compliance with) the applicable form of agreement (or a substantially similar agreement or an agreement as described in Section 3.14(l) of the Company Disclosure Schedule). Section 3.14(l)(i) of the Company Disclosure Schedule lists all Contributors, and for each Contributor, the category of Intellectual Property he or she was involved in creating, inventing or developing. Without limiting the foregoing, no Contributor owns or has any right, including the right to assert any Moral Rights in the United States, to Company Products or Company Intellectual Property, nor to the Company’s Knowledge has any Contributor made to the Company any unretracted material assertions with respect to any alleged ownership or rights. All Contributors who are or were, at the time of employment, residents of countries that recognize Moral Rights or whose employment relationships are or were governed by applicable laws in countries that recognize Moral Rights have executed written agreements with the Company or the applicable Subsidiary that, to the fullest extent permitted under applicable law, waive for the benefit of the Company, all Moral Rights.

(m) Protection of Confidential Information. Each of the Company and its Subsidiaries has taken all reasonable steps to protect the confidentiality of Trade Secrets owned or used or held for use by the Company or any of its Subsidiaries or of any third party that has provided any Trade Secrets to the Company or any of its Subsidiaries. Except as set forth in Section 3.14(m) of the Company Disclosure Schedule, all Persons with access to such Trade Secrets have executed written confidentiality agreements with the Company or its Subsidiaries or is bound to confidentiality by law, such as the law of attorney-client privilege and, to the Knowledge of the Company, there has not been any material breach of such confidentiality agreements or laws.

(n) No Government Funds. No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or material Company Intellectual Property or, to the Knowledge of the Company, the Licensed Intellectual Property.

(o) Personal Information and Privacy. The Company, its Subsidiaries, and any Person acting on behalf of the Company or its Subsidiaries (including any Third Party Service Provider), is and has been in material compliance with (i) all Laws relating to the privacy, data protection and security of patient medical records and all other personal information and data, including with respect to the collection or use, including the storage, sharing, transfer, disposition, protection and processing thereof (collectively, and together with all data and other information that is subject to any such Laws, “Personal Information”), (ii) all privacy policies and other related policies, programs and other notices of the Company and its Subsidiaries relating to the privacy, data protection and security of patient medical records and all other Personal Information, and (iii) all contractual and other legal requirements to which the Company and its Subsidiaries are subject. Except as set forth in Section 3.14(o) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company, nor its Subsidiaries, nor any service provider or any other Person that may collect, store, process, analyze or otherwise have access to any Personal Information or confidential information of the Company (a “Third Party Service Provider”), has been subject to any security breaches with respect to any Personal Information or any confidential information of the Company or its Subsidiaries. The Company and its Subsidiaries have, and, to the Knowledge of the Company, each of their Third Party Service Providers has, taken reasonable actions and implemented policies and procedures which, in each case, are reasonably appropriate to protect and maintain the security of all Personal Information and confidential information of the Company, including from any unauthorized access or use. There have not been any written or, to the Knowledge of the Company, other complaints or notices, or any audits, proceedings, investigations or claims conducted or asserted, by any other Person (including any Governmental Entity) regarding any collection or use of Personal Information by or on behalf of any of the Company or its Subsidiaries (including by any Third Party Service Provider). Neither the Company nor its Subsidiaries nor any Third Party Service Provider, has received any written notices, correspondence or other communications from any Person alleging or threatening any of the foregoing, and no such claim is pending, and to the Knowledge of the Company, (x) there is no reasonable basis for the same, and (y) no such claim has been threatened.

3.15	Material Contracts.

(a) Except as set forth in Section 3.15 of the Company Disclosure Schedule (specifying the appropriate paragraph), neither the Company nor any of its Subsidiaries is a party to, or has any obligations, rights or benefits under:

(i) any Contract that restricts or purports to restrict the ability of the Company or any of its Affiliates (including, after the Closing Date, Parent, the Final Surviving Company or any of its Affiliates) to (A) conduct or compete with any line of business or operations or in any geographic area or during any period of time, (B) solicit or engage any customer, vendor or service provider, or (C) beneficially own any assets, properties or rights, anywhere at any time;

(ii) any employment, contractor or consulting Contract with any officer of the Company or any other employee, contractor or consultant that provides for annual, aggregate compensation in excess of $100,000 per year, and any employment, contractor or consulting Contract with an employee consultant or contractor that provides for any severance or termination pay (in cash or otherwise) or retention or change in control compensation or benefits to any employee, consultant or contractor;

(iii) any Contract with any professional employer organization or similar entity or Person pursuant to which such entity or Person performs or provides the Company or any Subsidiary thereof with employment, employer and/or human resources-related services (or similar administrative services) in regard to employees and/or Contingent Workers of or working for the Company or any of its Subsidiaries;

(iv) any Contract for Indebtedness and any Contract pursuant to which any assets or property are subject to a Lien;

(v) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property;

(vi) any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(vii) any Contract with a Supplier or for the purchase of equipment, materials, products, supplies or services by the Company or any of its Subsidiaries in excess of $75,000 in a calendar year;

(viii) any Contract relating to capital expenditures and involving payments by the Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate;

(ix) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business;

(x) any Contract (including purchase orders) with a Customer in an amount or value in excess of $50,000 in a calendar year;

(xi) any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, Affiliate or development agreement or outsourcing arrangement;

(xii) any Contract that contains a right of first refusal, first offer, first negotiation, take or pay, exclusivity, minimum purchase commitments, or “most favored nation” provision in favor of any Person;

(xiii) any Contract providing for the settlement of any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator;

(xiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company Products, Company Technology, Company Intellectual Property or services of the Company or any of its Subsidiaries;

(xv) any Contracts under which a third party licenses or provides any Intellectual Property to the Company or any of its Subsidiaries (other than Intellectual Property licensed to the Company or any of its Subsidiaries under licenses for Shrink-Wrap Code);

(xvi) any nondisclosure or confidentiality Contract (except such Contracts with substantially similar terms to those in the Company’s or its Subsidiary’s standard form of non-disclosure agreement provided to Parent prior to the date hereof); or

(xvii) any other Contract that requires payments by the Company and its Subsidiaries in excess of $50,000 which is not cancelable by the Company or its Subsidiaries without penalty within thirty (30) days.

(b) True and complete copies of each Contract disclosed in the Company Disclosure Schedule or required to be disclosed pursuant to this Section 3.15 as well as Sections 3.14(f) and 3.14(g) of the Company Disclosure Schedule (each, a “Material Contract” and collectively, the “Material Contracts”) have been made available to Parent.

(c) Each Material Contract to which the Company or any Subsidiary of the Company is a party or any of its or its Subsidiaries respective properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or such Subsidiary of the Company enforceable against the Company or such Subsidiary in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of the Company and its Subsidiaries is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or its Subsidiary or any such other party.

(d) Each of the Company and its Subsidiaries has performed all material obligations required to have been performed by the Company and its Subsidiaries pursuant to each Material Contract.

3.16 Interested Party Transactions.

(a) Except as set forth on Section 3.16 of the Company Disclosure Schedule, no (i) Company Securityholder, officer, manager, partner or director of the Company or any Subsidiary of the Company, (ii) Affiliate or immediate family member of any such Person listed in (ii), or (iii) Person that any Person listed in (i) or (ii) has or has had an equity or other ownership or financial interest (each, an “Interested Party”), has or has had in the prior three (3) years, directly or indirectly, (A) any interest in property (including real and personal property) or assets (including tangible and intangible assets) used or held for use in the business of the Company or any of its Subsidiaries, (B) any Person that furnished, licensed or sold, or furnishes, licenses or sells, services, products, or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (C) any interest in any Person that purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries, any services, products or technology, or (D) any interest in, or is a party to, any Contract or has any right or claim against the Company or any of its Subsidiaries or any of their respective assets.

(b) All transactions pursuant to which any Interested Party has purchased any material services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any of its Subsidiaries that were entered into have been on an arms’ length basis on terms no less favorable to the Company and its Subsidiaries than would be available from an unaffiliated party.

3.17 Permits. Each of the Company and its Subsidiaries possesses and has possessed all Permits required for the operation of its business, and is, and in the last three (3) years has been, in compliance in all material respects with the terms and conditions of all such Permits. All such Permits are listed on Section 3.17 of the Company Disclosure Schedule. All such Permits are valid and full force and effect and such Permits constitute all Permits required to permit the Company and each of its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties, rights or assets. Neither the consummation of the First Step Merger or the Second Step Merger shall cause the revocation, modification or cancellation of any such Permit, and no additional Permit is required in connection therewith or for the ability of the Company and its Subsidiaries to maintain its businesses and operations immediately following such consummation.

3.18 Litigation. There is, and in the last three (3) years there has been, no material action, suit, claim, litigation, investigation, arbitration or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties or assets (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ employees, officers or directors (in their capacities as such), nor, to the Knowledge of the Company, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor.

3.19 Minute Books. The minutes of the Company and each of its Subsidiaries made available to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the equityholders and the Board of Directors (or similar governing body) of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

3.20 Environmental Matters. Except as set forth on Section 3.20 of the Company Disclosure Schedule:

(a) (i) The Company and its Subsidiaries are, and for the last three (3) years have been, in compliance in all material respects with all applicable Environmental Laws, and (ii) the Company and its Subsidiaries hold and are, and for the last three (3) years have been, in compliance in all material respects with all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the business of the Company or any of its Subsidiaries (“Environmental Permits”). All Environmental Permits are in full force and effect.

(b) To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company may be held responsible, has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material to or at any location that is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Comprehensive Environmental Response, Compensation, and Liability Information System, or any equivalent list of sites for cleanup under any federal, state or local program.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any Person for whose conduct the Company or any of its Subsidiaries may be held responsible, has Released any Hazardous Material on, in, from, under or at any property now or formerly owned, operated or leased by the Company or its Subsidiaries, except as authorized by, and in compliance with, validly issued Environmental Permits. To the Knowledge of the Company, no Hazardous Material is present or has come to be located in the Environment at any property now or formerly owned, operated or leased by the Company or its Subsidiaries in an amount, manner, condition or concentration that requires any reporting, notification, investigation, remediation, abatement or other response action by the Company pursuant to any Environmental Laws.

(d) To the Knowledge of the Company, there are no active or abandoned underground storage tanks present at, on, or under the real property owned, operated or leased by the Company or its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice, demand, complaint or claim under any Environmental Law; or (iii) been subject to or, to the Knowledge of the Company, threatened (orally or in writing) with any governmental or citizen enforcement action with respect to any Environmental Law.

(f) The Company has provided or made available to Parent all documents, records and information possessed by the Company and its Subsidiaries concerning any environmental or health and safety matter relevant to the business of the Company and its Subsidiaries or to any property now or formerly owned, operated or leased by the Company or its Subsidiaries at any time since January 1, 2014, including environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, Environmental Permits, and reports or correspondence submitted to or issued by any Governmental Entity.

3.21 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent, the Company or the Final Surviving Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.22 Employee Benefit Plans.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Company Employee Plan that is maintained by the Company or any ERISA Affiliate.

(b) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification.

(c) (i) Each Company Employee Plan is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms. (ii) No claim, litigation or governmental or administrative proceeding, audit, investigation or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such claim, litigation, audit, investigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. (iv) The Company Employee Plans satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e) None of the Company Employee Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(f) Except as set forth on Section 3.22(f) of the Company Disclosure Schedule, each Company Employee Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan. Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract.

(g) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

(h) Neither the execution and delivery of this Agreement, the Stockholder Consent, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

3.23 Employment.

(a) The Company and each of its Subsidiaries (and, if and to the extent applicable, any professional employer organization or similar Person engaged by the Company and any co-employer or joint-employer of the Company or any of its Subsidiaries) are, and at all times during the past four (4) years have been, (i) is in compliance, in all material respects, with all applicable Laws and collective bargaining agreements and arrangements, in each case respecting labor and employment matters, including Laws relating to employment practices, work authorization and immigration (including the Immigration Reform and Control Act of 1986 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA), terms and conditions of employment, fair employment practices, discrimination, harassment, retaliation, whistleblowing, disability, fair labor standards, workers compensation, wrongful discharge, immigration (including the requirements of the Immigration Reform Control Act of 1986), occupational safety and health, family and medical leave, wages and hours, (including with respect to overtime, minimum wage, California wage and hour laws, and meal and rest breaks), the classification of Contingent Workers, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate, (ii) has withheld and reported all amounts required by applicable Laws or by agreement to be withheld and reported with respect to wages, salaries, bonuses, commissions, fees and any other compensation, remuneration and payments to any current or former employee, consultant, independent contractor, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate, (iii) is not liable for any arrears of wages, salaries, bonuses, commissions, fees, severance pay, any other compensation or remuneration or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employee, consultant, independent contractor, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate (other than routine payments to be made in the normal course of business and consistent with past practice). There are no, and at no time during the past four (4) years have there been any, actions, suits, litigations, governmental audits, governmental investigations, arbitrations, claims or administrative matters or proceedings pending, threatened in writing, or, to the Knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries relating to any employment or labor matter or any Company Employee Plan, including without limitation with respect to wage and hour matters, the classification of Contingent Workers, immigration and work authorization, discrimination, retaliation and restrictive covenant matters. There are no, and at no time during the past four (4) years have there been any, pending, threatened in writing or, to the Knowledge of the Company, otherwise-threatened claims or actions against Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy. Section 3.23(a) of the Company Disclosure Schedule lists all Liabilities of the Company or any of its Subsidiaries to any current or former employee, consultant, independent contractor, agency worker, manager, partner or director of the Company, any of its Subsidiaries or any ERISA Affiliate that result or that would result from the termination by the Company or Parent of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof. To the extent that the Company or any of its Subsidiaries has engaged or engages the services of any Person as an independent contractor, consultant, temporary or leased worker, or other servant or agent who is or has been classified and treated as other than an “employee” and/or compensates or has compensated such Person other than through wages paid through payroll and reported on a form W-2 (each such Person, a “Contingent Worker”), the Company and each of its Subsidiaries has properly classified and treated all such Persons in accordance with applicable Laws in all material respects, and for purposes of all employee benefit plans and perquisites. Neither the Company nor any ERISA Affiliate has, or has had at any time during the past four (4) years, direct or indirect material Liability with respect to (i) any misclassification of any Person as an independent contractor (or other Contingent Worker) rather than as an “employee;” or (ii) the classification under wage and hour laws of any current or former employee, consultant, independent contractor, manager, partner or director.

(b) None of the employment policies or practices of the Company or any of its Subsidiaries is currently being, or at any time during the past four (4) years has been, audited or, to the Knowledge of the Company, investigated, is subject to imminent audit or investigation by any Governmental Entity. Neither the Company nor

any of its Subsidiaries is, or within the last four (4) years has been, subject to an order, decree, injunction, fine, penalty or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters.

(c) Neither the Company nor any of its Subsidiaries is, or at any time during the past four (4) years has been, a party to any collective bargaining agreements; and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting or attempting to represent, any employee of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any duty to bargain with any such union or organization with respect to wages, hours or other terms and conditions of employment of any of their employees or Contingent Workers. There currently are not and during the last four (4) years there have not been any (i) strikes, slowdowns, work stoppages, lockouts, or threats thereof with respect to any employees or Contingent Workers of the Company or any of its Subsidiaries, (ii) labor organizing campaigns with respect to any employees or Contingent Workers of the Company or any of its Subsidiaries, or (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or with respect to any employees or Contingent Workers of the Company or any of its Subsidiaries.

(d) In the four (4) years prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable Laws) affecting any site of employment or facility of any of the Company or any of its Subsidiaries or (iii) any other event that would have required advance notice under WARN or any similar applicable Laws. Section 3.23(d) of the Company Disclosure Schedule contains a complete and accurate list of each person, if any, who was an employee of the Company or any of its Subsidiaries who has suffered an “employment loss” (as defined in WARN or similar applicable law) during the 90-day period preceding the date hereof and setting forth for each such person: (i) his/her name, (ii) date of hire, (iii) reason for the employment loss and (iv) his/her last job title(s), work location and department.

(e) Section 3.23(e) of the Company Disclosure Schedule contains a complete and accurate list of the current employees of the Company and its Subsidiaries and shows with respect to each such employee (i) the employee’s name, position held, and principal place of employment, (ii) base salary, hourly wage rate, and/or commission rate(s), as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and/or exempt or non-exempt for state wage and hour law purposes, bonus eligibility for the current year (and bonus paid for the prior year), and all other remuneration payable (including applicable rates) and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company or any of its Subsidiaries is a party, (iii) the date of hire, (iv) vacation and other paid time off eligibility for the current calendar year (including current balance of accrued unused vacation or other paid time off, and current accrual rate), (v) leave status (including type of leave, and expected return date, if known), (vi) visa status, (vii) eligibility to Company car or travel expenses, (viii) any severance or termination payment or benefit (in cash or otherwise) to which any employee could be entitled under existing contractual or other obligations, (ix) average over-time payments per month during the preceding twelve-month period for non-exempt employees and (x) any performance, improvement or disciplinary issues contemplated or pending against such employee of which the Company has Knowledge. With respect to each current Contingent Worker, Section 3.23(e) of the Company Disclosure Schedule sets forth each such Contingent Worker’s role in the business of the Company or any of its Subsidiaries, fee or compensation arrangements and other material contractual terms.

(f) Except as set forth on Section 3.23(f) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed on an at-will basis.

(g) The Company and its Subsidiaries are and during the past four (4) years have been, in compliance with all laws regarding work authorization and immigration, including the Immigration Reform and Control Act of 1986, the Immigration Act of 1990 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA).

(h) Section 3.23(h) of the Company Disclosure Schedule identifies each employee of the Company who is subject to a non-competition and/or non-solicitation agreement with the Company and includes a form of each such agreement.

(i) Neither the Company nor any of its Subsidiaries is a government contractor or subcontractor for purposes of any Laws with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

3.24 Insurance. Section 3.24 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, and any of its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There are and have been no claims since the Company’s inception for which an insurance carrier has denied or, to the Knowledge of the Company, threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and any of its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

3.25 Suppliers; Customers.

(a) Section 3.25(a) of the Company Disclosure Schedule sets forth a list of the twenty-five (25) largest suppliers by value of purchases from the Company and its Subsidiaries (each, a “Supplier”) for each of the fiscal years ended December 31, 2016 and December 31, 2015. Since December 31, 2015, no Supplier has terminated or materially reduced its business relationships with the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there has been no communication from any Supplier which would lead the Company to reasonably believe that such Supplier is planning to terminate or materially reduce its business relationships with the Company or any of its Subsidiaries.

(b) Section 3.25(a) of the Company Disclosure Schedule sets forth a list of the twenty-five (25) largest customers and/or distributors by revenue of the Company and its Subsidiaries (each, a “Customer”) for each of the fiscal years ended December 31, 2016 and December 31, 2015. Since December 31, 2015, no Customer has terminated or materially reduced its business relationships with the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there has been no communication from any Customer which would lead the Company to reasonably believe that such Customer is planning to terminate or materially reduce its business relationships with the Company or any of its Subsidiaries.

3.26 Warranties and Products. Except as reflected in the 2016 Financials or the 2017 Financials, there are no, and since January 1, 2016, there have been no, claims or threatened claims (orally or in writing) against the Company or any of its Subsidiaries relating to any work performed by the Company or any of its Subsidiaries, product liability, warranty or other similar claims against the Company or any of its Subsidiaries alleging that any Company Product (or any component or other part or device incorporated or included therein) is defective or fails to meet any product or service warranties. To the Knowledge of the Company, there are (a) no material inherent design defects or systemic or chronic problems in any Company Product and (b) no material liabilities for warranty or other material claims or returns with respect to any Company Product relating to any such defects or problems.

3.27 Regulatory. The Company and its Subsidiaries have been and is in compliance in all material respects with applicable Health Care Laws. The Company and its Subsidiaries have filed with the applicable Governmental Entities (including the FDA or any other Governmental Entity performing functions similar to those performed by the FDA) all required filings, representations, declarations, listings, registrations, reports or submissions. To the Company’s Knowledge, all such filings, representations, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable Health Care Laws when filed, and no material deficiency has been asserted by any applicable Governmental Entity with respect to any such filings, representations, declarations, listing, registrations, reports or submissions. The business of the Company and its Subsidiaries has been and is in compliance in all material respects with all applicable Health Care Laws. The Company has not received any material written, or to the Company’s Knowledge, oral, notice or other material correspondence from any Governmental Entity, including the FDA or any other Governmental Entity, with respect to any Company Product. There is no pending or, to the Company’s Knowledge, threatened action, suit, claim, order, injunction, investigation or proceeding of any nature pending or threatened, or enforcement of any sort arising under any Health Care Law the FDA or any other Governmental Entity regarding the Company or its Subsidiaries. All Company Products are being and have been developed, manufactured, distributed, used, processed, packaged, labeled, stored and tested in compliance in all material respects with applicable Health Care Law. To the Company’s Knowledge, the Company has not made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity responsible for enforcement or oversight with respect to Health Care Laws, or failed to disclose a material fact required to be disclosed to the FDA or other such Governmental Entity. All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared with the intention to be utilized, as the basis for or submitted in connection with any regulatory or marketing approvals or Permits from the FDA or any other Governmental Entity relating to the Company Products were true, correct and complete in all material respects as of the date of preparation and submission, as applicable, and any necessary or required update, change, correction or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. The Company has maintained their material regulatory communications, filings and submissions regarding the Company Products in all material respects in a manner reasonably in accordance with industry standards. None of the Company nor any Person(s) engaged by the Company who have performed work related to the Company Products, has been convicted of any crime or is or has been debarred, excluded or disqualified under applicable Health Care Laws, including 21 U.S.C. Section 335a, or, to the Company’s Knowledge has engaged in any conduct that has resulted, or would reasonably be expected to result, in such criminal conviction or debarment, exclusion or disqualification. To the Company’s Knowledge, no action that would reasonably be expected to result in any such criminal conviction, debarment, exclusion or disqualification are pending or threatened against the Company or any Person(s) engaged by the Company who have performed work related to the Company Products, and, to the Company’s Knowledge and the Company, there is no fact that could reasonably give rise to such an action.

3.28 Inventory. All of the Inventory consist of goods usable and/or saleable, and have all certifications necessary and sufficient for use and/or sale, in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, to the Knowledge of the Company at profit margins consistent with profit margins in the industry in which the Company and its Subsidiaries operate. All Inventory shown on Section 3.28 of the Company Disclosure Schedule reflect write-downs to realizable values in the case of items which have become obsolete or unsalable (except at prices less than cost) through regular distribution channels in the ordinary course of business consistent with past practice. The values of the Inventory stated in the Financial Statements were determined in accordance with GAAP. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices. Since the Balance Sheet Date, no Inventory has been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with the profit margins of the Company and its Subsidiaries reflected on the 2017 Financials.

3.29 Compliance with Laws. Except as set forth on Section 3.29 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is conducting, and has conducted in the last three (3) years, its business in compliance in all material respects with all Laws, other legal restraints (whether temporary, preliminary or permanent) applicable to the Company and its Subsidiaries. None of the Company or any of its Subsidiaries is, or has been, (a) in violation of any Laws or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company and its Subsidiaries in any material respect or (b) received written notice of violation of any such foreign, federal, state or local laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company and its Subsidiaries that remains uncured.

3.30 Export Controls and Governmental Sanctions. Except as set forth on Section 3.30 of the Company Disclosure Schedule, the Company, its predecessor, and its current and former Subsidiaries have at all times been in compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws, and, except as specifically authorized by a Permit, license exception, or other permit or applicable authorization of a Governmental Entity, or except as set forth as an exception on Section 3.30 of the Company Disclosure Schedule, have not: (a) exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.); (b) exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (i) designated as a Specially Designated National or appearing on OFAC’s Consolidated Sanctions List, or (ii) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (iii) on the Debarred List of the Directorate of Defense Trade Controls (if applicable); (c) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls; (d) exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Crimea, Iran, Libya, North Korea, Syria, or Sudan during a time at which such country/region and/or its government was subject to U.S. trade embargoes under OFAC regulations, the EAR, or any other applicable statute or Executive Order; (e) manufactured any defense article as defined in the ITAR, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; (f) imported any goods except in full compliance with the import and customs laws of the United States, including but not limited to Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the Bureau of Customs and Border Protection; or (g) violated the antiboycott prohibitions, or failed to comply with the reporting requirements, of the EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999). The Company has obtained all required Permits for each item made or exported by the Company and its Subsidiaries, and has obtained or identified the correct Export Control Classification Number (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR) for each item. The Company and its Subsidiaries have in place adequate controls to ensure compliance with any applicable laws pertaining the export and import of goods, services, and technology, including without limitation the EAR, the ITAR, the U.S. economic sanctions administered by OFAC, and the import and customs laws. Neither the Company, its predecessors, nor any of its Subsidiaries has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to export, import, or other trade-related activity. To the Knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to exports, imports, or other trade-related activity by the Company, its predecessors, or its current or former Subsidiaries. No authorization from any Governmental Entity for the transfer to the Final Surviving Company of any Permits material to the Company’s or any of its Subsidiary’s business is required, or such authorization can be obtained expeditiously without material cost.

3.31 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the CGCL will not apply to the Merger and the other transactions contemplated by this Agreement.

3.32 Foreign Corrupt Practices and Anti-Bribery. Neither the Company nor its Subsidiaries nor any of their respective directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other Person, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where the Company or any of its Subsidiaries conducts business, if the Company or such Subsidiary were subject thereto, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. To the Knowledge of the Company, the Company and each of its Subsidiaries has in place adequate controls and systems to ensure compliance with applicable laws pertaining to anticorruption, including the FCPA, in each of the jurisdictions in which the Company or any of its Subsidiaries currently does business or has done business in the last five (5) years. To the Knowledge of the Company, no event, fact or circumstance has occurred in the five (5) years prior to the date hereof or exists that is reasonably likely to result in a finding of noncompliance with any applicable law relating to anticorruption. Neither the Company nor its Subsidiaries nor any of their respective directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has taken or failed to take any action which would cause the Company or any such Subsidiary to be in violation of the FCPA, or any rules or regulations thereunder if such law, rules and regulations were applicable thereto. Neither the Company nor its Subsidiaries nor any of their respective directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company or any such Subsidiary, or any third-party in obtaining or retaining business for or with, or directing business to, the Company or any of its Subsidiaries. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, manager, director or employee of any Governmental Entity.

3.33 Bank Accounts. Section 3.33 of the Company Disclosure Schedule lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

3.34 No Other Representation and Warranties. Except for the representations and warranties contained in the Article III, none of the Company or any Subsidiary or representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, or any representation or warranty arising from statute or otherwise at law with respect to the Company or any of its Subsidiaries. The Company acknowledges that except for the representations and warranties contained in the Article IV, none of Parent, Merger Subs or any of their respective Subsidiaries or representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, or any representation or warranty arising from statute or otherwise at law with respect to Parent, Merger Subs or any of their respective Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section or subsection of the disclosure schedule, provided, that it is reasonably apparent upon reading the disclosure in such other section or subsection without independent knowledge on the part of the reader regarding the matter disclosed that such disclosure is responsive to the appropriate section or subsection of this Article IV) supplied by Parent to the Company (the “Parent Disclosure Schedule”) concurrently with the execution of this Agreement:

4.1 Organization. Each of Parent, First Merger Sub and Second Merger Subs is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of incorporation or formation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

4.2 Authority and Enforceability. Each of Parent, First Merger Sub and Second Merger Sub has all requisite corporate or company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or company action on the part of each of Parent, First Merger Sub and Second Merger Sub. This Agreement and any Related Agreements to which each of Parent, First Merger Sub and Second Merger Subs is a party have been duly executed and delivered by Parent and the Merger Subs and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. The execution and delivery by Parent and the Merger Subs of this Agreement and any Related Agreement to which Parent or any of the Merger Subs is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not result in a Conflict under (a) any provision of any organizational documents of Parent or the Merger Subs, (b) any Contract to which Parent or any of the Merger Subs is a party or by which any of Parent’s or any of the Merger Subs’ respective properties or assets may be bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of the Merger Subs or any of their respective properties or assets (whether tangible or intangible), except, in the case of clauses (b) and (c), where such Conflict, individually or in the aggregate, would not be material to Parent’s or the Merger Subs’ ability to consummate the Merger or to perform its respective obligations under this Agreement.

4.4 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, Parent or any Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreement to which Parent or any Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) the filing of a Certificate of Merger and a Second Certificate of Merger as provided in Section 2.2, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (c) such filings and notifications as may be required under the HSR Act or any other Antitrust Laws, to be made by Parent, or by its “ultimate parent entity” as that term is defined in the HSR Act, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

4.5 Parent Capital Structure. As of the date hereof, the authorized capital stock of Parent is 80,000,000 shares of Parent Common Stock, 34,118,994 of which are outstanding, and 5,000,000 shares of preferred stock, none of which are outstanding. All of the outstanding shares of capital stock of Parent were duly authorized and validly issued and are fully paid and non-assessable.

4.6 Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws.

4.7 Parent SEC Reports.

(a) Since January 1, 2014, Parent has timely filed with the SEC all reports required to be filed by it under the Exchange Act (the “Parent SEC Reports”). Such reports, including any financial statements or schedules included therein, (i) as of their respective dates or, if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) when filed, complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

(b) The financial statements of Parent included in the Parent SEC Reports were prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of operations and changes in financial position of Parent for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

4.8 No Prior Merger Sub Operations. Merger Subs were formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Other than Liabilities under this Agreement, Merger Subs have no outstanding Liabilities.

4.9 Brokers. Except for Perella Weinberg Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Parent or Merger Subs.

4.10 Sufficiency of Funds. Parent has sufficient cash on hand or other sources of immediately available funds to enable it to pay the Base Cash Consideration and consummate the transactions contemplated by this Agreement.

4.11 Legal Proceedings. There is no action, suit, claim, litigation, investigation, arbitration or proceeding of any nature pending or, to Parent’s knowledge, threatened against or by Parent or its Subsidiaries, including Merger Subs, or any of their respective officers or directors (in their capacities as such) nor, to the Knowledge of Parent, are there presently existing facts that would constitute a reasonable basis therefor, in each case, where such action, suit, claim, litigation, investigation, arbitration or proceeding that are required to be disclosed under Item 103 of Regulation S-K.

4.12 Material Contracts. Except as set forth or incorporated by reference in Parent’s reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC since December 31, 2016, neither Parent nor any of its Subsidiaries, including Merger Subs, is a party to, or has or may acquire any obligations, rights or benefits under any “material contract” within the meaning of Item 6.01(b)(10) of Regulation S-K.

4.13 No Parent Material Adverse Effect. Since December 31, 2016, there has not occurred any Parent Material Adverse Effect.

4.14 Nonreliance. Parent is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by Parent together with expert advisors, including legal counsel, that it has engaged for such purpose. Parent acknowledges that except for the representations and warranties contained in the Article III, none of the Company or any Subsidiary or representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, or any representation or warranty arising from statute or otherwise at law with respect to the Company or any of its Subsidiaries.

4.15 No Other Representation and Warranties. Except for the representations and warranties contained in the Article IV, none of Parent or any Subsidiary or representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, or any representation or warranty arising from statute or otherwise at law with respect to Parent or its Subsidiaries.

4.16 Reorganization.

(a) As of the date hereof, neither Parent nor any of its Subsidiaries or their Affiliates has knowingly taken or agreed to take any action, nor does Parent or any of its Subsidiaries have knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To Parent’s knowledge, there are no agreements or plans that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) First Merger Sub and Second Merger Sub are entities newly formed for the purpose of participating in the Reorganization and are wholly-owned by Parent, which is in “control” of First Merger Sub and Second Merger Sub within the meaning of Section 368(c) of the Code. Immediately following the Reorganization, Parent will be in control of the Final Surviving Company within the meaning of Section 368(c) of the Code.

(c) Since the date of its formation, Second Merger Sub has been properly treated as an entity that is disregarded as separate from Parent for U.S. federal income Tax purposes and Second Merger Sub will be so treated up to and including the effective time of the Second Merger.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1 Conduct of Business of the Company.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Section 10.01 hereof and the Closing (the “Pre-Closing Period”), the Company agrees to operate the business of the Company and to cause its Subsidiaries to conduct their respective businesses in the ordinary course of business consistent with past practices, except (i) as specifically disclosed in Section 5.1 of the Company Disclosure Schedule, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld) or (iii) as expressly provided for herein. Without limiting the generality of the foregoing, the Company agrees to pay and to cause its Subsidiaries to pay Funded Indebtedness and material Taxes of the Company and its Subsidiaries when due, to use commercially reasonable efforts to pay or perform other obligations when due, and, to the extent consistent therewith, to use commercially reasonable efforts to preserve intact the present business organizations of the Company and its Subsidiaries, to keep available the services of the present officers and employees of the Company and its Subsidiaries, to preserve the Company’s and its Subsidiaries’ assets and properties and to preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries.

(b) During the Pre-Closing Period, except (i) as specifically disclosed in Section 5.1 of the Company Disclosure Schedule, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld) or (iii) as expressly provided for herein, the Company shall not, and shall cause its Subsidiaries not to:

(i) amend the Charter Documents (or similar organizational documents for a Subsidiary of the Company);

(ii) issue, sell or grant any capital stock or other equity or equity-related interest;

(iii) issue, sell or grant, or authorize or propose the issuance, sale or grant of any options, warrants, call rights, convertible securities, commitments or agreements of any character, written or oral, to issue, deliver, sell, or cause to be issued, delivered or sold, any capital stock or other equity interest or right to acquire any capital stock or other equity or equity-related interest;

(iv) declare, set aside or pay any dividend or any other distribution payable in cash, stock or property or redeem, purchase or otherwise acquire directly or indirectly any shares of Company Capital Stock or other securities or split, combine or reclassify any shares of Company Capital Stock or other securities;

(v) make any expenditure in excess of $50,000, or enter into any Contract or transaction with obligations exceeding $50,000 in any calendar year or $100,000 in the aggregate;

(vi) enter into any new, or amend, terminate or renew, or waive any right under, any Material Contract (or any Contract which would have been a Material Contract had such Contract been entered into prior to the date hereof), or enter into, amend, waiver any right under or terminate any transaction or Contract with an Interested Party;

(vii) terminate, fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend, sell, transfer, exclusively license, as may be applicable, or otherwise dispose of any material Company Intellectual Property;

(viii) enter into any new, or amend, terminate or renew, or waive any right under any existing, employment, severance, compensation, consulting or salary continuation agreements, Company Employee Plan or any other plan, agreement or arrangement that would be a Company Employee Plan if in effect as of the date hereof, with or for the benefit of any employee, or hire or offer to hire any employee;

(ix) terminate any employees, or encourage any employees to resign from the Company or any of its Subsidiaries, enter into or negotiate to enter into any collective bargaining, works council or other labor agreement or arrangement, or grant any increases in the compensation, perquisites or benefits (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any employee, independent contractor, consultant, director or partner;

(x) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any Person or otherwise acquire or agree to acquire any material assets;

(xi) waive or release any material right or claim;

(xii) incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any Indebtedness or other obligations of others, or create or permit any Lien over any of its assets, other than statutory Liens for Taxes not yet due and payable;

(xiii) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xiv) grant any loans to others or purchase any debt securities of others or amend the terms of any outstanding loan or agreement;

(xv) initiate or settle any litigation, or pay, discharge or satisfy, in an amount in excess of $50,000 in any one case, or $100,000 in the aggregate, any Liability (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Current Balance Sheet;

(xvi) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any Tax Return (including any amended Tax Return) other than a payroll, sales or use Tax Return filed consistent with past practice, IRS Form 5500 or property Tax Return unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(xvii) adopt or change accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies, billing and invoicing policies, or payment or collection policies or practices;

(xviii) voluntarily take any action that would result in any of the conditions to the Closing set forth in Article VII not being satisfied or that would delay their satisfaction;

(xix) change or alter its cash management procedures or management of working capital, including by accelerating collection of receivables or delaying payment of payables; or

(xx) offer to discuss entering into, negotiate entering into, authorize the entrance into, enter into any Contract or otherwise commit to do any of the foregoing.

(c) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.

5.2 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ respective officers, directors, managers, partners, independent contractors, consultants, advisors, employees, stockholders, agents, representatives or Affiliates (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, encourage or facilitate any inquiry, proposal, request or offer, directly or indirectly, relating to an Alternative Transaction (each, a “Proposal”), (ii) participate in any discussions or negotiations relating to, assist or cooperate with any Person to make, or furnish any Person with information in connection with, or take any other action to facilitate, any Proposal or Alternative Transaction, (iii) disclose any information to any Person concerning the business, technologies or properties of the Company or its Subsidiaries, or afford to any Person access to the Company’s or its Subsidiaries’ properties, technologies, books or records, other than in the ordinary course of business in connection with ongoing commercial transactions, or (iv) propose, authorize or enter into any agreement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Alternative Transaction or requiring the Company or its Subsidiaries to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. If the Company, its Subsidiaries or any Company Representative receives or has received, during the Pre-Closing Period, any Proposal, or any request for disclosure or access as referenced in clause (C) above, the Company shall, or shall cause such Company Representative to immediately (x) suspend any discussions with regard to such Proposal and (y) notify Parent in writing thereof, and furnish to Parent any information it may reasonably request, including information as to the identity of the Person making any such inquiry, offer or proposal and the specific terms of such inquiry, offer or proposal, and all written documentation relating thereto.

(b) The parties hereto agree that irreparable damage would occur if the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Company.

5.3 No Significant Acquisition. During the Pre-Closing Period, neither Parent nor any of its Subsidiaries shall consummate, or enter into any agreement to consummate, by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or equity interests of, or by any other manner, any “significant” acquisition as determined pursuant to 17 CFR 210.35.

5.4 Conduct of Business of Parent.

(a) During the Pre-Closing Period, Parent agrees to use commercially reasonable efforts to preserve intact the present business organizations of Parent and its Subsidiaries with the goal of preserving unimpaired the goodwill and ongoing businesses of Parent and its Subsidiaries.

(b) During the Pre-Closing Period, except (i) with the prior written consent of the Company (which shall not be unreasonably withheld) or (ii) as expressly provided for herein, Parent shall not, and shall cause its Subsidiaries not to:

(i) declare, set aside or pay any dividend or any other distribution payable in cash, stock or property or split, combine or reclassify any shares of capital stock of Parent;

(ii) voluntarily take any action that would result in any of the conditions to the Closing set forth in Article VII not being satisfied or that would delay their satisfaction; or

(iii) authorize the entrance into, enter into any Contract or otherwise commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information.

(a) Subject to restrictions imposed by applicable law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during business hours during the period from the date hereof and prior to the Closing to (i) all of the properties, books, Contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property, (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all employees of the Company and its Subsidiaries as identified by Parent; provided, however, that in exercising its access rights under this Section 6.1(a), Parent shall use commercially reasonable efforts in order that such access would not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. The Company agree to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including income and other material Tax Returns, supporting documentation and, for the avoidance of doubt, such monthly, quarterly and annual financial statements and data relating to the business of the Company and its Subsidiaries as are prepared for distribution to the management of the Company or any of its Subsidiaries or any Company Securityholders), promptly upon request. During the Pre-Closing Period, Parent may, with the Company’s consent, which will not unreasonably be withheld, and so long as Parent affords the Company the opportunity to participate, make inquiries of Persons having business relationships with the Company (including suppliers, licensors, distributors and customers) and the Company shall help facilitate (and shall reasonably cooperate with Parent in connection with) such inquiries, in each case in compliance with all applicable Laws (including any applicable antitrust or competition Laws). No information or knowledge obtained in any investigation pursuant to this Section 6.1(a) or otherwise shall affect or be deemed to modify any representation or warranty contained herein or be deemed to amend or supplement the Company Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, limit or otherwise affect any rights or remedies available to Parent or any other Indemnified Party, prevent or cure any misrepresentation, breach of warranty or breach of covenant or otherwise prejudice in any way the rights and remedies of Parent or any other Indemnified Party.

(b) During the Pre-Closing Period, Parent consider in good faith any reasonable request of the Company for information concerning the business. No information or knowledge obtained in any investigation pursuant to this Section 6.1(b) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, limit or otherwise affect any rights or remedies available to the Company or any other Indemnified Party, prevent or cure any misrepresentation, breach of warranty or breach of covenant or otherwise prejudice in any way the rights and remedies of the Company or any other Indemnified Party. The Company hereby acknowledge that the Company, its Affiliates and its representatives are aware that any information provided hereunder by Parent may contain material, non-public information about Parent and the Company hereby agrees that each such Person may not purchase (except as provided for herein) or sell any securities of Parent while in possession of such information.

6.2 Confidentiality. Each of the parties hereto hereby agrees that the disclosure of information obtained hereunder or pursuant to the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of July 14, 2016, between the Company and Parent (the “NDA”); provided, that the NDA shall terminate and be of no further force and effect effective as of the Closing; provided, further, that notwithstanding anything to the contrary set forth herein or therein, Parent shall not be restricted from making disclosures required by applicable securities laws or under applicable stock exchange rules if Parent makes available to the Company any such disclosure (solely to the extent it would have otherwise been restricted by the NDA) and considers in good faith the inclusion of any reasonable and timely comments provided to Parent by the Company.

6.3 Public Disclosure. Except as expressly provided for herein, the Company shall not (nor shall it authorize any Company Securityholder or Company Representative to), directly or indirectly, issue or make any statement or communication to any third party (other than its legal, accounting and financial advisors that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the consent of Parent or as expressly provided for herein.

6.4 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions provided in this Agreement and except with regard to the Antitrust Laws and subject to Sections 6.4(b) and 6.4(c), each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to be satisfied, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In connection with all Antitrust Laws applicable to this Agreement and the transactions contemplated hereby, but subject to Section 6.4(c):

(i) The parties will, or will cause their “ultimate parent entities” as that term is defined in the HSR Act, as promptly as reasonably practicable, to make all necessary filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under the HSR Act and any other applicable Antitrust Laws (together, the “Antitrust Filings”) and, in any event, to file each file the Notification and Report Form under the HSR Act no more than five (5) Business Days after the date hereof and any other applicable Antitrust Law no more than ten (10) Business Days after the date hereof. Parent shall be solely responsible for the costs and fees associated with the Antitrust Filings.

(ii) The parties shall use commercially reasonable efforts to obtain clearance of the Merger under the Antitrust Laws and to remove any court or regulatory orders under the Antitrust Laws impeding the ability to consummate the Merger by the Outside Date.

(iii) The parties shall each cooperate reasonably with one another in connection with resolving any inquiry or investigation by any Governmental Entity relating to their respective Antitrust Filings or the transactions contemplated hereby. Without limiting the foregoing, each party shall (A) promptly inform the other party of any written or oral communication received from any Governmental Entity relating to its Antitrust Filing or the transactions contemplated hereby (and if in writing, furnish the other party with a copy of such communication); (B) respond as promptly as practicable to any request from any Governmental Entity for information, documents or other materials in connection with the review of the Antitrust Filings or the transactions contemplated hereby; (C) provide to the other party and its outside antitrust counsel, and permit the other party and such counsel to review and comment in advance of submission, all proposed correspondence, filings, and written communications to any Governmental Entity with respect to the transactions contemplated hereby; and (D) not participate in any substantive meeting or discussion with any Governmental Entity in respect of investigation or inquiry concerning the transactions contemplated hereby unless it consults with the other party in advance and, except as prohibited by applicable Law or Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(c) Notwithstanding anything in this Agreement or any Related Agreement to the contrary:

(i) Parent shall not be required to agree (and the Company shall neither agree nor permit any of its Subsidiaries to agree without the prior consent of Parent) to (A) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its Subsidiaries or Affiliates, (B) the imposition of any limitation on the ability of Parent, the Final Surviving Company, or any of their respective Subsidiaries or Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Final Surviving Company and its Subsidiaries, or (C) the imposition of any impediment on Parent, the Final Surviving Company or any of their respective Subsidiaries or Affiliates under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (clauses (A), (B) and (C), collectively, “Remedies”).

(ii) Notwithstanding anything herein to the contrary, nothing herein shall permit or require Parent or the Company or any of its Subsidiaries to (A) litigate with any Governmental Entity or other Person in connection with this Agreement or the transactions contemplated hereby, or (B) pay any consideration, relinquish any right or agree to any modifications of existing Contracts or entry into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from Governmental Entities or other Persons in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

(iii) Parent shall, on behalf of the parties, control and lead all communications and strategy relating to the Antitrust Laws and litigation matters (provided, that Parent acts in good faith and the Company is not constrained from complying with applicable Laws).

6.5 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other party of: (a) the occurrence of any event that is reasonably likely to cause any representation or warranty of the Company or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing such that the conditions to closing set forth in Section 7.2(a)(i) or Section 7.3(a)(i), as the case may be, cannot be satisfied, or (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 7.2(a)(ii) or Section 7.3(a)(ii), as the case may be, cannot be satisfied; provided, that the delivery of any notice or the making of any disclosure pursuant to this Section 6.5 shall not prevent Parent or the Company, as applicable, from terminating this Agreement pursuant to Section 10.1(f) or Section 10.1(g) at any time within the Termination Period. If the Company or Parent, as applicable, shall not terminate this Agreement within the Termination Period, the Company or Parent, as applicable, shall be deemed to have waived its right to terminate this Agreement under Section 10.1(f) or Section 10.1(g). The “Termination Period” means a period starting upon delivery of such disclosure notice and continue until the later to occur of ten (10) Business Days following receipt by the non-breaching party of such disclosure notice and ten (10) Business Days following receipt of all information reasonably requested by the non-breaching party relating to the breach. The Company and Parent shall promptly cooperate with and provide the other all information reasonably requested to conduct such investigation.

6.6 FIRPTA Compliance. At or prior to the Closing, the Company shall deliver to Parent a properly executed statement and executed notice to the IRS dated within thirty (30) days of the Closing Date (with written authorization for Parent to deliver such notice to the IRS) (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent under Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h)(2), as applicable.

6.7 Plan of Reorganization. For U.S. federal and state income Tax purposes, the parties hereto intend that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. From and after the date of this Agreement, each party hereto shall use reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

6.8 280G Stockholder Approval. Promptly following the execution of this Agreement, the Company shall submit to the holders of Company Capital Stock for approval (in a manner reasonably satisfactory to Parent), by such number of holders of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Parent notification and evidence reasonably satisfactory to Parent that (a) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (b) to the extent that the 280G Stockholder Approval was not obtained and as a consequence, that such payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments or benefits, which were executed by the affected individuals prior to the vote of the holders of Company Capital Stock pursuant to this Section 6.8.

6.9 Termination of Arrangements and Agreements; Transfer of Assets.

(a) Except for this Agreement, the Related Agreements and those agreements set forth on Schedule 6.9(a), unless otherwise instructed in writing by Parent prior to the Closing, the Company shall terminate all Contracts between the Company or any of its Subsidiaries, on the one hand, and one or more Interested Parties, on the other hand, prior to the Closing, in each case without any remaining Liability of any kind on the part of the Company, any of its Subsidiaries, Merger Subs or Parent as a result of or in connection with such termination or such Contract. Each such termination agreement shall be in form and substance reasonably acceptable to Parent.

(b) The Company shall amend all Contracts listed on Schedule 6.9(b) prior to the Closing as provided for on Schedule 6.9(b). Each such amendment shall be in form and substance reasonably acceptable to Parent. The Company shall take all actions required to be taken prior to the Closing under such amendments attached to Schedule 6.9(b) as promptly as practicable following the date hereof, and in any event, prior to the Closing.

(c) All tangible and intangible assets and property listed on Schedule 6.9(c) shall be transferred and assigned to the Company by the applicable Interested Parties prior to the Closing. The Company and its Subsidiaries, Merger Subs and Parent shall have no Liability of any kind at or following the Closing with respect to such transfers and assignments. Each agreement form of assignment agreement and transfer shall be in form and substance reasonably acceptable to Parent.

(d) Parent and its Affiliates shall not have any Liability to the Company, any of its Subsidiaries, any Company Securityholder or any other Person for any Liabilities resulting from the Company seeking to obtain such terminations, amendments, transfers and assignments.

(e) Any Liabilities of any kind on the part of the Company or any of its Subsidiaries that arise in connection with the performance by the Company of this Section 6.9 shall be included as Transaction Expenses (whether matured or unmatured and whether or not yet due and payable).

(f) Within five (5) Business Days of the date hereof, the Company shall form a new, wholly-owned Subsidiary of the Company which is organized as a godo kaisha in Japan (the “Japanese Subsidiary”). The Company will be the sole member and managing member. The executive officer shall be Tony MacDonald. As promptly as practicable following the date hereof, and in any event within thirty-five (35) days of the date hereof, the Company shall (collectively, the “Japanese Reorganization”):

(i) obtain a tax identification number and set up a bank account for the Japanese Subsidiary;

(ii) file an IRS Form 8832 for the Japanese Subsidiary, effective its date of formation, electing for the Japanese Subsidiary to be disregarded as a separate entity from the Company for U.S. federal income tax purposes (and promptly thereafter provide proof of such filing to Parent);

(iii) take any and all actions to transfer and assign to the Japanese Subsidiary (A) all tangible, intangible assets and property (and all related Liabilities) held or owned by the branch of the Company located in Japan (known as Spectrum Japan) (the “Japanese Branch”), including those assets, intangible assets and property listed on Schedule 6.9(f), and (B) all Contracts to which the Japanese Branch is a party, including those Contracts listed on Schedule 6.9(f) (collectively, the “Japanese Assets”);

(iv) take all actions required under any Contract or under applicable Law to effectuate and perfect the transfer and assignment of the Japanese Assets to the Japanese Subsidiary in full, including filing any notices, properly registering the Japanese Subsidiary as the owner of all Japanese Assets (including paying any and all ad valorem registration duties) and seeking any and all consents required to effectuate such transfer and assignment (or obtaining waivers of any right to terminate as a result of such transfer and assignment) and paying any and all amounts due and payable as a result of such transfer and assignment; provided, that if it is not possible to assign any Indebtedness of the Japanese Branch to the Japanese Subsidiary within twenty (20) days following the date hereof, the Company will arrange to repay such Indebtedness (including any and all penalty fees, interest and other Liabilities) in full and release any and all Liens prior to the date that is thirty (30) days following the date hereof; provided, further, that all formal debtor notification and acceptance procedures shall be completed and all relevant periods expired;

(v) cause all employees of the Japanese Branch (the “Japanese Employees”) to resign from the Japanese Branch and execute and deliver new employment documentation with the Japanese Subsidiary as his or her employer effective as of a date prior to the Closing Date, in each case in form and substance reasonably acceptable to Parent, and make any and all payments required under any Contract or under applicable Law as a result of the resignation of such employees with the Japanese Branch and hiring such employees with the Japanese Subsidiary;

(vi) cause all Company Employee Plans for the Japanese Employees to be transferred to the Japanese Subsidiary; and

(vii) cause the Japanese Subsidiary to be covered by any and all insurance policies of the Company and its Subsidiaries or obtain new insurance in form and substance reasonably acceptable to Parent.

At the same time the Japanese Assets and Japanese Employees are being transferred or without delay thereafter, the Company will take all actions required under applicable Law to close down the Japanese Branch and deregister the Japan representative, including the publication of a public notice in the Official Gazette and sending individual notices to known creditors in order to complete creditor protection procedures.

(g) Prior to the Closing, the Company shall use reasonable best efforts to change the registered name of the owner of assets and properties in the name of “Spectrum Laboratories, Inc.” (or other predecessor entity) to the Company.

6.10 Stock Plan. Prior to the Closing, the Company shall take any and all actions necessary to terminate the Stock Plan.

6.11 Consents. During the Pre-Closing Period, each of the Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect (including to obtain waivers of any termination rights that are triggered as a result of entering into this Agreement or the Closing), all of which are required to be listed in Section 3.6 of the Company Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company and its Subsidiaries under such Contract from and after the Closing (the “Required Consents”). Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. Any Liabilities of any kind on the part of the Company and its Subsidiaries that arise in connection with the performance by the Company and its Subsidiaries of this Section 6.11 shall be included as Transaction Expenses (whether matured or unmatured and whether or not yet due and payable).

6.12 Notices. The Company shall send each of the notices set forth in Schedule 6.12 hereto in form and substance reasonably acceptable to Parent (the “Notices”) promptly following the date hereof. Any Liabilities of any kind on the part of the Company and its Subsidiaries that arise in connection with the performance by the Company and its Subsidiaries of this Section 6.12 shall be included as Transaction Expenses (whether matured or unmatured and whether or not yet due and payable).

6.13 Resignation of Officers and Directors. The Company shall cause each officer and director (or similar positions) of the Company and its Subsidiaries, respectively, to execute a resignation and release letter in the form attached hereto as Exhibit H (the “Director and Officer Resignation and Release Letter”), effective as of the Effective Time (unless otherwise instructed in writing by Parent prior to the Closing).

6.14 Termination of Consultants. Prior to the Effective Time, the Company, unless instructed otherwise by Parent in writing, shall deliver a notice of termination of the consulting relationship to each of the Company’s consultants.

6.15 Continuing Employees. All employees of the Company or any of its Subsidiaries who are employed in the United States with the Company or one of its Subsidiaries immediately prior to the Closing (or at another date certain prior to the Closing as determined by Parent) (collectively, the “U.S. Offered Employees”) will be offered continued employment on an at-will basis by or with Parent or one of its Subsidiaries (the offering entity, the “Employer”). The employees of the Company or any of its Subsidiaries who are employed outside of the United States with the Company or one of its Subsidiaries immediately prior to the Closing (or at another date certain prior to the Closing as determined by Parent) and for which Parent requests new employment documents be executed prior to the Closing are referred to as the “Non-U.S. Offered Employees” (and together with the U.S. Offered Employees, the “Offered Employees”). The Company shall use its commercially reasonable efforts to cause all Offered Employees to accept employment with the Employer by executing and delivering their New Hire Documents to the Employer, such New Hire Documents to be effective as of the Closing Date. The Offered Employees who accept employment with the Employer and execute and deliver their New Hire Documents shall be referred to herein as “Continuing Employees.” The Company shall, prior to the Closing Date, terminate any U.S. Offered Employee who does not accept employment with the Employer. U.S. Continuing Employees shall be eligible to participate in the health, welfare and other benefit programs of the Company (other than the 401(k) Plan, which will be Parent’s plan) unless otherwise provided for in the New Hire Documents (it being understood that equity incentive plans are not considered employee benefits for this purpose). Service with the Company or its Subsidiaries will be included for purposes of determining the vacation or paid-time off accrual rate. Notwithstanding the foregoing, nothing contained in this Section 6.15 shall (i) be treated as an amendment of any particular employee benefit plan, program, policy, agreement or arrangement, (ii) give any third party, including any Offered Employee, Continuing Employee, any former employee of the Company or any of its Subsidiaries or any beneficiary representative thereof, any right to enforce the provisions of this Section 6.15 or (iii) operate to duplicate any benefit provided to any Continuing Employee or the funding of any such benefit. Nothing contained in this Agreement is intended to (x) confer upon any Offered Employee, Continuing Employee or any other Person any right to continued employment after the Effective Time or (y) prevent Parent or any of its Affiliates from amending, modifying or terminating any employee benefit plan, program, policy, agreement or arrangement at any time.

6.16 Termination of Section 401(k) and Section 125 Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) and any and all Company Employee Plans intended to meet the requirements of Code Section 125 (each a “125 Plan”) (unless Parent provides written notice to the Company that any or all such 401(k) Plans and/or 125 Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan and each 125 Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent, which approval shall not unreasonably be withheld. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan and each 125 Plan as Parent may reasonably require. Employees of the Company and its Subsidiaries with outstanding participant loan balances under any 401(k) Plan shall be permitted to roll over their plan loans to Parent’s 401(k) plan after the Closing as part of any qualifying rollover distribution. Neither the Company nor any ERISA Affiliate shall place any participant loan in default under any 401(k) Plan, provided that each employee of the Company and its Subsidiaries apply for a distribution and rollover of his or her 401(k) Plan in a timely manner so that rollovers can be made prior to the end of the grace period for the repayment of the loan. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than administrative expenses in the ordinary course) then such charges and/or fees shall be included in Transaction Expenses of the Company and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than five (5) Business Days prior to the Closing Date.

6.17 Repayment of Company Indebtedness. Prior to or concurrent with the Closing, the Company shall repay and extinguish all Indebtedness of the types included in clauses (a), (c), (d), (e), (f), (j) and (k) (and clause (n) to the extent relating to the foregoing) of the definition of Indebtedness (the “Funded Indebtedness”), in each case without any further Liability to the Company, its Subsidiaries, the Final Surviving Company, Parent and its Affiliates, and, in the case of Indebtedness to be repaid and extinguished at the Closing, shall deliver, at least three (3) Business Days prior to the Closing Date, UCC-3 termination statements, intellectual property assignment terminations and executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Funded Indebtedness is owing (whether or not then due and payable), in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions, (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company and its Subsidiaries (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item and of all current and future Liens relating to such item and (c) contemplating the delivery of UCC-3 termination statements, mortgage releases and other Lien releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item. The Company shall arrange for delivery of all such UCC-3 termination statements, mortgage releases and other Lien releases, if any, at the Closing.

6.18 Equity Holding Information. The Company shall deliver to Parent, not less than three (3) Business Days prior to the Closing Date, a spreadsheet in a form reasonably acceptable to Parent, which shall include the information set forth below and shall be certified as complete, true and correct as of the Closing Date by the Chief Executive Officer of the Company (the “Spreadsheet”).

With respect to each holder of Company Capital Stock, (i) such Person’s name, domicile address (and if different, last known mailing address) and, if available to the Company, social security number (or tax identification number, as applicable) and email address, (ii) the number, class and series of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) the respective date(s) of acquisition of such shares, (v) the portion of the Per Common Share Consideration or the Non-Accredited Per Common Share Consideration, as applicable, to be paid to such Person in respect of such holder’s shares at the Closing (including a breakdown of the cash and share consideration to be paid), (vi) the maximum Per Common Share Consideration or the Non-Accredited Per Common Share Consideration, as applicable, that may become payable hereunder to such Person in respect of such shares (including a breakdown of the cash and share consideration to be paid), (vii) such Person’s Pro Rata Share expressed as a percentage and the portion of the Escrow Amount and the WC Escrow Amount represented by such holder’s shares of Company Capital Stock expressed as an amount in cash and a number of shares of Parent Common Stock (as applicable), (viii) any amount of U.S. federal, state or local income Taxes required to be withheld from any payment to be made hereunder and the amount of any employer side payroll taxes thereon and the net cash amount to be paid to such Person as a result of any such withholding amount, (ix) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares and whether such election under Section 83(b) of the Code was, to the Company’s Knowledge, timely made, (x) whether such Person is an Accredited Investor, (xi) whether any such shares are “covered securities” (as defined in §6045 of the Code), and if so, the acquisition price of such shares, (xii) such other relevant information that Parent may reasonably require, and (xiii) any amounts owing to the Company or its Subsidiaries under any Securityholder Loan as of immediately prior to the Closing.

With respect to each holder of Phantom Share Equivalents, (i) such Person’s name, domicile address (and if different, last known mailing address) and, if available to the Company, social security number (or tax identification number, as applicable) and email address, (ii) the number of Phantom Share Equivalents held by such Person, (iii) the portion of the Accredited Per Phantom Share Consideration to be paid to such Person in respect of such holder’s Qualifying Phantom Share Equivalents at the Closing (including a breakdown of the cash and share consideration to be paid) and the portion of the cash consideration to be paid to such Person in respect of such holder’s Non-Qualifying Phantom Share Equivalents at the Closing, (iv) the maximum Accredited Per Phantom Share Consideration that may become payable hereunder to such Person in respect of such holder’s Qualifying Phantom Share Equivalents (including a breakdown of the cash and share consideration to be paid) and the maximum cash consideration that may become payable hereunder to such Person in respect of such holder’s Non-Qualifying Phantom Share Equivalents, (v) such Person’s Pro Rata Share expressed as a percentage and the portion of the Escrow Amount and the WC Escrow Amount represented by such holder’s Phantom Share Equivalents expressed as an amount in cash and a number of shares of Parent Common Stock (as applicable), (vi) any amount of U.S. federal, state or local income Taxes required to be withheld from any payment to be made hereunder and the amount of any employer side payroll taxes thereon and the net cash amount to be paid to such Person as a result of any such withholding amount, (vii) such other relevant information that Parent may reasonably require, and (viii) any amounts owing to the Company or its Subsidiaries under any Securityholder Loan as of immediately prior to the Closing.

6.19 Joinder Agreement. The Company shall use reasonable best efforts (including through the exercise of all available drag-along and similar rights) to cause the Joinder Agreements and the Certification Forms to be executed on or prior to the Closing Date by all of the Company Securityholders.

6.20 Indemnification of Officers and Directors.

(a) Prior to Closing Date, the Company shall purchase and fully pay the premium (or include the premium payable as a Transaction Expense if not paid prior to the Closing) for (i) directors’ and officers’ fiduciary liability run-off insurance which shall provide run-off coverage for six (6) years following the Closing Date and (i) a three (3) year extended reporting period for its errors and omissions insurance, each of which shall by its terms survive the Closing, having limits, terms and conditions no less favorable than the terms of such insurance policies currently maintained by the Company and its Subsidiaries and the Company shall to cause such insurance to be bound not later than the Closing Date.

(b) The indemnification provisions applicable to directors, officers and employees of the Company as set forth in the Charter Documents as of the date hereof are incorporated herein by reference as if set forth herein in full. Parent agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company (the “D&O Indemnified Parties”) provided for therein shall continue for the full duration of the statute of limitations or six (6) years, whichever is shorter (or during the continuation of any claim which was asserted during such time period). Nothing set forth herein shall require the maintenance or continuation of any provision of the organizational documents of the Company by Parent, its Affiliates (including the Final Surviving Company) or any of its successors, and it is intended that this Section 6.20(b) is a full and complete alternative in lieu thereof.

(c) The obligations under this Section 6.20 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 6.20 applies without the consent of such Company Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.20 applies shall be third party beneficiaries of this Section 6.20 and shall be entitled to enforce the covenants contained herein).

6.21 State Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation or any anti-takeover provision of the Charter Documents is or becomes prior to the Effective Time, or at the Effective Time will be, applicable to the Company or its

Subsidiaries, shares of Company Capital Stock or equity of any of its Subsidiaries, the Merger or the other transactions contemplated by this Agreement, the Company, at the direction of the Board of Directors of the Company, shall use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.22 Transfers of Securities. To the extent that the Company or the Company has any rights of first refusal or consent rights to impede any transfers of shares of Company Capital Stock, the Company shall fully exercise such rights between now and the Closing Date and, in any event, shall notify Parent promptly upon receipt of any notice that triggers such right of first of refusal or consent right to impede a transfer of any shares of the Company Capital Stock.

6.23 Data Room. The Company shall have prepared one or more CD ROMS (or other storage format) containing electronic copies of the Data Room as of the date of this Agreement (but at least three (3) hours prior to the execution thereof) and deliver such CD ROMS to Parent prior to the Closing.

6.24 Financial Information; Cooperation. During the Pre-Closing Period, the Company and its Subsidiaries shall provide, and shall use their reasonable best efforts to cause each of their respective officers, employees, representatives and advisors to provide to Parent, customary cooperation and assistance that is reasonably requested by Parent in connection with Parent obtaining financing (the “Financing”); provided, that the Company and its Subsidiaries shall not be required to provide cooperation under this Section 6.24 that: (a) unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries, or (b) except as provided in clauses (iv) and (v) below, requires the Company, any of its Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing. Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Parent, (i) assisting with the drafting and preparation of customary credit documents (including the schedules related thereto) and facilitating the grant of a security interest (and perfection thereof) in property of the Company and its Subsidiaries (including, delivery of stock certificates, if any) as may be reasonably requested by Parent (provided, that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Closing), (ii) at least ten (10) Business Days prior to Closing, providing to Parent information with respect to the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, or that is otherwise reasonably required in connection with the Financing (e.g. form W-9s, certificates of incorporation and bylaws), (iii) making the Company’s and its Subsidiaries’ executive officers, senior management, representatives and advisors reasonably available during regular business hours to assist Parent with the consummation of the Financing, (iv) providing customary authorization letters to the prospective lenders authorizing the distribution of information to other prospective lenders, (v) entering into customary engagement letters with the Company’s accounting advisors to prepare any requested financial statements of the Company and its Subsidiaries (provided, that any such engagement letter is in form and substance reasonably acceptable to Parent), (vi) furnishing to Parent as promptly as practicable with the Company Financing Information, and (vii) obtaining customary pay-off letters and lien release documents with respect to Indebtedness from the existing creditors and/or lienholders of the Company and its Subsidiaries.

6.25 Reimbursement of Audit Expenses. Parent shall, upon the written request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable accounting and other advisor’s fees) incurred by the Company and its Subsidiaries in connection with the preparation of the Company Financing Information (other than the 2014 Financials, the 2015 Financials and the 2016 Financials) and the cooperation provided for in Section 6.24.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby illegal or otherwise prohibiting or preventing the consummation of the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby shall be in effect.

(c) Antitrust Laws. All waiting periods (and any extensions thereof) and all other approvals, clearances, filings and notices, applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws shall have expired or been terminated or been obtained or made.

(d) Listing of Shares. Parent shall have received notification from The Nasdaq Stock Market LLC that the review process with respect to the Notification Form for Listing of Additional Shares with respect to the Issued Shares to be issued upon the consummation of the Closing has been completed.

7.2 Conditions to Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company in this Agreement shall be (A) true and correct as of the date hereof and (B) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) the Company and the Company Securityholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Related Agreements required to be performed and complied with by such parties as of or prior to the Closing.

(b) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(c) Joinder Agreements, Letters of Transmittals and Certification Forms. Parent shall have received executed Joinder Agreements signed by the Company Securityholders, and duly executed and completed Letters of Transmittals and Certification Forms, from Company Securityholders that hold shares of Company Capital Stock and Phantom Share Equivalents that, taken together, constitute at least 97% of the Fully Diluted Share Count as of immediately prior to the Closing, each of which shall be in full force and effect.

(d) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or threatened, against Parent, Merger Sub, the Company, their respective properties or assets or any of their respective officers, directors or Subsidiaries arising out of, or in any way connected with, the Merger, this Agreement, any Related Agreements or the other transactions contemplated by the terms of this Agreement or any Related Agreements or otherwise seeking any of the results set forth in Section 7.1(a) or 7.1(b). There shall be no action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute any Remedies .

(e) Consents and Approvals. Each of the Required Consents listed on Schedule 7.2(e) shall have been obtained, not repudiated, in full force and effect and in form and substance satisfactory to Parent.

(f) Employment Arrangements.

(i) The Key Employee Offer Letters executed and delivered on the date of this Agreement by each of the Key Employees shall be in full force and effect, and no Key Employee shall have terminated his or her employment with the Company or any of its Subsidiaries (as applicable) or expressed an intention or interest in, or taken action toward terminating his or her employment with the Company or any of its Subsidiaries (as applicable) at or prior to the Closing, or with Parent (or any of its Subsidiaries) following the Closing. All of the Key Employees (A) shall have satisfied Parent’s customary employee background investigation, and (B) shall be eligible to work in the United States. Each Key Employee shall continue to be employed by the Company or one of its Subsidiaries as the Closing. The Covenants Agreements executed and delivered on the date of this Agreement by each of the Key Employees shall be in full force and effect. No breaches, disputes or repudiations by any Key Employee relating to his or her Key Employee Offer Letter or the Covenants Agreement shall have occurred or be imminent or threatened.

(ii) At least eighty percent (80%) of the current employees of the Company or its Subsidiaries, other than Key Employees and those employees of the Company listed on Schedule 7.2(f)(iii), who receive an offer of employment from Parent (or any of its Subsidiaries) shall have executed an employment arrangement with Parent or one of its Subsidiaries, that is in a form reasonably acceptable to Parent, to be effective immediately after Closing.

(iii) At least nine (9) of the employees of the Company or its Subsidiaries listed on Schedule 7.2(f)(iii) shall have executed an employment arrangement with Parent or one of its Subsidiaries, that is in a form reasonably acceptable to Parent, to be effective immediately after Closing.

(g) Resignation of Officers and Directors. Parent shall have received an executed Director and Officer Resignation and Release Letter, effective as of the Closing, for each officer and director of the Company and each of its Subsidiaries (unless otherwise instructed in writing by Parent prior to the Closing).

(h) Closing Balance Sheet; Closing Net Working Capital. Not less than three (3) Business Days prior to the Closing Date, Parent shall have received from the Company the Estimated Closing Balance Sheet (together with calculations of the Estimated Net Working Capital, the Estimated Indebtedness, the Estimated Cash and the Estimated Transaction Expenses) pursuant to and in accordance with Section 2.9(a)(i).

(i) Certificates of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(e) and 7.2(f) have been satisfied.

(j) Certificate of Secretary of the Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement, the Related Agreements to which the Company is or will be a party, and the other transactions contemplated hereby and thereby were unanimously approved by the Board of Directors), and (iii) the valid adoption of this Agreement and approval of the Merger, the Related Agreements to which the Company is or will be a party and the other transactions contemplated hereby and thereby, in each case, by the Stockholder Consent whereby all requisite approvals of this Agreement, the Merger, the Related Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby were obtained.

(k) FIRPTA Compliance Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(l) Section 280G Payments. The Company shall have delivered to Parent the notification and evidence required by Section 6.8 in form and substance reasonably acceptable to Parent.

(m) Spreadsheet. Not less than three (3) Business Days prior to the Closing Date, Parent shall have received from the Company the Spreadsheet in form and substance reasonably acceptable to Parent.

(n) Payment of Funded Indebtedness. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Section 6.19.

(o) Termination of Agreements. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Sections 6.9(a).

(p) Amendment of Agreements. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Sections 6.9(b).

(q) Asset Transfers. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Sections 6.9(c).

(r) Transfer of Minority Interests of Subsidiaries. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the transfer of the equity interests in the Company’s Subsidiaries set forth on Schedule 7.2(r) to the Persons set forth on Schedule 7.2(r).

(s) Notices. The Company shall have sent the Notices pursuant to Section 6.12.

(t) Termination of Section 401(k) and Section 125 Plans. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Sections 6.16.

(u) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date, and having been executed and delivered by the Securityholder Representative, shall be in full force and effect.

(v) Stockholder Notices. The Company shall have provided the Stockholder Notices and the California Notice to each holder of Company Capital Stock whose consent was not obtained under the Stockholder Consent.

(w) Invention Assignment Agreements. The Company shall have delivered to Parent invention assignment agreements in form and substance reasonably satisfactory to Parent for any Person listed on Schedule 7.2(w).

(x) Japanese Reorganization. The Company shall have completed the Japanese Reorganization to the satisfaction of Parent.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of Parent and Merger Subs in this Agreement shall be (A) true and correct as of the date hereof and (B) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” “Parent Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” “Parent Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) Parent and Merger Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Related Agreements required to be performed and complied with by such parties as of or prior to the Closing.

(b) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(c) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an officer of Parent and on its behalf to the effect that, as of the Closing, the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date, and having been executed and delivered by Parent, shall be in full force and effect.

ARTICLE VIII

TAX MATTERS

8.1 Tax Returns.

(a) Tax Returns. The parties acknowledge and agree that for U.S. federal income tax purposes, the taxable year of the Company will end on the Closing Date and, to the extent applicable Laws in other taxing jurisdictions so permit, the parties will elect to cause the taxable year of the Company to terminate on the Closing Date. Parent shall prepare and timely file or cause to be prepared and timely filed all Tax Returns required to be filed by the Company and any of its Subsidiaries after the Closing Date for Pre-Closing Tax Periods, including Tax Returns with respect to a Straddle Period. Parent shall deliver all income Tax Returns and other Tax Returns other than a payroll, sales or use Tax Return prepared in a manner consistent with past practice, IRS Form 5500 or property Tax Return for Pre-Closing Tax Periods to the Securityholder Representative for the Securityholder Representative’s review and comment at least thirty (30) days prior to the date on which such income Tax returns are required to be filed and as soon as is reasonably practicable with respect to any such non-income Tax Returns. Parent shall consider any comments with respect to such Tax Returns from the Securityholder Representative in good faith. Notwithstanding anything to the contrary, it is understood that, all Taxes indicated as due and payable on such Tax Returns shall be the responsibility of the Indemnifying Holders to the extent such Indemnifying Holders are liable for such Taxes under Section 9.2(a). Unless otherwise required by applicable Law, such Tax Returns shall be prepared in accordance with past practices and customs and the U.S. federal state and local income Tax Returns for the Company’s tax period ending on the Closing Date shall reflect the Transaction Deductions. The Company and its Subsidiaries shall not elect to waive any carryback of net operating losses under Section 173(b)(3) of the Code (or any comparable provision of state or local Law) on any Tax Return of the Company filed in respect of a taxable period ending on or before the Closing Date.

8.2 Tax Contests. Parent shall promptly notify the Securityholder Representative in writing upon receipt by Parent, the Company or any of its Subsidiaries of notice in writing of any audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes that could give rise to a claim for indemnification under Section 9.2 or could reasonably be expected to impact the determination of a Pre-Closing Tax Refund (a “Tax Contest”); provided, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article IX except to the extent that such other party is actually and materially prejudiced thereby. Parent shall have the right to control and conduct any such Tax Contest, provided that (i) Parent shall keep the Securityholder Representative reasonably informed of all material developments on a timely basis, (ii) Parent shall provide to the Securityholder Representative copies of any written material correspondence received from the Tax authority related to such Tax Contest, (iii) Securityholder Representative may participate in any such contest with representation of its choice at the Company Securityholders’ expense and (iv) except with the consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Tax Contest shall be determinative of the amount of Losses relating to such matter for purposes of this Agreement. In the event of any conflict or overlap between the provisions of this Section 8.2 and Section 9.6, the provisions of this Section 8.2 shall control.

8.3 Straddle Periods. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the Tax period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of days in the entire period. For the avoidance of doubt, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period by an interim closing of the books as of the Closing, other than with respect to any property placed into service after the Closing.

8.4 Tax Cooperation. Parent, the Final Surviving Company, the Company, their respective Subsidiaries and the Securityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, in connection with the filing, preparation and review of Tax Returns, and any Tax audits, Tax proceedings or other Tax-related claims (including claims under this Agreement). Such cooperation shall include providing records and information that are reasonably relevant to any such matters and in their possession (or if not in their possession, if reasonably able to obtain), making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 8.4. Parent, the Final Surviving Company, the Company, their respective Subsidiaries and the Securityholder Representative shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents in their possession or under their control supporting Tax Returns of the Company and its Subsidiaries for Pre-Closing Tax Periods until the seventh (7th) anniversary of the Closing Date.

8.5 Transfer Taxes. All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes and fees incurred in connection with the transactions pursuant to this Agreement, including penalties and interest (“Transfer Taxes”) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company Securityholders. Parent shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Company Securityholders shall join in the execution of any such Tax Returns to the extent required by applicable Law.

8.6 Tax Refunds. Any refund of Taxes (including estimated Taxes) of the Company and its Subsidiaries (whether received as a cash refund or as a credit against Taxes otherwise payable in lieu of a refund) with respect to any Pre-Closing Tax Period that are received by Parent or its Affiliates after the Closing Date, other than (i) any Tax refund that results from the carryback to a Pre-Closing Tax Period of any Tax attribute (including net operating losses) created in a taxable period (or portion thereof) beginning after the Closing Date, (ii) to the extent such Tax refund is a refund of Taxes which were not included in the calculation of Closing Indebtedness or Closing Transaction Expenses, were not actually paid by the Company or its Subsidiaries on or prior to the Closing Date or the Indemnifying Holders after the Closing Date, (iii) to the extent such Tax refund is received by Parent or its Affiliates on a date that is later than three (3) years following the Closing Date or (iv) to the extent the payment of such Tax refund to the Indemnifying Holders could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (any such Tax refund, a “Pre-Closing Tax Refund”), shall be for the account of the Indemnifying Holders, and Parent shall pay over to the Escrow Agent to add such amount to the Escrow Fund any such Pre-Closing Tax Refund within thirty (30) days after receipt thereof, less any costs, Taxes or expenses incurred in connection with the receipt or payment thereof. Any such Pre-Closing Tax Refund that is added to the Escrow Fund shall be subject to the provisions of Article IX. In the event any such Pre-Closing Tax Refund is subsequently disallowed or determined to be an amount less than the amount taken into account pursuant to this Section 8.6 by the applicable Governmental Entity, the Indemnifying Holders shall promptly return such excess to Parent or its Affiliates, as applicable, along with any applicable interest and penalties imposed by a Governmental Entity on such amounts to the extent such Pre-Closing Tax Refund was actually paid to the Indemnifying Holders or was used to satisfy an indemnification claim pursuant to Article IX. For the avoidance of doubt, any such Tax refund (or credit in lieu thereof) related to a Straddle Period shall be prorated based upon the method employed in Section 8.3. At the cost of the Securityholder Representative on behalf of the Indemnifying Holders (which shall be promptly reimbursed to Parent), at the direction of the Securityholder Representative, Parent shall cause the Final Surviving Company or any of its Subsidiaries to file for, and use commercially reasonable efforts to obtain, any refund of material Taxes to which Parent determines in good faith in consultation with the Securityholder Representative that the Indemnifying Holders are entitled hereunder.

8.7 Certain Covenants. Unless otherwise required by applicable Law, Parent and its Affiliates shall not and shall not cause the Final Surviving Company or any of its Subsidiaries to amend any Tax Return filed on or before the Closing Date, or make any Tax election which would have a retroactive and adverse effect to a Pre-Closing Tax Period, except without the prior written consent of the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed).

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

9.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or the Certificates shall survive until the fifteen (15) month anniversary of the Closing Date (the “Survival Date”); provided, that in the event of any fraud or Willful Breach by the Company, such claim shall survive without limitation; provided, further, that (a) the representations and warranties of the Company contained in Sections 3.14 (Intellectual Property), 3.20 (Environmental Matters), 3.22 (Employee Benefit Plans), 3.23 (Employment) 3.27 (Regulatory), and 3.30 (Export Control and Governmental Sanctions) (collectively, the “Special Representations” and individually, each a “Special Representation”) (and the portion of the Certificates relating thereto) shall survive until the third (3rd) anniversary of the Closing Date, and (b) the representations and warranties of the Company contained in Sections 3.1 (Organization of the Company and its Subsidiaries), 3.2 (Company Capital Structure), 3.3 (Subsidiaries), 3.4 (Authority and Enforceability), 3.5 (Stockholder Consent), 3.6(i) (No Conflict), 3.11 (Tax Matters), 3.16 (Interested Party Transactions), 3.21 (Brokers’ and Finders’ Fees) and 3.31 (State Takeover Statutes) (collectively, the “Company Fundamental Representations” and individually, each a “Company Fundamental Representation”) (and the portion of the Certificates relating thereto) shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof. The representations and warranties of Parent and the Merger Subs contained in Article IV of this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall survive until the Survival Date; provided, that the representations and warranties of Parent and the Merger Subs contained in Sections 4.1 (Organization), 4.2 (Authority and

Enforceability), 4.3(a) (No Conflict), 4.5 (Parent Capital Structure), 4.6 (Valid Issuance of Parent Common Stock), 4.9 (Brokers) and 4.16 (Reorganization) shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof (the “Parent Fundamental Representations” and, together with the Company Fundamental Representations, the “Fundamental Representations” and individually, each a “Fundamental Representation”). If an Officer’s Certificate asserting a breach of a representation or warranty is delivered (x) in the case of representations and warranties that survive until the Survival Date, on or before the Survival Date, (y) in the case of the Special Representations, on or before the third (3rd) anniversary of the Closing Date and (z) in the case of all other representations and warranties, before the date on which such representation or warranty ceases to survive, then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty until such claims are fully and finally resolved. The covenants and indemnities (other than for breach of representation and warranties as provided for in the prior sentence) of a party hereunder shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof (or such longer period as specified in the applicable covenant). The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

9.2 Indemnification.

(a) By virtue of the Merger, subject to the provisions of this Article IX, from and after the consummation of the Merger, each of the Indemnifying Holders agrees, severally (based on such Indemnifying Holder’s Pro Rata Share of each Loss covered by this Section 9.2(a)) and not jointly, to indemnify and hold harmless the Parent Indemnified Parties, from and against, and shall compensate and reimburse the Parent Indemnified Parties for, all Losses incurred or sustained by the Parent Indemnified Parties, or any of them (including the Final Surviving Company), directly or indirectly, arising under, in connection with or as a result of the following (the “Indemnifiable Matters”):

(i) any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty contained in Article III of this Agreement, any Related Agreement or any Certificate,

(ii) any failure (or an allegation that would amount to a failure in the case of a third party claim) by the Company or its Subsidiaries to perform or comply with any covenant or agreement applicable to the Company or its Subsidiaries contained in this Agreement and required to be performed or complied with as of or prior to the Closing,

(iii) any fraud, or any Willful Breach of any provision of this Agreement, any Related Agreement or any Certificate, to the extent committed as of or prior to the Closing, by the Company, its Subsidiaries or any authorized representative thereof,

(iv) any amounts owing to Parent pursuant to Section 2.9(b),

(v) any claims or threatened claims by or purportedly on behalf of any holder or former holder of any shares of Company Capital Stock, Phantom Share Equivalents or rights to acquire Company Capital Stock in connection with the Merger or any of the other transactions contemplated hereby, including claims in connection with appraisal or dissenters’ rights proceedings, the Stockholder Notices or the California Notice claims or threatened claims alleging violations of fiduciary duty, or claims or threated claims by any Person claiming to have rights to any portion of the Merger Consideration,

(vi) any claims or threatened claims by or purportedly on behalf of any Person with respect to any transaction or agreement between the Company (and/or any of its Subsidiaries) and any Interested Party initiated or consummated prior to the Closing (each, a “Related Party Transaction”), including claims or threatened claims alleging violations of fiduciary duty,

(vii) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in accordance with the Spreadsheet in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet,

(viii) any claim or threatened claim by any actual or purported Company Securityholder relating to any alleged action or failure to act on its behalf by the Securityholder Representative or asserting any right to receive Additional Per Share Consideration on an accelerated basis rather than in accordance with the terms of Section 2.9(b) or this Article IX, as applicable,

(ix) any Transaction Expenses or unpaid Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing not accounted for in the calculation of Estimated Transaction Expenses or Estimated Indebtedness or not reflected on the Estimated Closing Balance Sheet (or following the final determinations of such amounts in accordance with Section 2.9, the Closing Transaction Expenses or Closing Indebtedness or not reflected on the Closing Balance Sheet),

(x) any loss of a deduction by Parent, the Final Surviving Company or the Company pursuant to Section 280G of the Code, or the incursion by Parent, the Final Surviving Company or the Company of Tax penalties and/or interest related to any failure to report or withhold excise tax amounts under Section 4999 of the Code, in each case as a result of (1) payment of Section 280G Payments by the Company absent 280G Approval, or (2) failure of any 280G Approval obtained with respect to Section 280G Payments to satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations; or (B) any obligation of the Company in effect prior to Closing to provide a gross-up payment for any excise taxes under Section 4999 of the Code related to Section 280G Payments,

(xi) those matters set forth on Schedule 9.2(a)(xi), and/or

(xii) any Pre-Closing Taxes.

(b) By virtue of the Merger, subject to the provisions of this Article IX, from and after the consummation of the Merger, each of Parent and Merger Subs agrees, severally and not jointly, to indemnify and hold harmless the Company Securityholders and their respective Affiliates (collectively, the “Company Indemnified Parties”), from and against, and shall compensate and reimburse the Company Indemnified Parties for, all Losses incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of (i) any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty made by Parent and Merger Subs in Article IV of this Agreement, or any Related Agreement, (ii) any failure (or an allegation that would amount to a failure in the case of a third party claim) by Parent or Merger Subs to perform or comply with any covenant or agreement applicable to Parent or Merger Subs contained in this Agreement or (iii) any fraud, or any Willful Breach of any provision of this Agreement, any Related Agreement or any Certificate, to the extent committed as of or prior to the Closing, by Parent or a Merger Sub or any authorized representative thereof. Claims by any Company Indemnified Party shall be exclusively brought by the Securityholder Representative.

(c) For the purpose of this Article IX only, when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure, any representation, warranty, covenant or agreement set forth in this Agreement that is qualified or limited in scope as to material, material adverse effect, Company Material Adverse Effect, Parent Material Adverse Effect or any other materiality qualifications or limitations shall be deemed to be made or given without such qualification or limitation.

(d) No Indemnifying Holder shall have any right of contribution, indemnification or right of advancement from the Final Surviving Company or Parent or any of their respective Affiliates with respect to any Loss claimed by a Parent Indemnified Party.

(e) The Company and the Securityholder Representative (on behalf of the Company Securityholders) have agreed that the Parent Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article IX relating to the representations, warranties, covenants and obligations of the Company or the Securityholder Representative are part of the basis of the bargain contemplated by this Agreement. For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement. Parent has agreed that the Company Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article IX relating to the representations, warranties, covenants and obligations of Parent are part of the basis of the bargain contemplated by this Agreement.

(f) This Article IX shall constitute the exclusive remedy after the Closing for recovery of Losses by the Indemnified Parties (x) as a result of breaches of the matters specified in Section 9.2(a), provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of Parent or any other Parent Indemnified Party (i) in the case of fraud or Willful Breach or Transaction Expenses or Indebtedness as described in Section 9.2(a)(viii), (ii) against a signatory to a Related Agreement (other than the Company) for matters relating to such Related Agreement, (iii) with respect to specific performance, injunctive and other equitable relief, or (iv) claims relating to Related Party Transactions or (y) as a result of breaches of the matters specified in Section 9.2(b), provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of Company Indemnified Parties (i) in the case of fraud or Willful Breach, (ii) against a signatory to a Related Agreement for matters relating to such Related Agreement or (iii) with respect to specific performance, injunctive and other equitable relief.

(g) Notwithstanding anything to the contrary herein, the Parent Indemnified Parties’ sole remedy for Losses with respect to breaches of a representation or warranty contained in Section 3.11(a) (other than Sections 3.11(a)(vii), (xi), (xiii), (xiv), or (xv) or with respect to any interest, penalties or additions to Tax imposed in tax periods (or portions thereof) beginning after the Closing and that are imposed on unpaid Taxes for Pre-Closing Tax Periods) shall be limited to Taxes of the Company or its Subsidiaries for Pre-Closing Tax Periods.

9.3 Maximum Payments; Remedy.

(a) The Parent Indemnified Parties, on the one hand, or the Company Indemnified Parties, on the other hand (each, an “Indemnified Party”), shall not be entitled to any recovery resulting from Section 9.2(a)(i) or Section 9.2(b)(i), respectively, until such time (if at all) as the total amount of all Losses that have been suffered or incurred by any one or more of such Indemnified Parties with respect to such matters exceeds $500,000 in the aggregate; and in such event, the Parent Indemnified Parties or the Company Indemnified Parties, as the case may be, shall, subject to the limitations set forth in the remaining subsections of Section 9.3, be entitled to be indemnified against and compensated and reimbursed to the extent all Losses exceed $200,000; provided, that the limitations set forth in this Section 9.3(a) shall not apply to any indemnification claims relating to (i) any breach of any representation or warranty that involves fraud or Willful Breach or (ii) any breach of the Special Representations and the Fundamental Representations.

(b) The maximum amount that the Parent Indemnified Parties may recover from each Indemnifying Holder under Section 9.2(a)(i) shall be limited to such Indemnifying Holder’s Pro Rata Share of the General Cap; provided, that (i) in the case of any breach or inaccuracy of the Special Representations, the maximum amount that the Parent Indemnified Parties may recover from each Indemnifying Holder shall be limited to such Indemnifying Holder’s Pro Rata Share of $72 million and (ii) in the case of any breach of the Company Fundamental Representations, the maximum amount that the Parent Indemnified Parties may recover from each Indemnifying Holder shall be limited to the aggregate consideration received by such Indemnifying Holder pursuant to this Agreement (including any portion of the Escrow Fund and the WC Escrow Fund) (the “Indemnifying Holder Proceeds”). The attributed dollar value of any Parent Common Stock returned by an Indemnifying Holder in connection with any claim for indemnification hereunder (including the number of shares recoverable by the Parent Indemnified Party and the Indemnifying Holder’s Pro Rata Share of a Loss) or in determining the Indemnifying Holder Proceeds shall be equal to the Parent Common Stock Price. Except for fraud or Willful Breach committed by an Indemnifying Holder, no Indemnifying Holder shall be liable for any fraud or Willful Breach committed by the Company or any if their respective directors, officers, employees, advisors, agents or representatives beyond such Indemnifying Holder’s Indemnifying Holder Proceeds. Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against an Indemnifying Holder, or remedies available to a Parent Indemnified Party, for such Indemnifying Holder’s fraud or Willful Breach.

(c) The maximum amount that the Parent Indemnified Parties may recover from each Indemnifying Holder under Section 9.2(a) (other than Section 9.2(a)(iii)) shall be limited to the Indemnifying Holder Proceeds.

(d) Except for fraud or Willful Breach committed by Parent or Merger Subs, the maximum amount that the Company Indemnified Parties may recover under Section 9.2(b)(i) shall be limited to the General Cap; provided, that in the case of any breach of the Parent Fundamental Representations and claims under Section 9.2(b)(ii), the maximum aggregate amount that the Company Indemnified Parties may recover from each Parent and Merger Subs shall be limited to the aggregate Indemnifying Holder Proceeds.

(e) Nothing in this Article IX shall limit the Liability of any party hereto for any breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement if the First Merger does not occur.

(f) For the avoidance of doubt, (i) if and solely to the extent the amount of a Loss is recovered by an Indemnified Party through the actual payment of a Payable Claim to such Indemnified Party, the same amount of such Loss may not be recovered again by such Indemnified Party by reason of such Loss being subject to indemnification under more than one provision of this Agreement and (ii) if and solely to the extent that a Loss in connection with an Indemnifiable Matter was expressly taken into account in connection with calculations of the Estimated Net Working Capital, the Estimated Indebtedness or the Estimated Transaction Expenses pursuant to Section 2.9, the same amount of such Loss may not be recovered under this Article IX, but, in the case of the immediately preceding clauses (i) and (ii), the amount, if any, of Loss that exceeds the amount already recovered under clause (i) or already taken into account under clause (ii) shall be recoverable on and subject to the terms and conditions of this Article IX.

(g) The Indemnified Parties’ right to indemnification pursuant to this Article IX on account of any Losses will be reduced by all insurance or other third party indemnification or contribution proceeds actually received by the Indemnified Parties in respect of those Losses, net of applicable costs and expenses involved in seeking such recovery (including increases in premiums relating thereto). The Indemnified Parties shall remit to the party from which such Indemnified Party is seeking indemnification under this Section 9.3(g) (the “Indemnifying Party”), for the benefit of such other party, any such insurance or other third party proceeds that are paid to the Indemnified Parties with respect to Losses for which the Indemnified Parties have been previously indemnified pursuant to this Section 9.3(g).

9.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate. A Company Indemnified Party or a Parent Indemnified Party may seek recovery of Losses pursuant to this Article IX by delivering to Parent or the Securityholder Representative, as applicable, an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” means a certificate signed by any authorized representative of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses; provided, that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Officer’s Certificate to the Securityholder Representative or Parent, as applicable.

(b) Objecting to a Claim for Indemnification.

(i) The Securityholder Representative or Parent, as applicable, may object, in whole or in part, to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party pursuant to Section 11.1 prior to 5:00 p.m. New York time on the thirtieth (30th) day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claim in respect of which the objection is made.

(ii) To the extent the Securityholder Representative or Parent, as applicable, does not object in writing (as provided in Section 9.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative or the Parent, as applicable, that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”). Within thirty (30) days of a claim becoming an Unobjected Claim, the Indemnifying Parties shall make the applicable payment to such Indemnified Party, subject to Sections 9.3(c), 9.3(c), 9.4(e) and 9.5.

(c) Resolution of Conflicts. In case the Securityholder Representative or Parent, as applicable, timely delivers an Objection Notice in accordance with Section 9.4(b)(i) hereof, the Securityholder Representative or Parent, as applicable, and the applicable Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative or Parent, as applicable, and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within thirty (30) days of the applicable claim becoming a Settled Claim, subject to Sections 9.3(c), 9.4(e) and 9.5. If the Securityholder Representative or Parent, as applicable, and the Indemnified Parties are unable to reach an agreement, the matter specified in the Objection Notice shall be resolved pursuant to Section 11.7 (any claims resolved pursuant thereto, “Resolved Claims”).

(d) Payable and Unresolved Claims. A “Payable Claim” means a claim for indemnification of Losses under this Article IX, to the extent that such claim has not yet been satisfied (including by release to the Parent Indemnified Party of cash and Parent Common Stock from the Escrow Fund), that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” means any claim for indemnification of Losses under this Article IX specified in any Officer’s Certificate delivered pursuant to Section 9.4(a), to the extent that such claim is not a Payable Claim and has not been satisfied (including by release to the Indemnified Party of cash and Parent Common Stock from the Escrow Fund).

(e) Escrow Amount; Recovery of Losses.

(i) Subject to Sections 9.4(a), 9.4(b) and 9.4(c) above, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Sections 9.2(a) hereof, subject to the terms of this Agreement, the Parent Indemnified Parties shall have the right, and shall be required, in the manner provided in this Section 9.4(e) and Section 9.5(b), to recover the amount of any Losses with respect to which the Parent Indemnified Parties are entitled to indemnification under Section 9.2(a)(i)

(other than for breaches of Special Representations and Fundamental Representations or in the case of fraud or Willful Breach) first by the release, from the Escrow Fund, of cash and shares of Parent Common Stock. Subject to Sections 9.4(a), 9.4(b) and 9.4(c) above, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Sections 9.2(a) hereof, subject to the terms of this Agreement, the Parent Indemnified Parties shall have the right in the manner provided in this Section 9.4(e) and Section 9.5(b), to recover the amount of any Losses with respect to which the Parent Indemnified Parties are entitled to indemnification under Section 9.2(a) (other than for breaches of representations and warranties that are not Special Representations or Fundamental Representations and absent fraud or Willful Breach) from the Escrow Fund. Each release from the Escrow Fund pursuant to Section 9.4(e) or Section 9.5(b) to Indemnifying Holders that are Non-Accredited Investors shall be entirely cash. Each release from the Escrow Fund pursuant to Section 9.4(e) or Section 9.5(b) to Indemnifying Holders that are Accredited Investors shall be in cash and shares of Parent Common Stock as follows: (i) the amount of cash shall equal (A) such Indemnifying Holder’s Pro Rata Share of the total amount to be released multiplied by the Cash Consideration Percentage plus (B) any amount that such Indemnifying Holder is entitled to receive in lieu of fractional shares of Parent Common Stock pursuant to Section 2.8(i), and (ii) the number of shares of Parent Common Stock shall equal such Indemnifying Holder’s Pro Rata Share of (A) the total amount to be released multiplied by the Stock Consideration Percentage, divided by (B) the Parent Common Stock Price, rounded down to the nearest whole share; provided, that such split shall be adjusted if and as required to account for the mix of cash and shares of Parent Common Stock recoverable under Section 9.4(e)(ii). Each release from the Escrow Fund pursuant to Section 9.4(e) or Section 9.5(b) to Parent (on behalf of applicable Parent Indemnified Parties) shall be in cash and shares of Parent Common Stock as follows (unless otherwise adjusted as contemplated by Section 9.4(e)(ii)): (x) the amount of cash shall equal the product obtained by multiplying the total amount to be released by the Escrow Cash Percentage, and (y) the number of shares of Parent Common Stock shall equal the quotient obtained by dividing (I) the total amount to be released multiplied by the Escrow Stock Percentage, by (II) the Parent Common Stock Price, rounded down to the nearest whole share.

(ii) On the date any claim by a Parent Indemnified Party becomes a Payable Claim, payment of the amount of such Payable Claim, ratably in cash and/or shares of Parent Common Stock in accordance with Section 9.4(e)(i), shall be made to the Parent Indemnified Parties from the Escrow Fund in accordance with Section 9.5(b)(i), or if not recovered from the Escrow Fund, ratably in cash and/or shares of Parent Common Stock in accordance with the splits provided for in Section 9.4(e)(i); provided, that any claim under Sections 9.2(a)(iii), 9.2(a)(vi), 9.2(a)(viii), 9.2(a)(x), 9.2(a)(xi) or 9.2(a)(xii) may, at Parent’s sole option, be recovered in any mix of cash and shares of Parent Common Stock; provided, further, however, that, to the extent that there is cash in the Escrow Fund, Parent shall elect to recover cash rather than shares to the extent that such recovery of shares could reasonably be expected, individually or in the aggregate, to cause the aggregate value of the Issued Shares, computed using the Parent Common Stock Price (other than any shares of Parent Common Stock recovered by a Parent Indemnified Party pursuant to this Article IX), to comprise less than 40% of the aggregate amount of the Base Total Consideration, as adjusted pursuant to Section 2.9(b)(iii). Any Payable Claim to a Company Indemnified Party shall be paid by Parent in cash.

(iii) At the Escrow Release Time, if and to the extent the dollar equivalent (calculated in accordance with Section 9.4(e)(i)) of the Escrow Fund exceeds the aggregate amount of Unresolved Claims, then the amount of such excess shall be paid, ratably in cash and/or shares of Parent Common Stock in accordance with Sections 9.3(b) and 9.4(e)(i), from the Escrow Fund in accordance with Section 9.5(b)(ii) to the Final Surviving Company (who shall then promptly distribute such cash and/or shares to the Company Securityholders so that each Company Securityholder receives its, his or her Pro Rata Share of such cash and/or number of shares of Parent Common Stock); provided, that (A) no Company Securityholder shall be entitled to any fractional share, (B) any fraction of a share of Parent Common Stock to which any Company Securityholder would otherwise be entitled shall be paid in cash in accordance with Section 2.8(i), and (C) any shares that remain undistributed by the Escrow

Agent as a result of this proviso shall be returned by the Escrow Agent to Parent. From and after the Escrow Release Time until such time as the Escrow Fund has been fully depleted pursuant to Sections 9.4(e)(ii) and 9.4(e)(iii) and the last sentence of this Section 9.4(e)(iii), Parent shall promptly deliver to the Securityholder Representative a notice, as each Unresolved Claim (whether or not such Unresolved Claim existed on the Escrow Release Time) becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, Parent shall specify the amount of such Payable Claim, and payment of such amount, ratably in cash and/or shares of Parent Common Stock in accordance with Section 9.4(e)(i), shall be made to the Indemnified Parties from the Escrow Fund in accordance with Section 9.5(b)(i), and (B) if and to the extent such Unresolved Claim has been resolved as not a Payable Claim, Parent shall specify the amount, if any, of cash and shares of Parent Common Stock (valued in accordance with Section 9.4(e)(i)), corresponding to the amount by which such portion of such Unresolved Claim exceeds the aggregate amount of the remaining Unresolved Claims (including Unresolved Claims that did not exist on the Escrow Release Time). The amount, if any, of cash and shares of Parent Common Stock specified pursuant to the preceding clause as payable to the Company Securityholders shall be paid, as applicable, from the Escrow Fund in accordance with Section 9.5(b)(ii) to the Final Surviving Company (who shall then promptly distribute such cash and/or shares to the Company Securityholders so that each Company Securityholder receives its, his or her Pro Rata Share of such cash and/or number of shares of Parent Common Stock); provided, that (1) no Company Securityholder shall be entitled to any fractional share, (2) any fraction of a share of Parent Common Stock to which any Company Securityholder would otherwise be entitled shall be paid in cash in accordance with Section 2.8(i), and (3) any shares that remain undistributed by the Escrow Agent as a result of this proviso shall be returned by the Escrow Agent to Parent.

(iv) Any claim for Losses under the EC Special Indemnity may, at Parent’s sole option, be recovered from the WC Escrow Fund; provided, that following the payment of the Adjustment Amount as provided for in Section 2.9(b)(iii) until the end of the EC Escrow Period, the Parent Indemnified Parties shall be required to recover the amount of any Losses with respect to which the Parent Indemnified Parties are entitled to indemnification under the EC Special Indemnity first by the release from the WC Escrow Fund; provided further, that Parent’s recovery from the WC Escrow Fund in accordance with this Section 9.4(e)(iv) shall in no event exceed the EC Special Escrow Cap. On the date any claim by a Parent Indemnified Party under the EC Special Indemnity becomes a Payable Claim, if payment is to come from the WC Escrow Fund as provided for in this Section 9.4(e)(iv), the amount of such Payable Claim shall be paid from the WC Escrow Fund. At the end of the EC Escrow Period (subject to the payment in full of all Payable Claims under the EC Special Indemnity to the Parent Indemnified Parties), if and to the extent the WC Escrow Fund exceeds the aggregate amount of Unresolved Claims under the EC Special Indemnity, then the amount of such excess shall be paid in cash from the WC Escrow Fund to the Final Surviving Company (who shall then promptly distribute such cash to the Company Securityholders so that each Company Securityholder receives its, his or her Pro Rata Share of such cash).

9.5 Escrow Arrangements.

(a) Escrow Fund. At the Closing, Parent will deposit the Escrow Amount and the WC Escrow Amount with the Escrow Agent, without any act of the Company Securityholders, such deposit of the Escrow Amount and the WC Escrow Amount to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement.

(b) Satisfaction of Claims.

(i) If payment is to be made to a Parent Indemnified Party from the Escrow Fund pursuant to Section 9.4(e)(ii), Parent and the Securityholder Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Escrow Fund to the applicable Parent Indemnified Party the amount of cash and number of shares of Parent Common Stock so payable, plus a pro rata portion (based on the amount of such reduction of the Escrow Fund relative to the amount of cash and number of shares of Parent Common Stock in the Escrow Fund as of immediately before such release) of all amounts in the Escrow Fund that exceed the Escrow Amount as of immediately before such release (i.e., earnings (including interest and dividends) on the Escrow Amount and on such earnings in accordance with the Escrow Agreement); provided, that (A) no fractional shares shall be released to any Indemnified Party pursuant to this Section 9.3(b) and 9.5(b)(i), (B) the Indemnified Parties shall have no right to recover any amount of cash in lieu of any fraction of a share of Parent Common Stock to which such holder would otherwise have had a right, and (C) any cash and shares that remain undistributed by the Escrow Agent as a result of this proviso shall be released by the Escrow Agent to Parent. To the extent that any distribution of shares of Parent Common Stock from the Escrow Fund to an Indemnified Party (other than Parent) would, in the reasonable discretion of Parent, fail to comply with applicable securities laws, then, upon the receipt of notice from Parent, the Escrow Agent shall distribute such shares from the Escrow Fund to Parent and Parent shall pay such Indemnified Party an amount in cash equal to the product of (x) the number of shares of Parent Common Stock to which such Indemnified Party would otherwise be entitled pursuant to this Section 9.5(b)(i) and (y) the Parent Common Stock Price.

(ii) If payment is to be made to the Final Surviving Company from the Escrow Fund pursuant to Section 9.4(e)(iii) or the last sentence of Section 9.4(e)(iii), Parent and the Securityholder Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the Final Surviving Company the amount of cash and number of shares of Parent Common Stock (rounded down to the nearest whole share) so payable plus a pro rata portion (based on the amount of such reduction of the Escrow Fund relative to the amount of cash and number of shares of Parent Common Stock in the Escrow Fund immediately before such release) of all amounts in the Escrow Fund that exceed the Escrow Amount as of immediately before such release (i.e., earnings (including interest and dividends) on the Escrow Amount and on any such earnings in accordance with the Escrow Agreement) (and the Final Surviving Company shall then promptly distribute such cash and shares of Parent Common Stock to each such Company Securityholder so that each such Company Securityholder receives such amount attributable to it, him or her); provided, that (A) no fractional shares shall be distributed by the Final Surviving Company to any Company Securityholder, (B) any fraction of a share of Parent Common Stock to which such Company Securityholder would otherwise be entitled shall be paid in cash in accordance with Section 2.8(i), and (C) any cash and shares that remain undistributed by the Escrow Agent as a result of this proviso shall be returned by the Escrow Agent to Parent.

(iii) Notwithstanding anything to the contrary in this Agreement, to the extent that any distribution of shares of Parent Common Stock from the Escrow Fund to a Company Securityholder would, in the reasonable discretion of Parent, fail to comply with applicable securities laws, then, upon the receipt of notice from Parent, the Escrow Agent shall distribute such shares from the Escrow Fund to Parent and Parent shall pay such Company Securityholder an amount in cash equal to the product of (x) the number of shares of Parent Common Stock to which such Indemnifying Holder would otherwise be entitled pursuant to this Article IX and (y) the Parent Common Stock Price.

(iv) If payment is to be made to a Parent Indemnified Party from the WC Escrow Fund pursuant to Section 9.4(e)(iv), Parent and the Securityholder Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the WC Escrow Fund to the applicable Parent Indemnified Party the amount of cash so payable.

9.6 Third Party Claims. If Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a claim for indemnification by a Parent Indemnified Party pursuant to this Article IX (except for claims with respect to indemnification pursuant to Section 9.2(a)(xii), which shall be governed by Section 8.2), Parent shall notify the Securityholder Representative promptly of such claim, and the Securityholder Representative shall be entitled on behalf of the Company Securityholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. If there is a Third Party Claim that, if adversely determined, would give rise to a right of recovery for Losses under the Agreement, then any amounts incurred by the Parent Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses under the Agreement. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Securityholder Representative and the Company Securityholders shall not have a right of approval or consent with respect to any such Third Party Claim; provided, that except with the consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. If the Securityholder Representative has consented to any such settlement, the Company Securityholders and the Indemnifying Holders shall have no power or authority to object under any provision of this Article IX to the amount of such settlement, adjustment or compromise constituting a Payable Claim.

If the Securityholder Representative (on behalf of any Company Indemnified Party) becomes aware of a third party claim (a “Company Third Party Claim”) which such the Securityholder Representative reasonably believes may result in a claim for indemnification by any Company Indemnified Party pursuant to this Article IX, the Securityholder Representative shall notify Parent promptly of such claim, and the Securityholder Representative shall be entitled on behalf of the Company Indemnified Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Company Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Securityholder Representative and the Company Securityholders shall not have a right of approval or consent with respect to any such Company Third Party Claim; provided, that except with the consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Company Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. If the Securityholder Representative has consented to any such settlement, the Company Indemnified Parties shall have no power or authority to object under any provision of this Article IX to the amount of such settlement, adjustment or compromise constituting such claim.

9.7 Securityholder Representative.

(a) Roy T. Eddleman is hereby appointed as of the date hereof as the agent and attorney in fact of the Company Securityholders as the Securityholder Representative for and on behalf of the Company Securityholders to give and receive notices and communications in connection with this Agreement and related matters, including in connection with any Tax Contest or claims for indemnification under this Article IX and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically permitted by the terms of this Agreement. Such agency may be changed by the Company Securityholders from time to time upon not less than ten (10) days prior written notice to Parent; provided, that the Securityholder Representative may not be removed unless a majority of the Company Securityholders (as determined by the respective Pro Rata Shares) agree in writing to such removal and to the identity of the substituted agent. A vacancy in the position of the Securityholder Representative may be filled by a majority of the Company Securityholders (as determined by the respective Pro Rata Shares). No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services other than pursuant to that certain Engagement Letter entered into by and among the Securityholder Representative, the Company and certain Company Securityholders. After the Closing, notices or communications to or from the Securityholder Representative shall constitute notice to or from the Company Securityholders.

(b) The Securityholder Representative shall not be liable for any act done or omitted hereunder or under the Escrow Agreement while acting in good faith and without gross negligence or willful misconduct. The Company Securityholders, severally (based on such Indemnifying Holder’s Pro Rata Share of each

Representative Loss) and not jointly shall indemnify the Securityholder Representative, and defend and hold the Securityholder Representative harmless, against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Company Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from (i) the Expense Fund, and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Securityholders; provided, that (A) the sole means by which the Securityholder Representative may recover Escrow Funds pursuant to the preceding clause (ii) prior to the distribution of such Escrow Funds to the Company Securityholders is to instruct the Final Surviving Company to pay such Escrow Funds to the Securityholder Representative instead of to the Company Securityholders at the time when the Securityholder Representative would otherwise be required to instruct the Final Surviving Company as to the allocation of the distribution of such Escrow Funds to the Company Securityholders, and (B) while this section allows the Securityholder Representative to be paid from the Expense Fund and the Escrow Fund, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will be required to advance its own funds on behalf of the Company Securityholders or otherwise. The Company Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(c) A decision, act, consent or instruction of the Securityholder Representative, including (i) an amendment, extension or waiver of this Agreement pursuant to Sections 10.3 and 10.4 hereof and (ii) an instruction to the Final Surviving Company pursuant to Section 9.7(b), shall constitute a decision of all or any portion of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders. Parent is entitled to rely upon any notice provided to or communication with Parent and its Affiliates and any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of all the Company Securityholders. The Parent Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by such Parent Indemnified Party in accordance with such decision, act, consent or instruction of the Securityholder Representative.

9.8 Tax Treatment. Any payment under Section 2.9, Section 8.6 or Article IX of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. Except as provided in Section 10.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company, if the Closing Date shall not have occurred by 5:00 p.m., New York time, on the date that is ninety (90) days following the date of this Agreement (the “Outside Date”); provided, that the Outside Date shall be automatically extended for an additional ninety (90) days if Parent or the Company or any representative thereof receives any follow-on request for additional information and documentary materials from the U.S. Department of Justice or the U.S. Federal Trade Commission under the HSR Act (or any foreign equivalent) before the Outside Date; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose willful and material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement which has not been cured at the time of such termination;

(c) by Parent, if the Company has not delivered the Stockholder Consent to Parent within one (1) Business Day after the execution of the Agreement;

(d) by Parent, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e) by Parent, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute any Remedies;

(f) except as provided in Section 6.5, by Parent, if it is not in material breach of its obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of the Company or a Company Securityholder contained in this Agreement or any Related Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within thirty (30) days after written notice thereof to the Company and the applicable Company Securityholder; provided, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article VII for the benefit of Parent are incapable of being satisfied on or before the date specified in Section 10.1(b); or

(g) except as provided in Section 6.5, by the Company, if none of the Company or the Company Securityholders is in material breach of their respective obligations under this Agreement or any Related Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within thirty (30) days after written notice thereof to Parent; provided, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article VII for the benefit of the Company are incapable of being satisfied on or before the date specified in Section 10.1(b).

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, the Company or the Company Securityholders, or their respective officers, directors or Stockholders, if applicable; provided, that each party hereto and each Person shall remain liable for any Willful Breaches of this Agreement or any Related Agreements prior to its termination; and provided further, that the provisions of Sections 6.2 (Confidentiality), 6.3 (Public Disclosure), Article XI (General Provisions) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.

10.3 Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company or First Merger Sub; provided, that after any such stockholder adoption of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or First Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto. For purposes of resolution of disputes and other matters between any Indemnified Parties and one or more Company Securityholders after the Effective Time under Article IX or otherwise, it is understood that the Securityholder Representative shall have the authority to bind all the Company Securityholders.

10.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company , on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Except as otherwise provided in Section 6.5, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.4, the Company Stockholders agree that any extension or waiver signed by the Securityholder Representative after the Closing shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email or facsimile (with written confirmation of completed transmission), (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties):

(a) if to Parent or the Final Surviving Company, to:

Repligen Corporation

41 Seyon Street, Building #1, Suite 100

Waltham, MA 02453

Facsimile: (781) 250-0115

Attention: Tony J. Hunt

Facsimile No: (781) 250-0115

Email: thunt@repligen.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210Attention:

Arthur R. McGivern and Jason Breen

Facsimile No.: (617) 801-8626

Email: AMcGivern@goodwinlaw.com; JBreen@goodwinlaw.com

(b) if to the Company, to:

Spectrum, Inc.

1847 Broadwick Street

Rancho Dominguez, California 90220

Attention: Anthony MacDonald

Facsimile No: (310) 605-4592

Email: amacdonald@spectrumlabs.com

and, if on or before the Closing Date, with a copy (which shall not constitute notice) to:

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067-2367

Attention: Istvan Benko

Facsimile No.: (310) 789-1426

Email: ibenko@troygould.com

(c) if to the Securityholder Representative, to:

Roy T. Eddleman

417 Amapola Lane

Los Angeles, CA 90077

Facsimile No: (310) 885-3320

Email: rte417@gmail.com

with a copy (which shall not constitute notice) to:

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067-2367

Attention: Istvan Benko

Facsimile No.: (310) 789-1426

Email: ibenko@troygould.com

(d) If to a Company Stockholder, to his, her or its address and facsimile on the Spreadsheet.

11.2 Interpretation. Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections,” “Annexes” and “Exhibits” are intended to refer to Schedules, Sections, Annexes and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and (j) “shall” and “will” shall have the same meaning hereunder.

11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

11.4 Entire Agreement; Assignment. This Agreement, the exhibits and annexes hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the other schedules and the Related Agreements:

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder (i) in connection with a sale of Parent or a sale of all or substantially all of its assets, (ii) to one or more of its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and (iii) to any lender of Parent or its Affiliates as collateral security.

11.5 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to specific performance or other equitable relief, including injunctive relief, in the event of a breach or threatened breach of this Agreement.

11.7 Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a) Except for a determination of the Final Closing Balance Sheet, which shall be resolved exclusively by the Accountants pursuant to Section 2.9(b)(ii), all disputes, claims, or controversies arising out of or relating to the Agreement, the Related Agreements (other than as expressly set forth therein) or any other agreement or document executed and delivered pursuant to the Agreement (other than as expressly set forth therein) or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, including claims of fraud or fraud in the inducement, and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in New York, New York, before a single arbitrator (the “Arbitrator”). Except as modified in this Section, the arbitration shall be administered pursuant to JAMS’s Comprehensive Rules and Procedures. The parties further agree that this arbitration shall apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

(b) The parties covenant and agree that the arbitration hearing shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). The hearing shall be no more than five (5) Business Days. In connection with the arbitration, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, with each deposition limited to eight (8) hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown. For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents shall each respectively be deemed one party. The Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. The Arbitrator’s award shall be made and delivered within ninety (90) days of the Filing Date, shall be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The parties covenant and agree that the arbitration shall conclude within six (6) months of the Filing Date, and the Arbitrator shall be provided notice of such six-month limit (and agreed to abide by it) prior to his or her appointment as Arbitrator.

(c) The parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that the prevailing party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including attorneys’, consultants’ and experts’ fees; provided further that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including attorneys’, consultants’ and experts’ fees, incurred by the other party in enforcing the award or order. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

(d) Subject in all cases to the foregoing, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within New York, New York, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.11 No Third Party Beneficiary. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that (i) Article IX shall also be for the benefit of the Indemnified Parties and (ii) Section 6.20, from and after (and subject to the occurrence of) the Effective Time, shall be for the benefit of the D&O Indemnified Parties.

11.12 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Company Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Company in this Agreement. Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty of the Company made in this Agreement, unless the applicable part of the Company Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Company Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be signed, all as of the date first written above.

REPLIGEN CORPORATION

By:	/s/ Tony J. Hunt
Name: Tony J. Hunt
Title: President and Chief Executive Officer

SPECTRUM, INC.

By:	/s/ Anthony MacDonald
Name: Anthony MacDonald
Title: President

TOP HAT, INC.

By:	/s/ Tony J. Hunt
Name: Tony J. Hunt
Title: President

SWING TIME, LLC

By:	/s/ Tony J. Hunt
Name: Tony J. Hunt
Title: Manager

/s/ Roy T. Eddleman
ROY T. EDDLEMAN, as the Securityholder Representative

Signature Page to Agreement and Plan of Merger and Reorganization

Annex A-1 – Required Joinder Agreements

Roy T. Eddleman

Tom Girardi

Tony MacDonald

Robert Adamson

David Serway

Michael Bransby

Annex A-2 – Key Employees

Tony MacDonald

Robert Adamson

David Serway

Michael Bransby

Annex A-3 – Required Covenants Agreements

Roy T. Eddleman

Tom Girardi

Tony MacDonald

Robert Adamson

David Serway

Michael Bransby

Annex A-4 – Required Certification Forms

Roy T. Eddleman

Tom Girardi

Tony MacDonald

Robert Adamson

David Serway

Michael Bransby

Exhibit A

Form of Joinder Agreement

FORM OF JOINDER, RELEASE AND WAIVER

THIS JOINDER, RELEASE AND WAIVER (this “Agreement”) is entered into as of June 22, 2017 (the “Signing Date”) by and among the undersigned Company Securityholders (each, a “Signatory Securityholder”), Spectrum, Inc., a California corporation (the “Company”), and Repligen Corporation, a Delaware corporation (“Parent”).

RECITALS:

A. The Company has entered into the Agreement and Plan of Merger and Reorganization, dated June 22, 2017, attached hereto as Schedule A, as amended and/or otherwise modified in accordance with the terms thereof (the “Merger Agreement”), by and among Parent, Top Hat, Inc., a California corporation and a wholly-owned Subsidiary of Parent (“First Merger Sub”), Swing Time, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Second Merger Sub”), the Company, and Roy T. Eddleman, as representative of the Company Securityholders (the “Securityholder Representative”), pursuant to which (i) First Merger Sub shall merge with and into the Company, and the Company shall be the surviving corporation and continue as a direct wholly-owned subsidiary of Parent (the “First Merger”), and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub (together with First Merger Sub, the “Merger Subs”), the Company will cease to exist, and Second Merger Sub will survive as a direct, wholly-owned subsidiary of Parent (collectively with the First Merger, the “Merger”).

B. The Board of Directors of the Company (the “Board”) and the respective boards of directors of each of Parent and First Merger Sub have each unanimously adopted and approved and declared advisable the Merger Agreement, the First Merger and the other transactions contemplated thereby; each such board has declared that it is advisable, and made a determination that it is in the best interests of each of their respective stockholders, to enter into the Merger Agreement and consummate the First Merger on the terms and subject to the conditions set forth in the Merger Agreement.

C. In addition, the Board has approved the submission to the stockholders of the Company (the “Stockholders”) of, and has recommended that the Stockholders agree to, the appointment of Roy T. Eddleman to serve as the initial Securityholder Representative under the Merger Agreement.

D. The Merger Agreement provides, among other conditions to the Closing, that Company Securityholders holding securities of the Company execute and deliver certain documents and agreements to Parent, including this Agreement, whereby each Signatory Securityholder will agree to be bound by the Specified Terms (as defined below) and the terms set forth in this Agreement, agree to the appointment of the Securityholder Representative to act on behalf of all Company Securityholders, provide a general release of claims in his or her capacity as a Company Securityholder as provided for herein, and otherwise make certain representations and warranties and agree to certain covenants and agreements in favor of Parent and the First Step Surviving Corporation, as set forth in this Agreement.

F. Each Signatory Securityholder desires to execute and deliver this Agreement to agree to be bound by the Specified Terms and the terms set forth in this Agreement.

G. All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Merger Agreement.

1.	APPOINTMENT OF SECURITYHOLDER REPRESENTATIVE

Effective as of the Effective Time, each Signatory Securityholder hereby agrees to the appointment of Roy T. Eddleman as Securityholder Representative under the Merger Agreement, with such Securityholder

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Representative to act as the Signatory Securityholders’ agent and attorney-in-fact with the power and authority to exercise all or any of the powers, authority and discretion conferred on the Securityholder Representative under Section 9.7 and the other relevant provisions of the Merger Agreement and the documents contemplated thereby.

2.	JOINDER; ACKNOWLEDGEMENT AND AGREEMENT OF INDEMNIFICATION OBLIGATIONS AND DISTRIBUTION OF ESCROW PROCEEDS

Each Signatory Securityholder confirms that such Signatory Securityholder has received and reviewed the Merger Agreement and has had the opportunity to ask representatives of the Company questions with regard to all the agreements, consents and other provisions in this Agreement and the other Related Agreements to which such Signatory Securityholder is a party and that all such questions have been answered fully and to the reasonable satisfaction of such Signatory Securityholder. Each Signatory Securityholder also confirms that such Signatory Securityholder has had a reasonable time and opportunity to consult with such Signatory Securityholder’s financial, legal, tax and other advisors, if desired, before signing this Agreement and the other Related Agreements to which such Signatory Securityholder is a party. Based upon such review by each Signatory Securityholder, such Signatory Securityholder understands, agrees to and acknowledges the following:

a. effective as of the Effective Time, such Signatory Securityholder is bound by the terms of the Merger Agreement and the other Related Agreements purporting to bind the Company Securityholders (the “Specified Provisions”), including, without limitation, (i) Article II and Article III of the Merger Agreement, (ii) the provisions regarding the appointment of the Securityholder Representative to act on behalf of the Company Securityholders pursuant to the authority granted therein and the indemnification and miscellaneous provisions, all as set forth in Section 9.7 and the other relevant provisions of the Merger Agreement, and (iii) the indemnification provisions of the Merger Agreement applicable to Indemnifying Holders set forth in Article IX of the Merger Agreement (in each case subject to the terms and limitations set forth therein);

b. between the date hereof and the earlier to occur of the Closing and the termination of the Merger Agreement in accordance with its terms, such Signatory Securityholder shall not sell, pledge, hypothecate or otherwise transfer, or agree to do any of the foregoing in respect of, his or her shares of Company Capital Stock other than to Parent as contemplated by the Merger Agreement, except with the prior written consent of Parent;

c. an aggregate of up to $3 million of cash which may be released following the Effective Time pursuant to the Merger Agreement (the “WC Escrow Amount”) will be held by the Escrow Agent for purposes of, among other things, the payment to Parent in satisfaction of any purchase price adjustment to Parent pursuant to Section 2.9(b) of the Merger Agreement;

d. an aggregate of up to $27 million of cash and shares of Parent Common Stock which may be released following the Effective Time pursuant to the Merger Agreement (the “Escrow Amount”) will be held by the Escrow Agent for purposes of, among other things, the payment to Parent in satisfaction of any purchase price adjustment to Parent or any indemnification or other claims of any Parent Indemnified Party, pursuant to the terms of the Merger Agreement;

e. an aggregate of up to $275,000 of cash which may be released following the Effective Time pursuant to the Merger Agreement (the “Expense Fund”) will be held by the Securityholder Representative for any expenses pursuant to the Merger Agreement, the Escrow Agreement or any Securityholder Representative engagement agreement; and

f. such Signatory Securityholder shall only be entitled to receive distributions with respect to the WC Escrow Amount, the Escrow Amount and the Expense Fund, if, and to the extent that, any portion of such amount is required to be distributed to such Signatory Securityholder pursuant to the terms of the Merger Agreement in accordance with such Signatory Securityholder’s Pro Rata Share.

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3.	ACKNOWLEDGEMENT AND AGREEMENT OF CONFIDENTIALITY

During the Pre-Closing Period and after the Closing, each Signatory Securityholder shall hold in confidence the existence of and terms of the Merger Agreement, this Agreement and any and all Confidential Information (as hereinafter defined) (collectively, the “Covered Information”), in each case, except to the extent that such Covered Information is disclosed in connection with the performance of such Signatory Securityholder’s duties as a service provider to Parent, the Company and/or their respective Affiliates (and in accordance with any agreements entered into in connection with such service relationship) or is generally available to the public through no fault of such Signatory Securityholder. In addition, such Signatory Securityholder may disclose Confidential Information (a) to his or her tax and financial advisors for purposes of complying with such Signatory Securityholder’s tax obligations or other reporting obligations under law arising out of the transactions contemplated hereby, the Merger Agreement or the transactions contemplated hereby or thereby, (b) to his or her legal counsel and accountants and (c) to the Securityholder Representative. Each Signatory Securityholder hereby acknowledges that such Signatory Securityholder, his or her Affiliates and his or her representatives are aware that the Covered Information may contain material, non-public information about Parent and such Signatory Securityholder hereby agrees, on behalf of such Signatory Securityholder and such Affiliates and representatives, that each such Person may not purchase or sell any securities of Parent while in possession of such information.

As used in this Agreement, “Confidential Information” means any confidential or proprietary information of the Company, Parent or their Subsidiaries, including without limitation methods of operation, customer lists, products, customer prices, inventions, trade secrets, marketing methods, plans, intellectual property and other proprietary information.

4.	REPRESENTATIONS AND WARRANTIES OF SIGNATORY SECURITYHOLDER

Except as disclosed on the signature page attached hereto, each Signatory Securityholder (as to himself or herself only) hereby severally, and not jointly, represents and warrants to Parent that:

a. Authorization of Agreement.

(1) Such Signatory Securityholder has all requisite legal capacity to execute and deliver the Related Agreements to which such Signatory Securityholder is a party and to consummate the transactions contemplated by such Related Agreements and to perform such Signatory Securityholder’s obligations thereunder.

(2) The Related Agreements executed by such Signatory Securityholder are or will be, at or prior to the Closing, duly and validly executed and delivered by such Signatory Securityholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) such Related Agreements when so executed and delivered will constitute, legal, valid and binding obligations of such Signatory Securityholder, enforceable against such Signatory Securityholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

b. Consents and Approvals; No Violations. Neither the execution, delivery and performance of the Related Agreements to which such Signatory Securityholder is a party nor the consummation of the transactions contemplated thereby will (i) violate any Contract, Law or order applicable to such Signatory Securityholder or by which any of its properties or assets are bound, except for such violations which would not reasonably be likely to have a material adverse effect upon such Signatory Securityholder’s ability to consummate the transactions contemplated by the Related Agreements or (ii) result in the creation of any Lien upon the securities of the Company owned by such Signatory Securityholder.

c. Ownership and Transfer of Interests. Such Signatory Securityholder is the record and beneficial owner of and holds all rights, title and interest in and to the securities set forth opposite such Signatory Securityholder’s

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name on such Signatory Securityholder’s signature page hereto, and as of the Closing Date, such Signatory Securityholder will be the record and beneficial owner of and hold all right, title and interest in such securities, in each case free and clear of any and all Liens, including the power to vote or to direct the voting of the Company Capital Stock and to act by written consent pursuant to the General Corporation Law of the California Corporations Code, as amended (the “CGCL”). Such Signatory Securityholder does not own any other securities, options, warrants or rights to acquire any interest in the Company or one of its Subsidiaries other than as set forth on such Signatory Securityholder’s signature page hereto. Such Signatory Securityholder has not granted any rights to any other Person to purchase any interests of any kind in the securities of the Company or one of its Subsidiaries held by such Signatory Securityholder.

d. Litigation. There are no actions involving such Signatory Securityholder pending or, to his or her knowledge, threatened, that are reasonably likely to prohibit or adversely affect the ability of such Signatory Securityholder to enter into the Related Agreements to which such Signatory Securityholder is a party or to consummate the transactions contemplated thereby.

e. Securityholder Activities. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, such Signatory Securityholder or his or her Affiliates or family members do not own any assets which are used, loaned, licensed or leased to the Company or its Subsidiaries (other than personal possessions owned by such Signatory Securityholder which are not necessary for the operation of the business of the Company or such Subsidiaries), there are no Contracts between such Signatory Securityholder or any of his or her Affiliates or family members, on the one hand, and the Company or any of its Subsidiaries, on the other hand, and, as of the date hereof, there are no amounts payable by the Company or one of its Subsidiaries to such Signatory Securityholder other than salary, annual bonuses and employee benefits in connection with such Signatory Securityholder’s service relationship with the Company or its Subsidiaries.

f. Tax Matters. Such Signatory Securityholder has had an opportunity to review with such Signatory Securityholder’s own Tax advisors the Tax consequences of the Merger and the transactions contemplated by the Merger Agreement. Such Signatory Securityholder understands that such Signatory Securityholder must rely solely on such Signatory Securityholder’s advisors and not on any statements or representations made by Parent, the Company or any of their agents or Affiliates. Such Signatory Securityholder understands that such Signatory Securityholder (and not Parent, the Company, the First Surviving Corporation or the Final Surviving Company) shall be responsible for such Signatory Securityholder’s Tax liability that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement.

g. Brokers’ Fees. Such Signatory Securityholder has not entered into any agreement which will give rise to any Liability or obligation to pay any fees or commissions to any broker, finder or similar agent with respect to the Merger Agreement, the Merger or the transactions contemplated by the Related Agreements to which such Signatory Securityholder is a party.

h. Investment Intent. In the case of a Signatory Securityholder that is an Accredited Investor, with respect to the Parent Common Stock issued to such Signatory Securityholder pursuant to and in accordance with the Merger Agreement, such Signatory Securityholder acknowledges and agrees that:

(1) the issuance of the Parent Common Stock is made in reliance upon such Signatory Securityholder’s representations, warranties, covenants and acknowledgments set forth in this Section 4(h) and that such representations, warranties, covenants and acknowledgments constitute a material inducement to Parent entering into this Agreement and the Merger Agreement;

(2) such Signatory Securityholder is acquiring the shares of Parent Common Stock pursuant to the Merger Agreement only for investment for his or her own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and such Signatory Securityholder has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities Law and has no Contract, undertaking, agreement or arrangement with any Person regarding the distribution of such securities in violation of the Securities Act or any applicable state securities Law;

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(3) such Signatory Securityholder’s investment in the shares of Parent Common Stock involves a high degree of risk and may result in a complete loss of his or her investment, and such Signatory Securityholder has sought such accounting, legal and Tax advice as he or she has considered necessary to make an informed investment decision with respect to his or her acquisition of the shares of Parent Common Stock;

(4) the shares of Parent Common Stock when issued will not be registered under the Securities Act by reason of a specific exemption from the registration and prospectus delivery requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Signatory Securityholder’s representations set forth in this Agreement;

(5) the shares of Parent Common Stock when issued will constitute “restricted securities” under Rule 144 promulgated under the Securities Act and, therefore, such shares may not be sold unless they are registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available; such Signatory Securityholder acknowledges and agrees that, except as provided the Stockholder Agreement with respect to shares held by Roy T. Eddleman, Parent is under no obligation, and does not intend, to register the resale of the shares of Parent Common Stock issued to such Signatory Securityholder, such Signatory Securityholder will be required to bear the financial risks of holding Parent Common Stock for an indefinite period of time, and that there is no guarantee that such Signatory Securityholder will be able to achieve liquidity with respect to the shares of Parent Common Stock that such Signatory Securityholder receives;

(6) such Signatory Securityholder is able to fend for himself or herself in the transactions contemplated by the Merger Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or her investments, and has the ability to bear the economic risks of his or her investments; and

(7) at no time was he or she presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the issuance of the Parent Common Stock to such Signatory Securityholder in connection with transactions contemplated by the Merger Agreement.

5.	ADDITIONAL AGREEMENTS AND ACKNOWLEDGEMENTS

a. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. All disputes, claims, or controversies arising out of or relating to this Agreement, the Merger Agreement or the Related Agreements, or the negotiation, breach, validity or performance hereof or thereof, or the transactions contemplated hereby and thereby, including claims of fraud or fraud in the inducement, and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in New York, New York, before a single arbitrator (the “Arbitrator”). Except as modified in this Section 5, the arbitration shall be administered pursuant to JAMS’s Comprehensive Rules and Procedures. The parties further agree that this arbitration shall apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

The parties covenant and agree that the arbitration hearing shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). The hearing shall be no more than five (5) Business Days. In connection with the arbitration, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, with each deposition limited to eight (8) hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown. For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents shall each respectively be deemed one party.

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The Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. The Arbitrator’s award shall be made and delivered within ninety (90) days of the Filing Date, shall be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The parties covenant and agree that the arbitration shall conclude within six (6) months of the Filing Date, and the Arbitrator shall be provided notice of such six-month limit (and agreed to abide by it) prior to his or her appointment as Arbitrator. The parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that the prevailing party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees; provided further that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees, incurred by the other party in enforcing the award or order. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

Subject in all cases to the foregoing, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within New York, New York, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

b. Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules” and “Sections” are intended to refer to Schedules and Sections, to this Agreement, except as otherwise indicated; (f) the headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; and (j) “shall” and “will” shall have the same meaning hereunder.

c. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

d. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and the third party beneficiaries referenced in Section 5(e) and Section 5(h) of this Agreement and their respective successors and permitted assigns (if any); provided, however, that no Signatory Securityholder may assign or transfer this

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Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without Parent’s prior written consent and any assignment or transfer in violation of this proviso shall be null and void.

e. The Securityholder Representative, the Parent Indemnified Parties and the Released Parties are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the Signatory Securityholders in accordance with its terms upon and after the Effective Time.

f. Each Signatory Securityholder hereby waives any rights he or she may have to notice in connection with the Merger or related transactions, including such rights arising under the organizational documents of the Company or any of its Subsidiaries.

g. Each Signatory Securityholder hereby waives and agrees not to assert any and all appraisal or dissenters rights under the CGCL or any other applicable law with respect to the Merger or the Merger Agreement.

h. Each Signatory Securityholder acknowledges that (i) this Agreement is intended to be a material inducement for Parent and Merger Subs to enter into the Merger Agreement and effect the transactions contemplated thereby, and (ii) Parent and Merger Subs will be relying on each Signatory Securityholder’s execution and delivery to the Company and Parent of this Agreement and such Signatory Securityholder’s agreement to be bound by the terms hereof, in determining whether to proceed to consummate the Merger.

i. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

j. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the arbitrators and/or courts set forth in Section 5(a). Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy, in each case, subject to the limitations set forth herein and in the Merger Agreement.

k. Following the Effective Time, any claim by a Parent Indemnified Party of a breach of this Agreement by a Signatory Securityholder shall be subject exclusively to: (i) Article IX of the Merger Agreement, including the limitations and procedures set forth therein; (ii) Section 5(o) of this Agreement; and, (iii) to the extent applicable, the provisions of Section 5(j) above.

l. Prior to the Effective Time, each Signatory Securityholder agrees to use his or her commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement and this Agreement as the Company or Parent may reasonably require in order to carry out the intent of the Merger Agreement and this Agreement.

m. Each Signatory Securityholder hereby acknowledges and agrees: (i) to the termination as of the moment immediately prior to the Effective Time, of any and all investor agreements or other stockholder agreements of the Company or any of its Subsidiaries to which such Signatory Securityholder is a party; (ii) that any rights and

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obligations such Signatory Securityholder may have under such investor agreements or other stockholder agreements of the Company or any of its Subsidiaries shall terminate upon the Effective Time without any further liability on the part of the Company, the First Step Surviving Corporation, the Final Surviving Company or any of their Subsidiaries and without any further rights on the part of such Signatory Securityholder; and (iii) such Signatory Securityholder will take no action with regard to pursuing any claim against the Company, Parent, the First Step Surviving Corporation, the Final Surviving Company or their respective Subsidiaries pursuant to such investor agreements or stockholder agreements after the Effective Time.

n. Other than as set forth herein, this Agreement shall be effective with respect to each Signatory Securityholder as of the Signing Date, provided, however, that this Agreement shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon the termination of the Merger Agreement pursuant to and in accordance with the terms thereof.

o. From and after the Closing, and subject to applicable terms and limitations provided for in Article IX of the Merger Agreement, each Signatory Securityholder agrees to indemnify and hold harmless the Parent Indemnified Parties from and against, and shall compensate and reimburse the Parent Indemnified Parties for, all Losses incurred or sustained by the Parent Indemnified Parties, or any of them (including the Final Surviving Company), directly or indirectly, arising under, in connection with or as a result of the following:

(1) any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty made by such Signatory Securityholder in this Agreement; and

(2) any failure (or an allegation that would amount to a failure in the case of a third party claim) by such Signatory Securityholder to perform or comply with any covenant or agreement applicable to such Signatory Securityholder in this Agreement.

For the avoidance of doubt, the maximum, aggregate amount that a Parent Indemnified Party may recover from such Signatory Securityholder under this Agreement and under Article IX of the Merger Agreement shall be such Signatory Securityholders’ Indemnifying Holder Proceeds (other than as provided for in Section 9.2(f) of the Merger Agreement, for which no limitations shall apply).

p. The Recitals to this Agreement are, and shall be deemed to be, an integral part of the agreement of the parties.

q. All representations, warranties, covenants and agreements of each Signatory Securityholder in this Agreement shall survive the Closing and the Effective Time until sixty days following the expiration of the applicable statute of limitations.

r. This Agreement may be amended only with the prior written consent of the Company, Parent and, following the Closing, the Securityholder Representative.

s. If any Signatory Securityholder is married on the date of this Agreement, such Signatory Securityholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Schedule B attached hereto (“Spousal Consent”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights of such Signatory Securityholder hereunder or under any other agreement that do not otherwise exist by operation of law or the agreement of the parties. If such Signatory Securityholder should marry or remarry subsequent to the date of this Agreement, such Signatory Securityholder shall within thirty (30) days thereafter obtain his or her new spouse’s acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement and the other agreements contemplated hereby by causing such spouse to execute and deliver a Spousal Consent acknowledging the restrictions and obligations contained in this Agreement and the other agreements contemplated hereby and agreeing and consenting to the same.

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t. In connection with any debt or equity financing of Parent, each Signatory Securityholder agrees to promptly sign and return to Parent the Parent’s form of lock-up agreement; provided that such lock-up period shall be for a period not to exceed six (6) months.

6.	GENERAL RELEASE OF CLAIMS

Effective for all purposes as of the Closing, each Signatory Securityholder acknowledges and agrees, on behalf of himself or herself and each of his or her agents, trustees, beneficiaries, directors, officers, affiliates, subsidiaries, estate, heirs, successors, assigns, members and partners (each, a “Releasor”), that:

a. Releasor hereby unconditionally and irrevocably and forever releases and discharges Parent, the Merger Subs, the First Step Surviving Corporation, the Final Surviving Company and their respective Affiliates, successors and assigns, present or former directors, officers, employees, and agents (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, demands, debts, losses, costs, expenses, proceedings, covenants, liabilities, suits, judgments, damages, contracts, covenants, actions and causes of action, obligations, accounts, attorney’s fees and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, vested or contingent, in contract, at law or in equity, by statute or otherwise which have existed or may have existed, or which do, can, shall or may exist, through and including the Closing or otherwise based on any act, omission, conduct, occurrence, decision, matter or thing occurring at any time up to and including, solely to the extent relating to Signatory Securityholder’s investment in, ownership of any securities in, any rights to proceeds upon the sale of, and/or (if applicable) employment by, the Company or any Affiliate of the Company (individually and collectively, “Claims”), except those Claims (i) arising exclusively as a stockholder of Parent following the Closing, (ii) for accrued wages payable in the ordinary course of business in the current payroll cycle, (iii) related to any indemnification to which the Releasor that is an employee, director or officer of the Company is entitled under any agreement with the Company disclosed to Parent prior to the execution of the Merger Agreement or the Company’s certificate of incorporation or bylaws as in effect immediately prior to the execution of the Merger Agreement, or (iv) any right to payment to such Signatory Securityholder under the Merger Agreement or any Related Agreement to which such Signatory Securityholder is a party. In the case of any Releasor that, as of immediately prior to the Closing, is or has ever been an employee of the Company or any Affiliate thereof, such released Claims include (except as otherwise excluded under this Section 6(a)), without limitation and to the maximum extent permitted by applicable Laws, any and all Claims: (i) relating to or arising out of such employment, the end of such employment and/or the terms and conditions of such employment; (ii) of or for employment discrimination, harassment or retaliation under any local, state or federal law or ordinance, including without limitation Title VII or the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended the Equal Pay Act of 1963, as amended, or the Americans with Disabilities Act of 1990, as amended; (iii) under the Family and Medical Leave Act of 1993, as amended, or under similar state or local law; (iv) under the federal Worker Adjustment Retraining and Notification Act or any similar state or local law; (v) under the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any pension or welfare benefit plan, subject to the terms of the applicable plan and applicable Law); (vi) under any other federal, state or local statute, law, rule or regulation of the applicable jurisdiction, including without limitation the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code; (vii) for wages (excluding accrued wages payable in the ordinary course of business in the current payroll cycle), bonuses, incentive compensation, stock, options or other equity-based incentives, severance, vacation pay or any other compensation or benefits, including without limitation under California law and the Massachusetts Wage Act; (viii) under or for violation of any public policy or Contract (express or implied); (ix) for any tort, or otherwise arising under common law; (x) arising under any policies, practices or procedures of the Company; (xi) any and all Claims for wrongful or constructive discharge, breach of Contract (express or implied), infliction of emotional distress, defamation; and (xii) any and all Claims for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

In connection with this release, Releasor is agreeing, effective as of the Effective Time, to release, waive and to relinquish any and all rights and benefits afforded by section 1542 of the Civil Code of the State of

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California, or any similar or analogous provision of the laws of any other jurisdiction. Section 1542 of the Civil Code of the State of California provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Releasor understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is essential and material consideration in exchange for the entry of Parent and the Merger Subs into the Merger Agreement.

b. Releasor represents and acknowledges that he or she has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives, and to consult with independent legal counsel of his or her own choosing. Releasor further represents that in signing this release he or she does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

c. Releasor hereby acknowledges and agrees that neither the release provided hereunder nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any Released Party or Releasor of any improper or unlawful conduct.

d. Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that is based upon any claim purported to be released hereunder. Notwithstanding the foregoing or anything to the contrary in this release, it is understood and agreed that the release given herein does not prohibit Releasor from filing an administrative charge with the Equal Employment Opportunity Commission or similar equal employment opportunity/anti-discrimination administrative agency (federal, state or local). The Releasor, however, waives any right to monetary or other recovery in connection with any such charge and/or in the event any such federal, state or local administrative agency pursues any claims on the Releasor’s behalf or otherwise in connection with any such charge or relating to the Releasor’s employment with the Company or any Affiliate, successor or assign.

e. This release may be pleaded by the Released Parties as a full and complete defense regarding any matter purported to be released hereby and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them regarding such matter in violation of this Joinder, Release and Waiver. In the event any claim is brought or maintained by a Releasor against the Released Parties in violation of this Joinder, Release and Waiver, the applicable Signatory Stockholder shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Parties in defending same.

[Signature Pages Follow]

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Exhibit B

Form of Stockholder Consent

RESOLUTIONS ADOPTED BY WRITTEN CONSENT OF

THE SHAREHOLDERS OF

SPECTRUM, INC.

The undersigned, being the holders of at least (i) 97% of the outstanding shares of the Class A Common Stock of Spectrum, Inc., a California corporation (the “Company”),and (ii) a majority of the outstanding voting shares of the Company, do hereby adopt, in accordance with the Company’s Articles of Incorporation with Statement of Conversion (as amended, the “Charter”), the amended and restated bylaws of the Company (the “Bylaws”), and Sections 1300 and 152 of the General Corporation Law of the State of California, as amended (the “CGCL”), the following actions by written consent and without a meeting, which actions shall have the same force and effect as if duly adopted at a meeting duly called and held at which a quorum was present and acting throughout (this “Written Consent”):

WHEREAS, the Company’s board of directors has approved and recommended for approval by the Company shareholders the Agreement and Plan of Merger and Reorganization, in substantially the form attached hereto as Exhibit A (the “Merger Agreement”), among Repligen Corporation, a Delaware corporation (“Parent”), Top Hat, Inc., a California corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), Swing Time, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub”), the Company, and Roy T. Eddleman, an individual, solely in his capacity as the representative of the Company’s securityholders (the “Securityholder Representative”), pursuant to which, as steps in a single, integrated transaction, (i) First Merger Sub will merge with and into the Company in accordance with the Merger Agreement and the CGCL (the “First Merger”), First Merger Sub will cease to exist, and the Company will become a direct, wholly owned subsidiary of Parent, and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub in accordance with the Merger Agreement, CGCL, and the Delaware Limited Liability Company Act (“DLLCA”), the Company will cease to exist, and Second Merger Sub will survive as a direct, wholly owned subsidiary of Parent (together or in seriatim with the First Merger, as appropriate, the “Merger”);

WHEREAS, pursuant to and in connection with the First Merger, among other things, and subject to the terms and conditions of the Merger Agreement, at the effective time of the First Merger: all of the issued and outstanding shares of Company Capital Stock (as defined in the Merger Agreement): (i) owned by any shareholder of the Company who is an “accredited investor” within the meaning of the federal securities laws shall be converted into a right to receive (a) a number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) as provided for in the Merger Agreement, (b) cash as provided for in the Merger Agreement and (c) distributions, if any, of Parent Common Stock and cash to be held in an escrow account from and after the effective time of the First Merger (the “Effective Time”) to secure purchase price adjustment obligations to Parent and indemnification obligations to Parent Indemnified Parties (as defined in the Merger Agreement); and (ii) owned by any shareholder of the Company who is a “non-accredited investor” shall be converted into the right to receive (a) cash as provided for in the Merger Agreement and (b) distributions, if any, of cash held in an escrow account from and after the Effective Time to secure purchase price adjustment obligations to Parent and indemnification obligations to the Parent Indemnified Parties;

WHEREAS, the Merger Agreement also provides for: (i) the appointment of Roy T. Eddleman as the Securityholder Representative, with the power and authority on behalf of the Company’s shareholders to give and receive notices and communications in connection with the Merger Agreement and related matters, including in connection with any Tax Contest (as defined in the Merger Agreement) or claims for indemnification, and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all other actions that are either (a) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (b) specifically permitted by the terms of the Merger Agreement; and (ii) $275,000 (the “Expense Fund”) to be set aside out of the total cash consideration to be received in the Merger by the shareholders of the Company to be used, to the extent necessary, to cover legal and accounting fees and other expenses that might be incurred by the Securityholder Representative in connection with these matters; and

WHEREAS, (i) any portion of the WC Escrow Fund not applied to the payment and satisfaction of purchase price adjustment obligations to Parent pursuant to Section 2.9(b)(iii) of the Merger Agreement would be distributable to the Company’s shareholders within 3 business days of determination of the final determination of the Adjustment Amount (as defined in the Merger Agreement), (ii) any portion of the Escrow Fund (as defined in the Merger Agreement) not applied to the payment and satisfaction of purchase price adjustment obligations to Parent or to the payment and satisfaction of the indemnification obligations of the Company’s shareholders to the Parent Indemnified Parties would be distributable to the shareholders following the 15-month escrow period, and (iii) Expense Fund not used to pay expenses incurred by the Securityholder Representative on behalf of the Company’s shareholders, would be distributable to the shareholders following the 15-month escrow period.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement is, and all agreements, exhibits, documents, certificates, actions and transactions contemplated thereby (including the Merger) are, hereby adopted and approved in all respects by the stockholders, including without limitation, (i) the distribution of the applicable merger consideration, including the distribution of the Escrow Amount and the WC Escrow Amount (in each case, as defined in the Merger Agreement) and the Expense Fund to the Company stockholders in accordance with the provisions of the Merger Agreement and (ii) the appointment of Roy T. Eddleman pursuant to Section 9.7(a) of the Merger Agreement as the Securityholder Representative, and that the Company be, and hereby is, authorized, directed and empowered to (x) perform its obligations under the Merger Agreement and (y) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement, including without limitation, the certificate of merger in such form as required by the CGCL, the DLLCA and any applicable law; and

RESOLVED FURTHER, that any and all lawful acts that any director of officer of the Company has taken, and any and all agreements or other instruments that any officer of the Company has executed on behalf of the Company, up to and including the date hereof, with regard to the Merger or any of the other transactions or matters contemplated by the Merger Agreement, are hereby ratified, confirmed, adopted and approved; and

RESOLVED FURTHER, that each of the undersigned stockholders of the Company hereby waives and rights he or she may have to notice in connection with the Merger, including such rights arising under the Charter, the By-Laws, or otherwise under applicable law; and

RESOLVED FURTHER, that each of the undersigned hereby irrevocably waives and agrees not to assert any and all appraisal or dissenters rights under the CGCL with respect to the Merger or the Merger Agreement; and

RESOLVED FURTHER, that the actions taken by this Written Consent shall have the same force and effect as though taken at a meeting of the shareholders duly noticed and held; and

RESOLVED FURTHER, that any signature page to the Written Consent delivered electronically or by facsimile (including transmissible by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page; and

RESOLVED FURTHER, that this Written Consent may be executed in counterparts with the same effect as if all parties hereto had executed the same document, with all such counterparts to be construed together and to constitute one and the same document.

[Signatures Follow]

2

Exhibit C

Form of Phantom Share Equivalent Agreement

PHANTOM SHARE EQUIVALENT AGREEMENT

THIS PHANTOM SHARE EQUIVALENT AGREEMENT (this “Agreement”) is entered into as of June 22, 2017 (the “Signing Date”) by and among the undersigned individual (the “Recipient”) and Spectrum, Inc., a California corporation (the “Company”).

RECITALS:

A. The Company has entered into the Agreement and Plan of Merger and Reorganization, dated June 22, 2017, attached hereto as Schedule A, as amended and/or otherwise modified in accordance with the terms thereof (the “Merger Agreement”), by and among Repligen Corporation, a Delaware corporation (“Parent”), Top Hat, Inc., a California corporation and a wholly-owned Subsidiary of Parent (“First Merger Sub”), Swing Time, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Second Merger Sub”, together with First Merger Sub, the “Merger Subs”), the Company, and Roy T. Eddleman, as representative of the Company Securityholders (the “Securityholder Representative”), pursuant to which (i) First Merger Sub shall merge with and into the Company, and the Company shall be the surviving corporation and continue as a direct wholly-owned Subsidiary of Parent (the “First Merger”), and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub, the Company will cease to exist, and Second Merger Sub will survive as a direct, wholly-owned Subsidiary of Parent (collectively with the First Merger, the “Merger”).

B. The Merger Agreement provides, among other conditions to the Closing, that Company Securityholders holding securities of the Company execute and deliver certain documents and agreements to Parent, including this Agreement, whereby the Recipient will agree to be bound by the Specified Terms (as defined below) and the terms set forth in this Agreement, agree to the appointment of the Securityholder Representative to act on behalf of all Company Securityholders, provide a general release of claims in his capacity as a Company Securityholder as provided for herein, and otherwise make certain representations and warranties and agree to certain covenants and agreements in favor of Parent and the First Step Surviving Corporation, as set forth in this Agreement.

C. The Recipient desires to execute and deliver this Agreement to agree to be bound by the Specified Terms and the terms set forth in this Agreement.

D. All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Merger Agreement.

1.	PHANTOM SHARE EQUIVALENTS

Effective at the Effective Time, the Recipient shall receive (i) cash payments and shares of Parent Common Stock equal to the amounts, and payable at the times, provided for in Section 2.6(c)(A) of the Merger Agreement with respect to 111,622 Qualifying Phantom Share Equivalents, and (ii) cash payments equal to the amounts, and payable at the times, provided for in Section 2.6(c)(B) of the Merger Agreement with respect to 63,378 Non-Qualifying Phantom Share Equivalents, in each case, less any applicable withholding, payroll, employment or similar Taxes; provided, that such payment shall only be made if the Recipient has been continuously employed by the Company or one of its Subsidiaries from that date hereof through and including the Effective Time. Such Qualifying Phantom Share Equivalents and Non-Qualifying Phantom Share Equivalents are together the “Phantom Share Equivalents”. For the avoidance of doubt, if the Recipient is not so employed, he automatically forfeits all rights he has to any Phantom Share Equivalents.

The Recipient hereby acknowledges and agrees that the payments in respect of the Phantom Share Equivalents provided for herein constitute all rights of the Recipient to a portion of the Merger Consideration payable as a result of the Merger, and the Recipient has no other right to payment of a portion of the Merger Consideration in respect of any equity interest in the Company.

To the extent that amounts are so deducted or withheld for withholding, payroll, employment or similar Taxes with respect to payments hereunder, such amounts shall be treated for all purposes of this Agreement as having been paid to the Recipient.

2.	APPOINTMENT OF SECURITYHOLDER REPRESENTATIVE

Effective as of the Effective Time, the Recipient hereby agrees to the appointment of Roy T. Eddleman as Securityholder Representative under the Merger Agreement, with such Securityholder Representative to act as the Recipient’s agent and attorney-in-fact with the power and authority to exercise all or any of the powers, authority and discretion conferred on the Securityholder Representative under Section 9.7 and the other relevant provisions of the Merger Agreement and the documents contemplated thereby.

3.	JOINDER; ACKNOWLEDGEMENT AND AGREEMENT OF INDEMNIFICATION OBLIGATIONS AND DISTRIBUTION OF ESCROW PROCEEDS

The Recipient confirms that he has received and reviewed the Merger Agreement and has had the opportunity to ask representatives of the Company questions with regard to all the agreements, consents and other provisions in this Agreement and the other Related Agreements to which he is a party and that all such questions have been answered fully and to the reasonable satisfaction of him. The Recipient also confirms that he has had a reasonable time and opportunity to consult with his financial, legal, tax and other advisors, if desired, before signing this Agreement and the other Related Agreements to which he is a party. Based upon such review by him, the Recipient understands, agrees to and acknowledges the following:

(i) effective as of the Effective Time, the Recipient is bound by the terms of the Merger Agreement and the other Related Agreements purporting to bind the Company Securityholders (the “Specified Provisions”), including, without limitation, (i) Article II and Article III of the Merger Agreement, (ii) the provisions regarding the appointment of the Securityholder Representative to act on behalf of the Company Securityholders pursuant to the authority granted therein and the indemnification and miscellaneous provisions, all as set forth in Section 9.7 and the other relevant provisions of the Merger Agreement, and (iii) the indemnification provisions of the Merger Agreement applicable to Indemnifying Holders set forth in Article IX of the Merger Agreement (in each case subject to the terms and limitations set forth therein);

(ii) an aggregate of up to $3 million of cash which may be released following the Effective Time pursuant to the Merger Agreement (the “WC Escrow Amount”) will be held by the Escrow Agent for purposes of, among other things, the payment to Parent in satisfaction of any purchase price adjustment to Parent pursuant to Section 2.9(b) of the Merger Agreement;

(iii) an aggregate of up to $27 million of cash and Parent Common Stock which may be released following the Effective Time pursuant to the Merger Agreement (the “Escrow Amount”) will be held by the Escrow Agent for purposes of, among other things, the payment to Parent in satisfaction of any purchase price adjustment to Parent or any indemnification or other claims of any Parent Indemnified Party, pursuant to the terms of the Merger Agreement;

(iv) an aggregate of up to $275,000 of cash which may be released following the Effective Time pursuant to the Merger Agreement (the “Expense Fund”) will be held by the Securityholder Representative for any expenses pursuant to the Merger Agreement, the Escrow Agreement or any Securityholder Representative engagement agreement; and

(v) the Recipient shall only be entitled to receive distributions with respect to the WC Escrow Amount, the Escrow Amount and the Expense Fund, if, and to the extent that, any portion of such amount is required to be distributed to the Recipient pursuant to the terms of the Merger Agreement in accordance with the Recipient’s Pro Rata Share.

4.	ACKNOWLEDGEMENT AND AGREEMENT OF CONFIDENTIALITY

During the Pre-Closing Period and after the Closing, the Recipient shall hold in confidence the existence of and terms of the Merger Agreement, this Agreement and any and all Confidential Information (as hereinafter defined) (collectively, the “Covered Information”), in each case, except to the extent that such Covered Information is disclosed in connection with the performance of the Recipient’s duties as a service provider to Parent, the Company and/or their respective Affiliates (and in accordance with any agreements entered into in connection with such service relationship) or is generally available to the public through no fault of the Recipient. In addition, the Recipient may disclose Confidential Information (a) to his tax and financial advisors for purposes of complying with the Recipient’s tax obligations or other reporting obligations under law arising out of the transactions contemplated hereby, the Merger Agreement or the transactions contemplated hereby or thereby, (b) to his legal counsel and accountants and (c) to the Securityholder Representative. The Recipient hereby acknowledges that he, his Affiliates and his representatives are aware that the Covered Information may contain material, non-public information about Parent and the Recipient hereby agrees, on behalf of himself and such Affiliates and representatives, that each such Person may not purchase or sell any securities of Parent while in possession of such information.

As used in this Agreement, “Confidential Information” means any confidential or proprietary information of the Company, Parent or their Subsidiaries, including without limitation methods of operation, customer lists, products, customer prices, inventions, trade secrets, marketing methods, plans, intellectual property and other proprietary information.

5.	REPRESENTATIONS AND WARRANTIES OF RECIPIENT

Except as disclosed on the signature page attached hereto, the Recipient hereby represents and warrants to Parent and the Company that:

(i) Authorization of Agreement.

(A) The Recipient has all requisite legal capacity to execute and deliver the Related Agreements to which the Recipient is a party and to consummate the transactions contemplated by such Related Agreements and to perform the Recipient’s obligations thereunder.

(B) The Related Agreements executed by the Recipient are or will be, at or prior to the Closing, duly and validly executed and delivered by the Recipient and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) such Related Agreements when so executed and delivered will constitute, legal, valid and binding obligations of the Recipient, enforceable against the Recipient in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) Consents and Approvals; No Violations. Neither the execution, delivery and performance of the Related Agreements to which the Recipient is a party nor the consummation of the transactions contemplated thereby will violate any Contract, Law or order applicable to the Recipient or by which any of his properties or assets are bound, except for such violations which would not reasonably be likely to have a material adverse effect upon the Recipient’s ability to consummate the transactions contemplated by the Related Agreements.

(iii) Ownership and Transfer of Interests. The Recipient does not own any other securities, options, warrants or rights to acquire any interest in the Company or one of its Subsidiaries, other than the 75,000 shares of Class B common stock of the Company issued under the Restricted Stock Purchase Agreement dated as of June 22, 2017.

(iv) Litigation. There are no actions involving the Recipient pending or, to his knowledge, threatened, that are reasonably likely to prohibit or adversely affect the ability of the Recipient to enter into the Related Agreements to which the Recipient is a party or to consummate the transactions contemplated thereby.

(v) Securityholder Activities. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, the Recipient or his Affiliates or family members do not own any assets which are used, loaned, licensed or leased to the Company or its Subsidiaries (other than personal possessions owned by the Recipient which are not necessary for the operation of the business of the Company or such Subsidiaries), there are no Contracts between the Recipient or any of his Affiliates or family members, on the one hand, and the Company or any of its Subsidiaries, on the other hand, and, as of the date hereof, there are no amounts payable by the Company or one of its Subsidiaries to the Recipient other than salary, annual bonuses and employee benefits in connection with the Recipient’s service relationship with the Company or its Subsidiaries.

(vi) Tax Matters. The Recipient has had an opportunity to review with his own Tax advisors the Tax consequences of entering into this Agreement, the Merger and the transactions contemplated by this Agreement and the Merger Agreement. The Recipient understands that he must rely solely on his advisors and not on any statements or representations made by Parent, the Company, the Company or any of their agents or Affiliates. He understands that he (and not Parent, the Company, the First Step Surviving Corporation or the Final Surviving Company) shall be responsible for his Tax liability that may arise as a result of the Merger or the transactions contemplated by this Agreement or the Merger Agreement.

(vii) Brokers’ Fees. The Recipient has not entered into any agreement which will give rise to any Liability or obligation to pay any fees or commissions to any broker, finder or similar agent with respect to the Merger Agreement, the Merger or the transactions contemplated by the Related Agreements to which the Recipient is a party.

(viii) Investment Intent. The Recipient is an Accredited Investor, and hereby agrees with respect to the Parent Common Stock issued to him pursuant to and in accordance with the Merger Agreement, he acknowledges and agrees that:

(A) the issuance of the Parent Common Stock is made in reliance upon the Recipient’s representations, warranties, covenants and acknowledgments set forth in this Section 5(h) and that such representations, warranties, covenants and acknowledgments constitute a material inducement to Parent entering into this Agreement and the Merger Agreement;

(B) the Recipient is acquiring the shares of Parent Common Stock pursuant to the Merger Agreement only for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and the Recipient has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities Law and has no Contract, undertaking, agreement or arrangement with any Person regarding the distribution of such securities in violation of the Securities Act or any applicable state securities Law;

(C) the Recipient’s investment in the shares of Parent Common Stock involves a high degree of risk and may result in a complete loss of his investment, and the Recipient has sought such accounting, legal and Tax advice as he has considered necessary to make an informed investment decision with respect to his acquisition of the shares of Parent Common Stock;

(D) the shares of Parent Common Stock when issued will not be registered under the Securities Act by reason of a specific exemption from the registration and prospectus delivery requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Recipient’s representations set forth in this Agreement;

(E) the shares of Parent Common Stock when issued will constitute “restricted securities” under Rule 144 promulgated under the Securities Act and, therefore, such shares may not be sold unless they are registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available; the Recipient acknowledges and agrees that Parent is under no obligation, and does not intend, to register the resale of the shares of Parent Common Stock issued to the Recipient, the Recipient will be required to bear the financial risks of holding Parent Common Stock for an indefinite period of time, and that there is no guarantee that the Recipient will be able to achieve liquidity with respect to the shares of Parent Common Stock that the Recipient receives;

(F) the Recipient is able to fend for himself in the transactions contemplated by the Merger Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investments, and has the ability to bear the economic risks of his investments; and

(G) at no time was he presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the issuance of the Parent Common Stock to the Recipient in connection with transactions contemplated by the Merger Agreement.

6.	ADDITIONAL AGREEMENTS AND ACKNOWLEDGEMENTS

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. All disputes, claims, or controversies arising out of or relating to this Agreement, the Merger Agreement or the Related Agreements, or the negotiation, breach, validity or performance hereof or thereof, or the transactions contemplated hereby and thereby, including claims of fraud or fraud in the inducement, and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in New York, New York, before a single arbitrator (the “Arbitrator”). Except as modified in this Section 6, the arbitration shall be administered pursuant to JAMS’s Comprehensive Rules and Procedures. The parties further agree that this arbitration shall apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

The parties covenant and agree that the arbitration hearing shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). The hearing shall be no more than five (5) Business Days. In connection with the arbitration, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, with each deposition limited to eight (8) hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown. For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents shall each respectively be deemed one party. The Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. The Arbitrator’s award shall be made and delivered within ninety (90) days of the Filing Date, shall be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The parties covenant and agree that the arbitration shall conclude within six (6) months of the Filing Date, and the Arbitrator shall be provided notice of such six-month limit (and agreed to abide by it) prior to his appointment as Arbitrator. The parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that the prevailing party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees; provided further that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees, incurred by the other party in enforcing the award or order. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

Subject in all cases to the foregoing, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within New York, New York, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(ii) Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules” and “Sections” are intended to refer to Schedules and Sections to this Agreement, except as otherwise indicated; (f) the headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; and (j) “shall” and “will” shall have the same meaning hereunder.

(iii) If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(iv) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and the third party beneficiaries referenced in Section 6(e) and Section 6(g) of this Agreement and their respective successors and permitted assigns (if any); provided, however, that the Recipient may not assign or transfer this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without Parent’s prior written consent and any assignment or transfer in violation of this proviso shall be null and void.

(v) The Securityholder Representative, Parent, the Indemnified Parties and the Released Parties are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the Recipient in accordance with its terms upon and after the Effective Time.

(vi) The Recipient hereby waives any rights he may have to notice in connection with the Merger or related transactions, including such rights arising under the organizational documents of the Company or any of its Subsidiaries.

(vii) The Recipient acknowledges that (i) this Agreement is intended to be a material inducement for Parent and Merger Subs to enter into the Merger Agreement and effect the transactions contemplated thereby, and (ii) Parent and Merger Subs will be relying on the Recipient’s execution and delivery to the Company and Parent of this Agreement and the Recipient’s agreement to be bound by the terms hereof, in determining whether to proceed to consummate the Merger.

(viii) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

(ix) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the arbitrators and/or courts set forth in Section 6(a). Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy, in each case, subject to the limitations set forth herein and in the Merger Agreement.

(x) Following the Effective Time, any claim by a Parent Indemnified Party of a breach of this Agreement by the Recipient shall be subject exclusively to: (i) Article IX of the Merger Agreement, including the limitations and procedures set forth therein; (ii) Section 6(n) of this Agreement; and, (iii) to the extent applicable, the provisions of Section 6(i) above.

(xi) Prior to the Effective Time, the Recipient agrees to use his commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement and this Agreement as the Company or Parent may reasonably require in order to carry out the intent of the Merger Agreement and this Agreement.

(xii) The Recipient hereby acknowledges and agrees: (i) to the termination as of the moment immediately prior to the Effective Time, of any and all investor agreements or other stockholder agreements of the Company or any of its Subsidiaries to which the Recipient is a party; (ii) that any rights and obligations the Recipient may have under such investor agreements or other stockholder agreements of the Company or any of its Subsidiaries shall terminate upon the Effective Time without any further liability on the part of the Company, the First Step Surviving Corporation, the Final Surviving Company or any of their Subsidiaries and without any further rights on the part of the Recipient; and (iii) the Recipient will take no action with regard to pursuing any claim against the Company, Parent, the First Step Surviving Corporation, the Final Surviving Company or their respective Subsidiaries pursuant to such investor agreements or stockholder agreements after the Effective Time.

(xiii) Other than as set forth herein, this Agreement shall be effective with respect to the Recipient as of the Signing Date, provided, however, that this Agreement shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon the termination of the Merger Agreement pursuant to and in accordance with the terms thereof.

(xiv) From and after the Closing, and subject to applicable terms and limitations provided for in Article IX of the Merger Agreement, the Recipient agrees to indemnify and hold harmless the Parent Indemnified Parties from and against, and shall compensate and reimburse the Parent Indemnified Parties for, all Losses incurred or sustained by the Parent Indemnified Parties, or any of them (including the Final Surviving Company), directly or indirectly, arising under, in connection with or as a result of the following:

(A) any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty made by the Recipient in this Agreement; and

(B) any failure (or an allegation that would amount to a failure in the case of a third party claim) by the Recipient to perform or comply with any covenant or agreement applicable to the Recipient in this Agreement.

For the avoidance of doubt, the maximum, aggregate amount that a Parent Indemnified Party may recover from the Recipient under this Agreement and under Article IX of the Merger Agreement shall be the Recipients’ Indemnifying Holder Proceeds (other than as provided for in Section 9.2(f) of the Merger Agreement, for which no limitations shall apply).

(xv) The Recitals to this Agreement are, and shall be deemed to be, an integral part of the agreement of the parties.

(xvi) All representations, warranties, covenants and agreements of the Recipient in this Agreement shall survive the Closing and the Effective Time until sixty days following the expiration of the applicable statute of limitations.

(xvii) This Agreement may be amended only with the prior written consent of the parties hereto and Parent.

(xviii) If the Recipient is married on the date of this Agreement, the Recipient’s spouse shall execute and deliver to the Company a consent of spouse in the form of Schedule B attached hereto (“Spousal Consent”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights of the Recipient hereunder or under any other agreement that do not otherwise exist by operation of law or the agreement of the parties. If the Recipient should marry or remarry subsequent to the date of this Agreement, the Recipient shall within thirty (30) days thereafter obtain his new spouse’s acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement and the other agreements contemplated hereby by causing such spouse to execute and deliver a Spousal Consent acknowledging the restrictions and obligations contained in this Agreement and the other agreements contemplated hereby and agreeing and consenting to the same.

(xix) If the withholding, payroll, employment or similar Taxes (as determined by the Company in its reasonable discretion) owed by the Recipient in respect of the consideration paid or delivered to the Recipient in respect of the Recipient’s Phantom Share Equivalents (including the fair market value of any shares of Parent Common Stock at the time of any payment) exceeds the net cash portion immediately payable to the Recipient at the time of any payment of such consideration, the Recipient shall promptly pay (and in any event within one Business Day) any such cash shortfall of such Taxes (i.e., the aggregate withholding, payroll, employment or similar Taxes owed as a result of such consideration paid or payable in respect of the Recipient’s Phantom Share Equivalents minus the net cash portion of such consideration immediately payable to the Recipient at the time of payment) to the Company in immediately available funds or, at the Company’s option, the Company shall be permitted to reduce the amount of shares of Parent Common Stock payable to the Recipient to satisfy any such Taxes. In addition, the Company and its Subsidiaries shall, to the extent permitted by applicable Law, have the right to deduct any such Taxes from any payment of any kind otherwise due to the Recipient by the Company or any of its Subsidiaries.

(xx) In connection with any debt or equity financing of Parent, the Recipient agrees to promptly sign and return to Parent the Parent’s form of lock-up agreement; provided that such lock-up period shall be for a period not to exceed six (6) months.

7.	GENERAL RELEASE OF CLAIMS

Effective for all purposes as of the Closing, the Recipient acknowledges and agrees, on behalf of himself and each of his agents, trustees, beneficiaries, directors, officers, affiliates, subsidiaries, estate, heirs, successors, assigns, members and partners (each, a “Releasor”), that:

(i) Releasor hereby unconditionally and irrevocably and forever releases and discharges Parent, the Merger Subs, the First Step Surviving Corporation, the Final Surviving Company and their respective Affiliates, successors and assigns, present or former directors, officers, employees, and agents (collectively, the “Released

Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, demands, debts, losses, costs, expenses, proceedings, covenants, liabilities, suits, judgments, damages, contracts, covenants, actions and causes of action, obligations, accounts, attorney’s fees and liabilities of any kind or character whatsoever, in respect of his right to any equity in the Company or any of its Subsidiaries (or any right to receive any equity-based award therein), known or unknown, suspected or unsuspected, vested or contingent, in contract, at law or in equity, by statute or otherwise which have existed or may have existed, or which do, can, shall or may exist, through and including the Closing (individually and collectively, “Claims”), except those Claims (i) arising exclusively as a stockholder of Parent following the Closing, (ii) for accrued wages payable in the ordinary course of business in the current payroll cycle, (iii) related to any indemnification to which the Releasor that is an employee, director or officer of the Company is entitled under any agreement with the Company disclosed to Parent prior to the execution of the Merger Agreement or the Company’s certificate of incorporation or bylaws as in effect immediately prior to the execution of the Merger Agreement, or (iv) any right to payment to the Recipient under the Merger Agreement or any Related Agreement to which the Recipient is a party. In the case of any Releasor that, as of immediately prior to the Closing, is or has ever been an employee of the Company or any Affiliate thereof, such released Claims include (except as otherwise excluded under this Section 7(a)), without limitation and to the maximum extent permitted by applicable Laws, any and all Claims: (i) relating to or arising out of such employment, the end of such employment and/or the terms and conditions of such employment; (ii) of or for employment discrimination, harassment or retaliation under any local, state or federal law or ordinance, including without limitation Title VII or the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended the Equal Pay Act of 1963, as amended, or the Americans with Disabilities Act of 1990, as amended; (iii) under the Family and Medical Leave Act of 1993, as amended, or under similar state or local law; (iv) under the federal Worker Adjustment Retraining and Notification Act or any similar state or local law; (v) under the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any pension or welfare benefit plan, subject to the terms of the applicable plan and applicable Law); (vi) under any other federal, state or local statute, law, rule or regulation of the applicable jurisdiction, including without limitation the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code; (vii) for wages (excluding accrued wages payable in the ordinary course of business in the current payroll cycle), bonuses, incentive compensation, stock, options or other equity-based incentives, severance, vacation pay or any other compensation or benefits, including without limitation under California law and the Massachusetts Wage Act; (viii) under or for violation of any public policy or Contract (express or implied); (ix) for any tort, or otherwise arising under common law; (x) arising under any policies, practices or procedures of the Company; (xi) any and all Claims for wrongful or constructive discharge, breach of Contract (express or implied), infliction of emotional distress, defamation; and (xii) any and all Claims for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

In connection with this release, Releasor is agreeing, effective as of the Effective Time, to release, waive and to relinquish any and all rights and benefits afforded by section 1542 of the Civil Code of the State of California, or any similar or analogous provision of the laws of any other jurisdiction. Section 1542 of the Civil Code of the State of California provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Releasor understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is essential and material consideration in exchange for the entry of Parent and the Merger Subs into the Merger Agreement.

(ii) Releasor represents and acknowledges that he has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives, and to consult with independent legal counsel of his own choosing. Releasor further represents that in signing this release he does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

(iii) Releasor hereby acknowledges and agrees that neither the release provided hereunder nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any Released Party or Releasor of any improper or unlawful conduct.

(iv) Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that is based upon any claim purported to be released hereunder. Notwithstanding the foregoing or anything to the contrary in this release, it is understood and agreed that the release given herein does not prohibit Releasor from filing an administrative charge with the Equal Employment Opportunity Commission or similar equal employment opportunity/anti-discrimination administrative agency (federal, state or local). The Releasor, however, waives any right to monetary or other recovery in connection with any such charge and/or in the event any such federal, state or local administrative agency pursues any claims on the Releasor’s behalf or otherwise in connection with any such charge or relating to the Releasor’s employment with the Company or any Affiliate, successor or assign.

(v) This release may be pleaded by the Released Parties as a full and complete defense regarding any matter purported to be released hereby and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them regarding such matter in violation of this Agreement. In the event any claim is brought or maintained by a Releasor against the Released Parties in violation of this Agreement, the Recipient shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Parties in defending same.

[Signature Pages Follow]

Exhibit D

Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement dated this [    ] day of [            ], 2017 (the “Escrow Agreement”), is entered into by and among Repligen Corporation, a Delaware corporation (“Parent”), Roy T. Eddleman, solely in his capacity as the Securityholder Representative (“Securityholder Representative,” and together with Parent, the “Parties,” and individually, a “Party”), and WILMINGTON TRUST, N.A., as escrow agent (“Escrow Agent”). Capitalized terms used but otherwise not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. Parent, Top Hat, Inc., a California corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), Swing Time, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub”), Spectrum, Inc. (the “Company”), a California corporation, and the Securityholder Representative entered into that certain Agreement and Plan of Merger and Reorganization, dated June 22, 2017 (the “Merger Agreement”), pursuant to which (i) First Merger Sub will merge with and into the Company, with the Company as the surviving entity and a direct subsidiary of Parent, and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub, with Second Merger Sub as the surviving entity and a direct subsidiary of Parent (together, the “Merger”).

B. Section 2.8 of the Merger Agreement provides that Parent shall deposit (i) $27 million (the “Escrow Cash”) and one or more stock certificates representing 6,154,000 shares of Parent Common Stock (the “Escrow Stock”) to secure the indemnification obligations of the Indemnifying Holders to the Parent Indemnified Parties and (ii) $3 million (the “WC Escrow Amount” and, together with the Escrow Cash and Escrow Stock, the “Escrow Amount”) to secure the obligations of the Indemnifying Holders with respect to certain claims under the EC Special Indemnity and any adjustment to the Merger Consideration in favor of Parent.

C. Securityholder Representative has been appointed under, and subject to, the terms of the Merger Agreement to act as the agent of the Company Securityholders in connection with, and to facilitate the consummation of the transactions contemplated by, the Merger Agreement and this Escrow Agreement.

D. The Parties agree to place in escrow the Escrow Amount and the Escrow Agent agrees to hold and distribute the WC Escrow Fund and the Escrow Fund in accordance with the terms of this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1. Appointment; Receipt of WC Escrow Fund and Escrow Fund.

(a) The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) Upon execution hereof, Parent shall deliver to the Escrow Agent (a) the WC Escrow Amount and (b) (i) the Escrow Cash and (ii) one or more stock certificates representing the Escrow Stock. The WC Escrow Amount, plus any earnings and other income on the WC Escrow Amount held by the Escrow Agent pursuant to this Escrow Agreement, less any of such cash distributed, delivered or paid pursuant to this Escrow Agreement in sum, at any time, is referred to herein as the “WC Escrow Fund.” The (i) Escrow Cash, plus any earnings and other income on the Escrow Cash held by the Escrow Agent pursuant to this Escrow Agreement, less any of such cash distributed, delivered or paid pursuant to this Escrow Agreement, and (ii) the Escrow Stock, plus any dividends or distributions thereon, less any shares of such Parent Common Stock distributed, delivered or paid pursuant to this Escrow Agreement, are together referred to herein as the “Escrow Fund.”

(c) The Escrow Agent will hold and maintain the WC Escrow Fund and the Escrow Fund for the purposes, and on the terms and subject to the conditions, set forth in this Escrow Agreement. The Escrow Agent shall not distribute any portion of the WC Escrow Fund or the Escrow Fund except as expressly provided in this Escrow Agreement.

Section 1.2. Investments.

(a) The Escrow Agent shall invest the Escrow Cash and WC Escrow Fund, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by the Parties. In the absence of written investment instructions from the Parties, the Escrow Agent shall deposit and invest the Escrow Cash and WC Escrow Fund, including any and all interest and other income, in the M&T Bank Corporate Deposit Account, which is further described herein on Exhibit A. Any interest and other income earned on the Escrow Cash and WC Escrow Fund shall become part of the Escrow Fund or the WC Escrow Fund, respectively, and shall be disbursed in accordance with Section 1.3 or Section 1.4 of this Escrow Agreement; provided, that forty percent (40%) of all such interest and other income accrued on the Escrow Cash or the WC Escrow Fund with respect to the applicable calendar year or portion thereof shall be distributed (i) annually within five (5) Business Days following the end of the calendar year, and (ii) without duplication, upon (x) the Escrow Release Time and (y) any other final distribution of Escrow Cash pursuant to this Escrow Agreement, with respect to the portion of such calendar year, in each case, to Parent in accordance with the instructions provided by Parent to the Escrow Agent, as “Tax Distributions”.

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments of the Escrow Cash and WC Escrow Fund as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether it or any such Affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. The Escrow Agent is directed not to, and will not, invest or seek to invest the Escrow Stock; rather, the Escrow Stock shall be held uninvested and safeguarded by the Escrow Agent in accordance with the terms of this Escrow Agreement and the Merger Agreement.

Section 1.3. Disbursements.

(a) Within three (3) Business Days of final determination of the Adjustment Amount (the “WC Adjustment Date”), Parent and the Securityholder Representative shall submit to the Escrow Agent a joint written instruction if the Adjustment Amount is negative, directing the Escrow Agent to release to Parent from the WC Escrow Fund and then, to the extent necessary, from the Escrow Fund a total amount equal to the absolute value of the Adjustment Amount. With respect to a joint written instruction delivered pursuant to the preceding sentence, if the WC Escrow Fund is not sufficient to cover the amount of the disbursement, the amount to be released from the Escrow Fund in respect of such deficiency shall be calculated as follows: (x) the amount of cash shall equal the product obtained by multiplying the total amount such deficiency by the Escrow Cash Percentage, and (y) the number of shares of Parent Common Stock shall equal the quotient obtained by dividing (I) the total amount of such deficiency multiplied by the Escrow Stock Percentage, by (II) the Parent Common Stock Price, rounded down to the nearest whole share.

(b) A Parent Indemnified Party may seek recovery pursuant to Article IX of the Merger Agreement by delivering to the Securityholder Representative, with a copy to the Escrow Agent, an Officer’s Certificate in respect of such claim.

(c) The Securityholder Representative may object, in whole or in part, to a claim for indemnification set forth in an Officer’s Certificate by delivering to each of (x) the applicable Parent Indemnified Party and (y) the Escrow Agent, a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, that, to be effective, such Objection Notice must (A) be delivered to each of the applicable

Parent Indemnified Party and the Escrow Agent prior to 5:00 p.m. New York time on the thirtieth (30th) day following the date of such Officer’s Certificate (the “Objection Deadline”), and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(d) To the extent, in respect of any Officer’s Certificate, the Securityholder Representative does not deliver an Objection Notice in accordance with Section 1.3(c) on or before the Objection Deadline applicable to that Officer’s Certificate pursuant to Section 1.3(c), the Securityholder Representative shall be deemed to have irrevocably acknowledged that the applicable Parent Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable Parent Indemnified Parties (any such claim, an “Unobjected Claim”). Upon receipt by the Escrow Agent of written instructions from Parent identifying, and attaching a copy of, an Officer’s Certificate and confirming that the claim made in such Officer’s Certificate is an Unobjected Claim, the Escrow Agent shall pay to Parent (on behalf of the applicable Parent Indemnified Party) the amount of such Unobjected Claim in accordance with Section 1.3(f), unless the Escrow Agent has received from the Securityholder Representative an Objection Notice in respect of such Officer’s Certificate on or before the Objection Deadline applicable to such Officer’s Certificate pursuant to Section 1.3(c).

(e) In the event that the Securityholder Representative timely delivers an Objection Notice (in accordance with Section 1.3(c) above), the Securityholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Securityholder Representative and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable Parties (any claims covered by such an agreement, “Settled Claims”). Subject to the terms of the Merger Agreement, any amounts required to be paid as a result of a Settled Claim shall be paid by the Escrow Agent in accordance with Section 1.3(f) to Parent (on behalf of the applicable Parent Indemnified Party) within thirty days after the Escrow Agent’s receipt of joint written instructions delivered by Parent and the Securityholder Representative directing the Escrow Agent to make the applicable Settled Claim payment. If the Securityholder Representative and Parent are unable to reach an agreement, the matter specified in the Objection Notice shall be resolved pursuant to the Merger Agreement (any claims so resolved, “Resolved Claims”).

(f) In respect of each claim (other than claims for Losses under the EC Special Indemnity for which Parent, at its sole option, has elected to recover from the WC Escrow Fund in accordance with Section 9.4(d)(iv) of the Merger Agreement) made pursuant to an Officer’s Certificate, to the extent that such claim has not yet been satisfied by release to Parent of cash and Parent Common Stock from the Escrow Fund, that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim (each such claim, a “Payable Claim”), (A) Parent shall, if such Payable Claim is an Unobjected Claim, in written instructions to the Escrow Agent in accordance with Section 1.3(d), or (B) Parent and the Securityholder Representative shall, if such Payable Claim is a Settled Claim or a Resolved Claim, in joint written instructions to the Escrow Agent, set forth the total amount to be paid in respect of such Payable Claim, the portion of the Payable Claim to be comprised of the Escrow Cash and the portion of the Payable Claim to be comprised of the Escrow Stock. Parent (if such Payable Claim is an Unobjected Claim), or Parent and the Securityholder Representative (if such Payable Claim is a Settled Claim or a Resolved Claim), shall make all such calculations and apportionments in accordance with Article IX of the Merger Agreement, with the apportionment of cash and Parent Common Stock to be calculated as follows: (x) the amount of cash shall equal the product obtained by multiplying the total amount to be released by the Escrow Cash Percentage, and (y) the number of shares of Parent Common Stock shall equal the quotient obtained by dividing (I) the total amount to be released multiplied by the Escrow Stock Percentage, by (II) the Parent Common Stock Price, rounded down to the nearest whole share; provided, that any claim by Parent under Sections 9.2(a)(iii), 9.2(a)(vi), 9.2(a)(viii), 9.2(a)(x), 9.2(a)(xi) or 9.2(a)(xii) of the Merger Agreement may, at Parent’s sole option, be recovered in any mix of cash and shares of Parent Common Stock, subject to the limitations on recovery of Parent Common Stock in the Merger Agreement. In respect of each Payable Claim made under the EC Special Indemnity pursuant to an Officer’s Certificate and for which Parent, at its sole option, has elected to recover from the WC Escrow Fund in accordance with Section 9.4(d)(iv) of the Merger Agreement, to the extent that such claim has not yet been satisfied by release to Parent of cash from the WC Escrow Fund, (A) Parent shall, if such Payable Claim is an Unobjected Claim, in written instructions to the Escrow Agent in accordance with Section 1.3(d), or (B) Parent and the Securityholder Representative shall, if such Payable Claim is a Settled Claim or a Resolved Claim, in joint written instructions to the Escrow Agent, set forth the total amount to be paid in cash in respect of such Payable Claim from the WC Escrow Fund.

The Escrow Agent shall have no duty or liability with regards to any such calculations and shall be entitled to rely without investigation upon such joint written instructions.

(g) Promptly following the date upon which any claim becomes a Payable Claim, Parent (if such Payable Claim is an Unobjected Claim) shall deliver written instructions, or Parent and the Securityholder Representative (if such Payable Claim is a Settled Claim or a Resolved Claim) shall deliver joint written instructions, in accordance with Section 1.3(f) to the Escrow Agent to release to Parent (on behalf of the applicable Parent Indemnified Party) the amount of cash and number of shares of Parent Common Stock, as applicable, payable in respect of such Payable Claim.

(h) The Escrow Agent shall release cash and shares of Parent Common Stock in the Escrow Fund to Parent, for the benefit of the Parent Indemnified Parties, solely under the following circumstances: (i) in respect of any Payable Claim that is an Unobjected Claim, as set forth in written instructions of Parent in accordance with Section 1.3(f), (ii) in respect of any Payable Claim that is a Settled Claim or a Resolved Claim, as set forth in joint written instructions of Parent and the Securityholder Representative in accordance with Section 1.3(f), (iii) in respect of any release to Parent pursuant to Section 1.4(a) or Section 1.4(b), as set forth in such sections, or (iv) as set forth in any final, non-appealable court order or final non-appealable arbitration decision accompanied by a certificate of the presenting Party to the effect that such court order or arbitration decision is final and non-appealable, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation.

(i) The Parties, as applicable, shall provide the Escrow Agent with payment instructions for the distribution of any WC Escrow Fund or Escrow Fund prior to any such distribution. Any such instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the WC Escrow Fund and/or the Escrow Fund must be in writing or set forth in a Portable Document Format (“PDF”), executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Escrow Agreement or one of their designated persons as set forth in Exhibits B-1 and B-2, and delivered to Escrow Agent only by confirmed facsimile or attached to electronic mail (“e-mail”) on a Business Day only at the fax number or e-mail address set forth in Section 4.3 below. No instruction for or related to the transfer or distribution of the WC Escrow Fund or the Escrow Fund shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an e-mail only at the fax number or e-mail address set forth in Section 4.3 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or e-mail address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. In any case under this Section 1.3 in which Escrow Agent is to receive instructions to release, the Escrow Agent shall be entitled to entirely rely on such instructions with no responsibility to calculate or confirm amounts or percentages to release.

(j) In the event that Escrow Agent makes any payment to any other party pursuant to this Escrow Agreement and for any reason such payment (or any portion thereof) is required to be returned to the WC Escrow Fund or the Escrow Fund or another party or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient shall repay to the Escrow Agent upon written request the amount so paid to it.

(k) The Escrow Agent shall, in its sole discretion, comply with judgments or orders issued or process entered by any court or arbitrator with respect to the WC Escrow Fund or the Escrow Fund, including without limitation any attachment, levy or garnishment, without any obligation to determine such court’s or arbitrator’s jurisdiction in the matter and in accordance with its normal business practices. If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any Party or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(l) In the event that a Party gives funds transfer instructions in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile, e-mail or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the authorized person or persons of such Party set forth on Exhibit B-1 or Exhibit B-2 hereto (as applicable), and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated provided no call back is required if the Escrow Agent receives original instructions. The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by the Escrow Agent. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer. The Parties agree that such security procedure is commercially reasonable.

(m) The Escrow Agent will furnish monthly statements to the Parties setting forth the activity in the account(s) set forth on Exhibit A hereto.

(n) The Escrow Agent shall release to the Securityholder Representative for further distribution to the Accredited Investors in accordance with the terms of the Merger Agreement any dividends or other income earned on the Escrow Stock as and when received by the Escrow Agent.

Section 1.4 Release of Escrowed Property.

(a) On the first Business Day following the fifteen-month anniversary of the Closing Date (the “Escrow Release Time”), if and to the extent the dollar equivalent amount of the Escrow Fund (calculated in accordance with Section 1.3(a) and the Merger Agreement) exceeds the aggregate amount of Unresolved Claims, then the amount of such excess shall be paid at the Escrow Release Time, ratably in cash and shares of Parent Common Stock in accordance with Section 1.3(f), from the Escrow Fund to the account specified by Parent for further distribution to the Company Securityholders in accordance with the terms of the Merger Agreement.

(b) From and after the Escrow Release Time until the Escrow Fund has been fully depleted pursuant to Section 1.3(f), Section 1.4(a) and this Section 1.4(b), as each Unresolved Claim becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, (i) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, cash and shares of Parent Common Stock, ratably in accordance with Section 1.3(f), shall be paid to Parent (on behalf of the applicable Parent Indemnified Party) from the Escrow Fund pursuant to joint written instructions of Parent and the Securityholder Representative, and (ii) if and to the extent such Unresolved Claim has been resolved not as a Payable Claim, cash and shares of Parent Common Stock, ratably in accordance with Section 9.4(e)(i) of the Merger Agreement (unless otherwise adjusted as contemplated by Section 9.4(e)(ii) of the Merger Agreement, and subject to the limitations on adjustment therein), shall be paid from the Escrow Fund pursuant to joint written instructions of Parent and the Securityholder Representative to the account specified by Parent for further distribution to the Company Securityholders in accordance with the terms of the Merger Agreement.

(c) Whenever a distribution of shares of Escrow Stock is to be made hereunder, the Escrow Agent shall instruct Parent’s stock transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to transfer the appropriate number of shares of Escrow Stock. For purposes of this Agreement, the Escrow Agent shall be deemed to have delivered shares of Escrow Stock to the person entitled to such shares when the Escrow Agent has delivered to AST one or more stock certificates evidencing such shares of Escrow Stock with instructions to deliver a stock certificate in the name of the appropriate person and representing the appropriate number of shares of Parent Common Stock with a stock certificate representing the residual shares of Escrow Stock to be returned to the Escrow Agent. Following Escrow Agent’s delivery of such certificate or certificates to AST, any person entitled to such shares of Parent Common Stock shall deal directly with AST regarding delivery of such shares of Parent Common Stock. Distributions of shares of Escrow Stock shall be made to the persons entitled thereto at the respective addresses set forth on the Spreadsheet.

(d) In the event of any stock split or other similar occurrence, Parent shall deliver to Escrow Agent a revised version of the Spreadsheet setting forth the new number of Escrow Shares held in the Escrow Fund. Unless and until the Escrow Agent receives the certificates representing additional shares of the Escrow Shares, the Escrow

Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrow Shares.

(e) No fractional share of Escrow Stock or other securities shall be retained in or released from the Escrow Account pursuant to this Agreement.

(f) On the fifth Business Day following (i) the twenty-four month anniversary of the Closing Date, or (ii) the Escrow Agent’s receipt, following the WC Adjustment Date, of joint written instructions by Parent and the Securityholder Representative evidencing the final resolution of all matters covered by the EC Special Indemnity as evidenced by the receipt of written confirmation from each Governmental Entity to which a voluntary self-disclosure has been made, whichever occurs first (the “WC Escrow Release Time”), if and to the extent the remaining balance of the WC Escrow Fund exceeds the aggregate amount of Unresolved Claims, then the amount of such excess shall be paid at the WC Escrow Release Time from the WC Escrow Fund to the account specified by Parent for further distribution to the Company Securityholders in accordance with the terms of the Merger Agreement.

Section 1.5. Income Tax Allocation and Reporting.

(a) The Parties agree that, for U.S. federal income tax reporting purposes, all interest and other income from investment of the Escrow Cash and WC Escrow Fund shall, as of the end of each calendar year, be reported by the Escrow Agent on Internal Revenue Service (“IRS”) Form 1099 (or other applicable or successor form) as having been earned by Parent (which shall be treated as the owner of the Escrow Cash and WC Escrow Fund for U.S. federal income tax purposes) regardless of whether such income was disbursed during such calendar year. For the avoidance of doubt, the Escrow Agent shall make Tax Distributions to Parent as required under Section 1.2(a). Parent shall be responsible for paying taxes (including any penalties and interest thereon) on all interest earned on the Escrow Cash and WC Escrow Fund and for filing all necessary income tax returns with respect to such income. The Escrow Agent shall be deemed the payor of any interest or other income paid upon investment of the WC Escrow Fund and the Escrow Fund for purposes of performing tax reporting. With respect to any other payments made under this Escrow Agreement, the Escrow Agent shall not be deemed the payor and shall have no responsibility for performing tax reporting to the extent the WC Escrow Fund or the Escrow Fund is released hereunder. The Escrow Agent’s function of making such payments is solely ministerial and at the direction of the Parties as set forth or provided for in this Agreement.

(b) The Parties agree that, for U.S. federal income tax purposes, the Accredited Investors shall be treated as the beneficial owners of the Escrow Stock and as such shall be entitled to vote (through the Securityholder Representative) the Escrow Stock and any and all dividends and other income earned on the Escrow Stock shall be reported as having been earned by the Accredited Investors, as allocable to each Accredited Investor in accordance with the Merger Agreement. For the avoidance of doubt, any dividends or other income earned on the Escrow Stock shall be distributed to the Securityholder Representative for further distribution to the Accredited Investors in accordance with the terms of the Merger Agreement as required under Section 1.3(n). The Escrow Agent shall comply will all information reporting requirements imposed on it by applicable law with respect to any dividends or other income earned on the Escrow Stock or distributed pursuant to the terms of this Agreement; provided, however, that the Escrow Agent is not responsible for any tax-reporting related to dividends or other income earned on the Escrow Stock unless required by applicable law. The Securityholder Representative, on behalf of and at the direction of the Accredited Investors, shall be entitled, but not required, to exercise all voting rights and all other rights with respect to the Escrow Stock. The Escrow Agent shall not vote any of the Escrow Stock. As between the Parties, and notwithstanding anything to the contrary in this Section 1.5(b), any holder of Phantom Share Equivalents shall not be treated as the beneficial owner of the Escrow Stock allocable to such holder under the Merger Agreement and such holder shall not be entitled to vote such Escrow Stock or be entitled to receive any dividends or other income earned on such Escrow Stock unless and until such Escrow Stock is actually issued to such holder, and it is intended that such Escrow Stock shall be eligible for installment sale treatment under Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”), and if and to the extent such Escrow Stock is actually released to such holder, interest may be imputed on such Escrow Stock, as required by Sections 483 or 1274 of the Code.

(c) Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate IRS forms W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request in connection with its tax reporting obligations under applicable law in connection with this Agreement. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Code and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Fund.

(d) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the WC Escrow Fund or the Escrow Fund, the Escrow Agent shall satisfy such liability to the extent possible from the WC Escrow Fund or the Escrow Fund. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the WC Escrow Fund or the Escrow Fund and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.5(d) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

(e) If and to the extent any portion of the WC Escrow Fund or the Escrow Cash is actually distributed to the Company Securityholders, interest may be imputed on such amount, as required by Section 483 or Section 1274 of the Code.

Section 1.6. Termination. Upon the disbursement of all of the WC Escrow Fund and the Escrow Fund, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.5(d), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2. Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the reasonable advice of counsel or other professionals retained or consulted by the Escrow Agent, provided that the Escrow Agent shall provide written notice thereof to the Parties as soon as reasonably practicable. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable, documented out-of-pocket fees, expenses and other costs paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3. Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

Section 2.4. Security Procedure for Funds Transfer. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement. The Escrow Agent shall confirm each funds transfer instruction received in the name of Parties by confirming with an authorized individual as evidenced in Exhibit B-1 and Exhibit B-2. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only in writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or Exhibit B-2 or a rescission of an existing Exhibit B-1 or Exhibit B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to either party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Parties. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 2.5. Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.6. No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement unless the Escrow Agent is furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification.

(a) The Parties hereby agree, jointly and severally, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other reasonable, documented out-of-pocket, expenses, fees or charges, including, without limitation, reasonable attorneys’ fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Escrow Agreement (collectively, “Losses”), except to the extent the same shall be caused by the Escrow Agent’s gross negligence or willful misconduct; provided, however, that in all events (i) one-half of the Losses specified in the foregoing provisions of this paragraph to be paid by Parent and Securityholder Representative shall be paid by Parent and (ii) one-half of the Losses specified in the foregoing provisions of this paragraph to be paid by Parent and Securityholder Representative shall be paid by Securityholder Representative (on behalf of the Company Securityholders). The terms of this paragraph shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

(b) The Parties agree that neither the payment by Parent or Securityholder Representative of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the WC Escrow Fund and the Escrow Fund in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Securityholder Representative and Parent, the respective rights and obligations of Securityholder Representative, on the one hand, and Parent, on the other hand, under the Merger Agreement.

Section 3.2. Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3. Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the WC Escrow Fund and the Escrow Fund and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties. Notwithstanding the foregoing, any successor Escrow Agent shall be a financial institution organized under the laws of the United States of America and having a combined capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000). Any successor Escrow Agent, however appointed, shall execute and deliver to the predecessor Escrow Agent, with a copy to each of the Parties, an instrument accepting such appointment, and thereupon such successor Escrow Agent shall, without further act, become fully vested with all the rights, powers, obligations and duties of the predecessor Escrow Agent hereunder with the same effect as if originally named the Escrow Agent herein.

Section 3.4. Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be borne 50% by Parent and 50% by Securityholder Representative (on behalf of the Company Securityholders). The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable, documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.

Section 3.5. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the WC Escrow Fund or the Escrow Fund until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the WC Escrow Fund or the Escrow Fund, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the WC Escrow Fund or the Escrow Fund, in which event the Escrow Agent shall be authorized to disburse the WC Escrow Fund or the Escrow Fund in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the WC Escrow Fund or the Escrow Fund and shall be entitled to recover reasonable, documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent. Notwithstanding the foregoing, any conflict, disagreement or dispute not involving the Escrow Agent as a party shall be resolved pursuant to the terms of the Merger Agreement.

Section 3.6. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act. The Escrow Agent shall provide the Parties with prompt written notice of such conversion, sale, merger, consolidation or transfer in accordance with Section 4.3.

Section 3.7. Attachment of WC Escrow Fund and Escrow Fund; Compliance with Legal Orders. In the event that any WC Escrow Fund or Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the WC Escrow Fund and the Escrow Fund, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9 Compliance with Legal Orders. Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

Section 3.10 Disagreements. In the event Escrow Agent receives conflicting instructions hereunder, Escrow Agent shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of Escrow Agent.

ARTICLE 4

MISCELLANEOUS

Section 4.1. Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2. Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the WC Escrow Fund and the Escrow Fund escheat by operation of law.

Section 4.3. Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with confirmation of delivery, (c) by overnight delivery with a reputable national overnight delivery service, (d) by mail or by certified mail, return receipt requested, and postage prepaid, or (e) by electronic transmission; including by way of e-mail (as long as such email is accompanied by a PDF or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the Parties, be a signature set forth in Exhibit B-1 or B-2, as applicable), with confirmation of delivery. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited in the United States mail. Any notice given shall be deemed given upon the actual date of such delivery as set forth in this Section 4.3. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Parent:

Repligen Corporation

41 Seyon Street, Building #1, Suite 100

Waltham, MA 02453

Facsimile: (781) 250-0115

Attention: Tony J. Hunt

Facsimile No: (781) 250-0115

Email: thunt@repligen@.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Arthur R. McGivern and Jason Breen

Facsimile No.: (617) 801-8626

Email: AMcGivern@goodwinlaw.com; JBreen@goodwinlaw.com

If to the Securityholder Representative, to:

Roy T. Eddleman

417 Amapola Lane

Los Angeles, CA 90077

Facsimile No: (310) 885-3320

Email: rte417@gmail.com

with a copy (which shall not constitute notice) to:

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067-2367

Attention: Istvan Benko

Facsimile No.: (310) 789-1426

Email: ibenko@troygould.com

If to the Escrow Agent:

Wilmington Trust, N.A.

650 Town Center Drive, Suite 600

Costa Mesa, CA 92626

Attn: Jane Snyder

Email: jmsnyder@wilmingtontrust.com

Telephone: (714) 384-4162

Section 4.4. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5. Entire Agreement. This Escrow Agreement together with the Merger Agreement set forth the entire agreement and understanding of the Parties related to the WC Escrow Fund and the Escrow Fund.

Section 4.6. Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7. Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8. Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

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Exhibit E

Form of Stockholder Agreement

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT is dated as of June 22, 2017 (this “Agreement”), by and between Repligen Corporation, a Delaware corporation (“Parent”), and Roy T. Eddleman (the “Holder”). All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, Parent, Top Hat, Inc., a California corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), Swing Time, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub”), Spectrum, Inc., a California corporation (the “Company”), and Roy T. Eddleman, an individual, solely in his capacity as the representative of the Company securityholders, entered into that certain Agreement and Plan of Merger and Reorganization, dated June 22, 2017 (the “Merger Agreement”), pursuant to which (i) First Merger Sub will merge with and into the Company, with the Company as the surviving entity and a direct subsidiary of Parent, and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub, with Second Merger Sub as the surviving entity and a direct subsidiary of Parent (together, the “Merger”);

WHEREAS, as partial consideration for the Merger, Parent intends to issue to the Holder pursuant to the terms of the Merger Agreement, inclusive of any shares held in escrow following the Closing, an aggregate number of shares (the “Consideration Shares”) of Parent’s common stock, $0.01 par value per share (the “Common Stock”), as determined in accordance with the terms of the Merger Agreement; and

WHEREAS, entering into this Agreement is a condition to the Closing.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Nomination and Election of Director.

(a) Beginning on the date that is the fifteen (15) month anniversary of the Closing Date and ending on the ninetieth (90th) calendar day thereafter (the “Notice Date”), the Holder may, at his election, deliver written notice to the Board of Directors of Parent (the “Board”) of his desire to be elected to the Board as a director (the “Acceptance Notice”). Subject to Sections 1.1(c) and 1(e), as promptly as practicable following receipt of the Acceptance Notice, and in any event within thirty (30) days of Parent’s receipt of the Acceptance Notice, the Board and all applicable committees and subcommittees thereof shall take all necessary actions to (i) increase the then current size of the Board by one (1) member and (ii) appoint the Holder to the Board to fill the vacancy thereby created (the “Board Action”).

(b) Subject to Sections 1.1(c) and 1(e), following the Board Action, the Board and all applicable committees and subcommittees thereof shall take all action necessary so that the Holder shall stand for election by Parent’s stockholders (the “Stockholders”) at Parent’s next annual meeting of stockholders (the “Annual Meeting”), or, if earlier, at the next special meeting of the Stockholders with respect to the election of directors following the Board Action. Subject to Sections 1.1(c) and 1(e), Parent agrees to (i) recommend and solicit proxies for the election of the Holder at such Annual Meeting or special meeting of the Stockholders in the same manner as for Parent’s other nominees, (ii) cause all Common Stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of Parent’s nominees (including the Holder), and (iii) otherwise support the Holder for election in a manner no less rigorous and favorable than the manner in which Parent supports its other nominees.

(c) Notwithstanding anything to the contrary in this Agreement, if the aggregate beneficial ownership of the Holder decreases to less than 5% of Common Stock prior to his appointment to the Board following delivery of the Acceptance Notice or otherwise (the “Holder Sell-Off Event”), then Parent shall have no obligations pursuant to Sections 1(a) and 1(b) above.

(d) As a condition to the appointment of the Holder to the Board in accordance with this Section 1, the Holder shall provide any information that Parent reasonably requires, including without limitation information required to be disclosed in a proxy statement or other filing under applicable Law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and shall consent to appropriate background checks. If, at any time (including without limitation, prior to his appointment to the Board following delivery of the Acceptance Notice), the Board learns of a Disqualifying Event, then the Board may, in its sole discretion, (i) not take any of the actions required by Sections 1(a) and 1(b) above following delivery of the Acceptance Notice (and Parent shall have no obligations pursuant to Sections 1(a) and 1(b) above), or (ii) following his appointment to the Board, request that the Holder resign from the Board and any committees thereof (a “Resignation Request”). Immediately following delivery of a Resignation Request to the Holder, the Holder shall take any and all actions to resign from the Board and any committees thereof which shall be effective immediately. “Disqualifying Event” means any of the following: (x) conduct by the Holder that is or would reasonably be expected to be materially harmful to the business, interests or reputation of Parent, it being understood that the Holder’s commission of, being indicted or charged with, or making a plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud shall be deemed materially harmful to the business and Parent; (y) the Holder’s material violation of any provision of any Parent Policy (as defined below) or any agreement(s) between the Holder and Parent (and/or any of its Affiliates); or (z) the existence of any action or proceeding (whether in court or arbitration) between the Holder (or one of his Affiliates) and a Parent Indemnified Party, other than an action relating to a claim for an Indemnifiable Matter (other than any claim relating to fraud, Willful Breach or a Related Party Transaction) commenced by a Parent Indemnified Party. In connection with any annual meeting of the Stockholders (and any adjournments or postponements thereof) or any special meeting of the Stockholders, the Holder shall cause to be present for quorum purposes and vote or cause to be voted all Common Stock beneficially owned the Holder or his Affiliates and which he or such Affiliates are entitled to vote on the record date for such annual or special meeting in favor of, (i) the election of directors nominated by the Board and (ii) otherwise in accordance with the Board’s recommendation; provided, however, that the Holder’s obligations under this Section 1(d) shall terminate upon (x) the Holder’s failure to deliver an Acceptance Notice by the end of the day on the Notice Date, or (y) the occurrence of a Holder Sell-Off Event following the Holder’s appointment to the Board in accordance with Section 1(a).

(e) The Holder and Parent acknowledge that, except as otherwise provided herein, the Holder, upon election to the Board, shall serve as a member of the Board and shall be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related-party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policies, and corporate governance policies of Parent (each, a “Parent Policy” and collectively, “Parent Policies”) as other directors, and shall be required to preserve the confidentiality of, and not disclose to any Person, non-public information of Parent or any of its Subsidiaries, including discussions or matters considered in meetings of the Board or any committees or subcommittees thereof, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee directors of Parent. As a condition to the Holder’s election to the Board, the Holder agrees to sign all documents required to be signed by members of the Board, consistent with past practices, including without limitation Parent’s Code of Business Conduct and Ethics and Statement of Parent Policy on Insider Trading and Disclosure & Trading Procedure for Insiders. Parent represents and warrants that all Parent Policies in effect as of the date hereof are publicly available on Parent’s website or described in its proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 21, 2017, or have otherwise been provided to the Holder.

(f) Notwithstanding anything to the contrary herein, if a majority of the directors of the Board reasonably determine in good faith that access to information or attendance at a meeting of the Board by the Holder could result in a conflict of interest between the Holder and Parent with respect to the subject matter of this Agreement or any of the transactions contemplated by the Merger Agreement, Parent reserves the right to withhold any such information and to exclude the Holder from any such meeting of the Board or portion thereof.

2. Standstill Provisions.

1. The Holder agrees that during the period commencing on the date of this Agreement through the later of (x) the Notice Date, or (y) Holder’s removal, resignation or failure to stand for reelection as a member of the Board (the “Standstill Period”), unless specifically authorized in writing by the Board, neither the Holder nor any of his controlled Affiliates will, directly or indirectly, in any manner:

i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of the Stockholders), in each case, with respect to securities of Parent;

ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock;

iii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than in accordance with this Agreement;

iv) acquire or seek to acquire any securities or rights or options to acquire any securities of Parent, or any derivative securities or instruments, if such acquisition would result in the Holder and his Affiliates having aggregate beneficial ownership of more than 19.9% of the Common Stock outstanding, or economic exposure to more than 19.9% of the Common Stock outstanding;

v) seek, or encourage any Person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to Parent or seek, encourage or take any other action with respect to the election or removal of any directors;

vi) unless otherwise authorized by the Board, affirmatively solicit any third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Parent, or encourage, initiate or support any third party in making such an offer or proposal (not including the Merger);

vii) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the Stockholders;

viii) seek, alone or in concert with others, representation on the Board, except as specifically permitted in this Agreement;

ix) knowingly advise, encourage, support or influence any Person with respect to the voting or disposition of any securities of Parent at any Annual Meeting or special meeting of the Stockholders, in each case, for the purpose of facilitating, or that could reasonably be expected to lead to, any action by any Person, which, if taken by the Holder, would constitute a breach of this Section 2; or

x) publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 2.

3. Registration Statement for Parent Common Stock.

(a) Parent shall exercise commercially reasonable efforts to either amend a current Registration Statement on Form S-3 (or other available form of Registration Statement) or file a new Registration Statement on Form S-3 (or other available form of Registration Statement) (in either case, the “Registration Statement”) within forty-five (45) days after a request by the Holder to provide for the resale of all or any of the Consideration Shares; provided, however, that if a Holder Sell-Off Event has occurred, then Parent shall have no obligation pursuant to this Section 3. Parent shall use its commercially reasonable efforts to cause any such Registration Statement to become effective as soon as practicable following the filing thereof.

(b) The Holder shall furnish all information reasonably requested by Parent for inclusion in the Registration Statement and any related prospectus. Parent shall use its commercially reasonable efforts to have the Registration Statement promptly declared effective by the SEC. Parent shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act, and available for sales of all of the Consideration Shares at all times until the earlier of (i) the date as of which the Parent determines that the Holder may sell all of the Consideration Shares without restriction pursuant to the last sentence of Rule 144(b)(1)(i) promulgated under the Securities Act (or successor thereto) or (ii) the date on which the Holder shall have sold all the Consideration Shares (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Parent shall not be liable with respect to any information furnished to Parent by or on behalf of the Holder or his representatives in writing specifically for use in the preparation of such Registration Statement (including any amendments or supplements thereto and prospectuses contained therein).

(c) Parent shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sale of the Consideration Shares under the Registration Statement.

(d) Parent shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Consideration Shares covered by the Registration Statement until such time as all of such Consideration Shares shall have been disposed of in accordance with the intended methods of disposition by the Holder as set forth in such registration statement.

(e) Upon request by the Holder, Parent shall furnish to the Holder, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any Registration Statement, a copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as the Holder may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as the Holder may reasonably request from time to time.

(f) In connection with a request by the Holder under Section 3(a), Parent shall use commercially reasonable efforts to (i) register and qualify the Consideration Shares covered by the Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Holder reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Consideration Shares for sale in such jurisdictions; provided, that Parent shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(a), or (y) subject itself to general taxation in any such jurisdiction. Parent shall promptly notify the Holder of the receipt by Parent of any notification with respect to the suspension of the registration or qualification of any of the Consideration Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(g) Parent shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Consideration Shares for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as promptly as possible and to notify the Holder of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(h) With a view to making available to the Holder the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) or any other similar rule or regulation of the SEC that may at any time permit the Holder to sell securities of Parent to the public without registration, Parent will (i) make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act so long as Parent remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

4. Lock-up of Consideration Shares.

The Holder hereby agrees, without Parent’s prior written consent and other than as expressly contemplated by the Merger Agreement, that Holder shall not, during each of the first and second consecutive twelve month periods, beginning on the Closing Date and ending on the second anniversary of the Closing Date (each such twelve month period, a “Lock-Up Period”), sell or otherwise transfer, make any short sale of, grant any option for the purchase of, encumber, or enter into any hedging or similar transaction with the same economic effect as a sale of Common Stock, such that the aggregate number of shares of Common Stock sold by the Holder during such Lock-Up Period would be equal to or greater than one-half (1/2) of the Consideration Shares (as adjusted for any stock split, reverse stock split, stock dividend, reclassification or similar event with respect to the Common Stock after the date hereof); provided, however, that the forgoing restrictions shall not apply in the case of transfers by the Holder by gift to a charitable trust or charitable organization, solely for estate planning purposes, and, for the avoidance of doubt, not by transfer for value, and of which the Holder has provided to Parent prior to written notice, by will or the laws of descent and distribution, or by transfers to a charitable remainder trust established by the Holder, provided that any shares of Common Stock transferred thereto shall remain subject to this Section 4 for the duration of the Lock-Up Period. Parent may impose stop-transfer instructions with respect to shares of Common Stock subject to the foregoing restriction until the end of the Lock-Up Period. In connection with any debt or equity financing of Parent, the Holder agrees to promptly sign and return to Parent the Parent’s form of lock-up agreement, to the extent other members of the Board are also required to sign such form of lock-up agreement. Notwithstanding anything to the contrary herein, nothing in this Section 4 shall prohibit the establishment by the Holder of a zero-cost collar investment position (a “Hedge Position”) for so long as the Holder is not a member of the Board; provided, however, that upon the Holder’s appointment to the Board, the Holder shall terminate and unwind any such Hedge Position existing on such date. The Holder shall not establish or maintain any Hedge Position for so long as the Holder is a member of the Board.

5. Specific Performance.

Each of the Holder, on the one hand, and Parent, on the other hand, acknowledges and agrees that irreparable injury to the other would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Holder, on the one hand, and Parent, on the other hand (in either case, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 5 is not the exclusive remedy for any violation of this Agreement.

6. Severability.

If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email or facsimile (with written confirmation of completed transmission), (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties):

(i) if to Parent, to:

Repligen Corporation

41 Seyon Street, Building #1, Suite 100

Waltham, MA 02453

Facsimile: (781) 250-0115

Attention: Tony J. Hunt

Facsimile No: (781) 250-0115

Email: thunt@repligen.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Arthur R. McGivern and Jason Breen

Facsimile No.: (617) 801-8626

Email: AMcGivern@goodwinlaw.com;

JBreen@goodwinlaw.com

(ii) if to the Holder, to:

Roy T. Eddleman

417 Amapola Lane

Los Angeles, CA 90077

Facsimile No: (310) 885-3320

Email: rte417@gmail.com

with a copy (which shall not constitute notice) to:

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067-2367

Attention: Istvan Benko

Facsimile No.: (310) 789-1426

Email: ibenko@troygould.com

8. Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a) All disputes, claims, or controversies arising out of or relating to the Agreement, or the negotiation, breach, validity or performance hereof or the transactions contemplated hereby, including claims of fraud or fraud in the inducement, and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in New York, New York, before a single arbitrator (the “Arbitrator”). Except as modified in this Section 8, the arbitration shall be administered pursuant to JAMS’s Comprehensive Rules and Procedures. The parties further agree that this arbitration shall apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

(b) The parties covenant and agree that the arbitration hearing shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). The hearing shall be no more than five (5) Business Days. In connection with the arbitration, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, with each deposition limited to eight (8) hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown. For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents shall each respectively be deemed one party. The Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. The Arbitrator’s award shall be made and delivered within ninety (90) days of the Filing Date, shall be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The parties covenant and agree that the arbitration shall conclude within six (6) months of the Filing Date, and the Arbitrator shall be provided notice of such six-month limit (and agreed to abide by it) prior to his or her appointment as Arbitrator.

(c) The parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that the prevailing party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees; provided further that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees, incurred by the other party in enforcing the award or order. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

(d) Subject in all cases to the foregoing, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within New York, New York, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

9. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT,

TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11. Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

12. Mutual Non-Disparagement.

Subject to applicable Law, each of the Holder and Parent covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, Subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective Affiliates, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other party or its or his Affiliates, agents, attorneys or representatives, in any manner that would reasonably be expected to damage the reputation of such other party, or that of their Affiliates, agents, attorneys or representatives.

13. Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement and the Merger Agreement: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder (i) in connection with a sale of Parent or a sale of all or substantially all of its assets and (ii) to one or more of its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

14. Effectiveness.

The rights and obligations of the parties set forth in Sections 1 and 3 of this Agreement shall be effective as of the Effective Time. All other provisions of this Agreement shall be effective as of the date hereof. This Agreement shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon the termination of the Merger Agreement pursuant to and in accordance with the terms thereof.

Exhibit F-1

Form of Certificate of Merger for First Merger

AGREEMENT OF MERGER

OF

TOP HAT, INC.,

a California corporation

WITH AND INTO

SPECTRUM, INC.,

a California corporation

[                    ] [    ], 2017

This Agreement of Merger is entered into among Spectrum, Inc., a California corporation (herein “Surviving Corporation”) and Top Hat, Inc., a California corporation (herein “Merging Corporation”).

1. Merging Corporation shall be merged (the “Merger”) with and into Surviving Corporation and the surviving portion shall be the surviving corporation.

2. Each share of the common stock of the Merging Corporation outstanding immediately prior to the merger shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into one outstanding share of the common stock of the Surviving Corporation.

3. Each share of the capital stock of Surviving Corporation that is issued and outstanding immediately prior to the Merger (excluding any shares of capital stock of the Surviving Corporation held in the treasury of the Surviving Corporation or by Parent or the Merger Subs and any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and shall be converted into the right to receive (i) in the case of an Accredited Investor, an amount in cash and shares of Parent Common Stock, and (ii) in the Case of a Non-Accredited Investor, an amount in cash, as determined in accordance with and at the times provided therein, that certain Agreement and Plan of Merger and Reorganization, dated as of June 22, 2017 (the “Merger Agreement”), by and among Repligen Corporation, a Delaware corporation (“Parent”), Merging Corporation, Swing Time, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Second Merger Sub”, Surviving Corporation and Roy T. Eddleman, an individual, solely in his capacity as the representative of the Company Securityholders. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

4. Upon the consummation of the Merger, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read, in its entirety, as set forth in Exhibit A attached hereto and made a part hereof.

5. Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

6. The directors and officers of Merging Corporation immediately prior to the Effective Time shall be the directors and officers of Surviving Corporation.

7. The effective date and other effects of the Merger shall be as prescribed by law.

[Signature Page Follows.]

Exhibit F-2

Form of Certificate of Merger for Second Merger

State of California Secretary of State Certificate of Merger OBE MERG (California Corporations Code sections 1113(g), 3203(g), 6019.1, 8019.1, 9640, 12540.1, 15911.14, 16915(b) and 17710.14) IMPORTANT — Read all instructions before completing this form. This Space For Filing Use Only 1. NAME OF SURVIVING ENTITY 2. TYPE OF ENTITY 3. CA SECRETARY OF STATE FILE NUMBER 4. JURISDICTION Swing Time, LLC Limited liability company N/A Delaware 5. NAME OF DISAPPEARING ENTITY 6. TYPE OF ENTITY 7. CA SECRETARY OF STATE FILE NUMBER 8. JURISDICTION Spectrum, Inc. Corporation C2121079 California 9. THE PRINCIPAL TERMS OF THE AGREEMENT OF MERGER WERE APPROVED BY A VOTE OF THE NUMBER OF INTERESTS OR SHARES OF EACH CLASS THAT EQUALED OR EXCEEDED THE VOTE REQUIRED. (IF A VOTE WAS REQUIRED, SPECIFY THE CLASS AND THE NUMBER OF OUTSTANDING INTERESTS OF EACH CLASS ENTITLED TO VOTE ON THE MERGER AND THE PERCENTAGE VOTE REQUIRED OF EACH CLASS. ATTACH ADDITIONAL PAGES, IF NEEDED.) SURVIVING ENTITY DISAPPEARING ENTITY CLASS AND NUMBER AND PERCENTAGE VOTE REQUIRED CLASS AND NUMBER AND PERCENTAGE VOTE REQUIRED Common Stock 51% 10. IF EQUITY SECURITIES OF A PARENT PARTY ARE TO BE ISSUED IN THE MERGER, CHECK THE APPLICABLE STATEMENT. No vote of the shareholders of the parent party was required. The required vote of the shareholders of the parent party was obtained. 11. IF THE SURVIVING ENTITY IS A DOMESTIC LIMITED LIABLITY COMPANY, LIMITED PARTNERSHIP, OR PARTNERSHIP, PROVIDE THE REQUISITE CHANGES (IF ANY) TO THE INFORMATION SET FORTH IN THE SURVIVING ENTITY’S ARTICLES OF ORGANIZATION, CERTIFICATE OF LIMITED PARTNERSHIP OR STATEMENT OF PARTNERSHIP AUTHORITY RESULTING FROM THE MERGER. ATTACH ADDITIONAL PAGES, IF NECESSARY. 12. IF A DISAPPEARING ENTITY IS A DOMESTIC LIMITED LIABLITY COMPANY, LIMITED PARTNERSHIP, OR PARTNERSHIP, AND THE SURVIVING ENTITY IS NOT A DOMESTIC ENTITY OF THE SAME TYPE, ENTER THE PRINCIPAL ADDRESS OF THE SURVIVING ENTITY. PRINCIPAL ADDRESS OF SURVIVING ENTITY CITY AND STATE ZIP CODE 13. OTHER INFORMATION REQUIRED TO BE STATED IN THE CERTIFICATE OF MERGER BY THE LAWS UNDER WHICH EACH CONSTITUENT OTHER BUSINESS ENTITY IS ORGANIZED. ATTACH ADDITIONAL PAGES, IF NECESSARY. 14. STATUTORY OR OTHER BASIS UNDER WHICH A FOREIGN OTHER BUSINESS ENTITY IS AUTHORIZED TO EFFECT THE MERGER. 15. FUTURE EFFECTIVE DATE, IF ANY Title 6, Section 18-209 of the Delaware Limited Liability Company Act (Month) - (Day) - (Year) 16. ADDITIONAL INFORMATION SET FORTH ON ATTACHED PAGES, IF ANY, IS INCORPORATED HEREIN BY THIS REFERENCE AND MADE PART OF THIS CERTIFICATE. 17. I CERTIFY UNDER PENALTY OF PERJURY UNDER THE LAWS OF THE STATE OF CALIFORNIA THAT THE FOREGOING IS TRUE AND CORRECT OF MY OWN KNOWLEDGE. I DECLARE I AM THE PERSON WHO EXECUTED THIS INSTRUMENT, WHICH EXECUTION IS MY ACT AND DEED. Tony Hunt, Manager SIGNATURE OF AUTHORIZED PERSON FOR THE SURVIVING ENTITY DATE TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON Jon Snodgres, Manager SIGNATURE OF AUTHORIZED PERSON FOR THE SURVIVING ENTITY DATE TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON Tony Hunt, President SIGNATURE OF AUTHORIZED PERSON FOR THE DISAPPEARING ENTITY DATE TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON Jon Snodgres, Secretary SIGNATURE OF AUTHORIZED PERSON FOR THE DISAPPEARING ENTITY DATE TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON For an entity that is a business trust, real estate investment trust or an unincorporated association, set forth the provision of law or other basis for the authority of the person signing: N/A OBE MERGER-1 (REV 01/2016) APPROVED BY SECRETARY OF STATE

Certificate of Merger of a Foreign Corporation

into a Domestic Limited Liability Company

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act.

First: The name of the surviving Limited Liability Company is Swing Time, LLC, a Delaware Limited Liability Company.

Second: The name of the Corporation being merged into this surviving Limited Liability Company is Spectrum, Inc.. The jurisdiction in which this Corporation was formed is California.

Third: The Agreement of Merger has been approved and executed by both entities.

Fourth: The name of the surviving Limited Liability Company is Spectrum LifeSciences, LLC.

Fifth: The executed agreement of merger is on file at 1847 Broadwick Street Rancho Dominguez, California 90220, the principal place of business of the surviving Limited Liability Company.

Sixth: A copy of the agreement of merger will be furnished by the surviving Limited Liability Company on request, without cost, to any member of the Limited Liability Company or any person holding an interest in any other business entity which is to merge or consolidate.

IN WITNESS WHEREOF, said Limited Liability Company has caused this certificate to be signed by an authorized person, this day of , A.D., 2017 .

By:
Authorized Person

Name:	Tony Hunt
Print or Type

Exhibit G

Form of Letter of Transmittal

Letter of Transmittal for Shares of Spectrum, Inc.

Surrendered for Cash and/or Stock Pursuant to the Merger of

Top Hat, Inc. with and into Spectrum, Inc.

DELIVERY INSTRUCTIONS

Repligen Corporation

41 Seyon Street, Building #1, Suite 100

Waltham, MA 02453

For information please email GMoralesRivera@goodwinlaw.com or call 617-570-1329

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. IF SHARES OR CERTIFICATES ARE REGISTERED IN DIFFERENT NAMES, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH DIFFERENT REGISTERED HOLDER.

Ladies and Gentlemen:

Reference is herein made to the Agreement and Plan of Merger and Reorganization, dated as of June 22 2017, by and among Repligen Corporation, a Delaware corporation (“Repligen”), Top Hat, Inc., a California corporation and wholly-owned subsidiary of Repligen (“First Merger Sub”), Swing Time, LLC, a Delaware limited liability company and wholly-owned subsidiary of Repligen (“Second Merger Sub”), Spectrum, Inc., a California corporation (the “Company”), and Roy T. Eddleman, an individual, solely in his capacity as the representative of the Company’s securityholders (the “Merger Agreement”), pursuant to which (i) First Merger Sub shall merge with and into the Company, and the Company will survive as a direct wholly-owned subsidiary of Repligen (the “First Merger”), and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub and Second Merger Sub will survive as a direct, wholly-owned subsidiary of Repligen. In connection with, and conditioned on the effectiveness of, the First Merger, the undersigned herewith surrenders any and all certificates (the “Certificates”), which prior to the First Merger represented the Company’s shares of Class A Common Stock and the Company’s shares of Class B Common Stock (collectively, the “Shares”) held by the undersigned immediately prior to the effectiveness of the First Merger, in exchange for the consideration contemplated by the Merger Agreement payable in respect of any such Shares. By delivery of this Letter of Transmittal to Repligen and the Company, the undersigned hereby (i) forever waives all dissenter’s rights under California law and (ii) withdraws all written objections to the First Merger and/or demands for appraisal, if any, with respect to the Shares owned by the undersigned.

The undersigned represents that the undersigned has full authority to surrender the Shares, free and clear of all liens, claims and encumbrances. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. The surrender of Shares hereby is irrevocable at and following the effectiveness of the First Merger.

The undersigned understands that surrender is not made in acceptable form until the receipt by Repligen of this Letter of Transmittal duly completed and signed, and of any applicable Certificate(s), it being understood that surrender will not occur unless and until the effectiveness of the First Merger. All questions as to validity, form and eligibility of any surrender of Shares hereby will be determined by the Company (which may delegate power in whole or in part to Repligen) and such determination shall be final and binding. Note that if you have lost any Certificate(s), please follow the instruction 6 in the instructions accompanying this Letter of Transmittal.

The undersigned understands that payment for surrendered Shares will be made in accordance with the terms of the Merger Agreement following the effectiveness of the First Merger and after the receipt by Repligen of a properly completed copy of this Letter of Transmittal, any required tax forms (follow the instruction 7 in the instructions accompanying this Letter of Transmittal), the surrender of Certificate(s) representing any Shares and such other documents required under the Merger Agreement. The undersigned understands that by submitting this Letter of Transmittal, and surrendering any applicable Certificate(s), the undersigned also surrenders any Shares that may be issued to the undersigned after the Certificate(s) are surrendered and prior to the closing of the First Merger.

If the Merger Agreement is terminated in accordance with its terms, this Letter of Transmittal will be deemed null and void and have no further force and effect (including without limitation with respect to the surrender of any Shares).

Please issue the payment to which the undersigned is entitled in the name set forth and deliver such payment by the method set forth, unless otherwise indicated.

PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS

DO NOT USE WHITEOUT OR CORRECTION TAPE – DO NOT CROSS OUT INCORRECT INFORMATION

CONTACT THE COMPANY FOR ADDITIONAL COPIES OF THE LETTER OF TRANSMITTAL

DESCRIPTION OF SHARES SURRENDERED
Name(s) of Registered Holder(s) (Please fill in, exactly as name(s) appear(s) on Share Certificate(s)
Security Position(s) Surrendered (Attach additional signed list if necessary)
Share Type (e.g. Class A Common Stock, Class B Common Stock)	Share Certificate Number(s) (if applicable)	Check box if Share Certificate (if applicable) Lost/ Misplaced (See Instruction 10)	Number of Shares Represented by Share Certificate(s)
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COMPLETE ONLY ONE OF THE PAYMENT INSTRUCTION SECTIONS BELOW

CHECK PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the First Merger (as defined herein) sent by check, please complete the remainder of this Letter of Transmittal (other than the Wire Payment Instructions) and provide mailing address instructions below.

Address

City, State, Zip

Country

WIRE PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the First Merger (as defined herein) sent by wire transfer, please complete the remainder of this Letter of Transmittal (other than the Check Payment Instructions) and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the Fedwire ABA Number field and the complete IBAN in the Account Number field, if available.

Bank Name

Fedwire ABA Number*

Account Name**

Account Number

FFC Account Name (if applicable)

FFC Account Number (if applicable)

Bank Contact/Telephone Number
*Please provide valid Fedwire ABA (Check validity here: http://www.fedwiredirectory.frb.org/search.cfm) **Please provide the name on the account; not the type of account

IMPORTANT — SHAREHOLDER SIGNATURE PAGE

Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s). Signature below certifies that no language alterations have been made in any way to this form of Letter of Transmittal.

Dated

Sign Here X
(Signature(s) of Owner(s))

Name(s)
(Please Print)

Address

Area Code & Telephone No.

Email Address

(Complete the IRS Form W-9 contained herein or applicable IRS Form W-8 (available online at www.irs.gov). See instruction 7.)

INSTRUCTIONS

1. Delivery of Letter of Transmittal and, if applicable, Certificate(s). This Letter of Transmittal filled in and signed, must be used in connection with the surrender of the Shares at or following the effectiveness of the First Merger, and the delivery and surrender of Certificate(s) for any Shares. A Letter of Transmittal, and the Certificate(s) for any Shares, must be received by Repligen, in satisfactory form, in order to make an effective surrender. Delivery of Certificate(s) and other documents shall be effected, and the risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) to Repligen. The method of delivery of Certificate(s) and other documents is at the election and risk of the shareholder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by mail, by hand or by overnight courier to Repligen at the address shown above. Upon receipt by Repligen of this Letter of Transmittal, and surrender of the Certificate(s) for any Shares, any Shares issued subsequent to such surrender and prior to the closing of the First Merger shall be deemed to be surrendered for payment effective at the effective time of the First Merger.

2. Terms of Conversion of the Shares. Each Share (as shown in the box on the first page of this Letter of Transmittal) will be converted at the effective time of the First Merger into the right to receive the consideration contemplated by the Merger Agreement.

3. Signatures on Letter of Transmittal and Endorsements. The signature(s) must correspond with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever. If any of the Shares surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal is signed by the registered holder(s) of the Shares listed and surrendered hereby, no endorsements of Certificates or separate stock powers are required.

4. Stock Transfer Taxes. The shareholder will bear liability for any state stock transfer taxes applicable to the delivery of checks in payment for surrendered Shares. It shall be a condition of the issuance and delivery of such check that the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such person(s)) payable on account of the transfer (or transfers) of the surrendered Shares shall be delivered to Repligen or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to Repligen before such check will be issued.

5. Validity of Surrender, Irregularities. All questions as to validity, form and eligibility of any surrender of Shares hereby will be reasonably determined by Repligen. Repligen reserves the right to waive any irregularities or defects in the surrender of any Shares, and its interpretations of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be reasonably determined by Repligen. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

6. Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s). You will not receive any cash for your Shares unless and until you deliver this Letter of Transmittal duly completed and signed, to Repligen, together with the Certificate(s) representing any Shares and any required accompanying evidences of authority in form satisfactory to the Company. If any Certificate(s) has (have) been lost or destroyed, such fact should be indicated on the face of this Letter of Transmittal. In such event, Repligen will forward additional documentation and instructions necessary to be completed in order to effectively surrender the Shares represented by such lost or destroyed Certificate(s) as contemplated by the Merger Agreement (which may include an indemnity in the form provided by Repligen). No interest will be paid on amounts due for the Shares.

7. IRS Form W-9 or IRS Form W-8. Each shareholder surrendering Shares for payment is required to provide Repligen with a correct Taxpayer Identification Number (“TIN”) and certain other information on an appropriate Form W-9 (attached hereto), or an appropriate IRS Form W-8 (available online at www.irs.gov).

Exhibit H

Form of Director and Officer Resignation and Release Letter

THIS RESIGNATION AND GENERAL RELEASE (the “Release”) is being delivered by the undersigned pursuant to Section 6.13 of the Agreement and Plan of Merger and Reorganization, dated as of June 22, 2017, among Spectrum, Inc., a California corporation (the “Company”), Repligen Corporation, a Delaware corporation (“Repligen”), Top Hat, Inc., a California corporation, Swing Time, LLC, a Delaware limited liability company, and Roy T. Eddleman, as the Securityholder Representative (the “Merger Agreement”). All capitalized terms not otherwise defined in this Release shall have the meanings assigned thereto in the Merger Agreement.

(a) The undersigned hereby resigns as a director and officer (to the extent the undersigned holds such positions or office)[, and from the undersigned’s position as an employee,] of the Company [and its Subsidiaries] effective as of the Effective Time.

(b) The undersigned, on behalf of himself and his descendants, ancestors, heirs, executors, successors, assigns and administrators (collectively, “Releasor”), hereby releases, remises, acquits and forever discharges, and agrees to indemnify and hold harmless, (i) the Company, (ii) each Affiliate of the Company, (iii) Repligen and (iv) each of their respective predecessors, successors, assigns, officers, directors, shareholders, manager, members, representatives, insurers, attorneys, employees and agents, past, present and future, in their respective capacities as such (collectively, “Releasees”), from and against any and all claims, demands, obligations, causes of action, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, matured or unmatured, and whether concealed or hidden, which the undersigned now owns or holds or has at any time heretofore owned or held or had, or may at any time own or hold or have (collectively, “Claims”), against the Releasees or any of them, including without limitation Claims arising out of or in any way connected to any transactions, occurrences, acts or omissions regarding or relating to his employment or service with the Company (including the Company’s entering into the Merger Agreement), or the end of his employment or service with the Company, including but not limited to, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, Americans With Disabilities Act and Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991, provided, however, that this Release shall not affect any of the undersigned’s rights with respect to (i) the consideration payable to him or her in connection with the Merger and the transactions contemplated by the Merger Agreement; (ii) any unpaid salary or other earned but unpaid compensation accrued for the payroll period during which this Release becomes effective; and (iii) to any other vested but unpaid benefits to which the undersigned may be entitled under any Company benefit plan.

(c) Solely for those matters that are expressly stated above (collectively the “Release Matters”), the release set forth herein is intended as a release of all Claims that the Releasor may have against the Releasees or any of them, whether now known or unknown. The undersigned makes this waiver with full knowledge of his rights, after consulting with legal counsel if he so chooses, and with specific intent to release both his known and unknown claims relating to the Release Matters. Accordingly, Releasor specifically waives all rights and benefits, if any, afforded by California Civil Code Section 1542 and any corresponding provision of other applicable law, and does so understanding and acknowledging the significance of such specific waiver of such statutory protection, which provides, in effect, as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the foregoing provisions of the California Civil Code or any corresponding provision of other applicable law, and for the purposes of implementing a full and complete release and discharge of the Releasees relating to the Release Matters, the undersigned expressly acknowledges that the foregoing release is intended to include, without limitation, Claims, if any, that the undersigned does not know or suspect to exist in his favor at the time of the execution hereof relating to the Release Matters, and the foregoing release contemplates the extinguishment of any such Claim or Claims relating to the Release Matters except as otherwise expressly set forth herein. The undersigned further acknowledges that he has been advised to consult with legal counsel regarding the legal consequences to him of this Release.

(d) The undersigned acknowledges that the consideration payable to him or her in connection with the Merger and the transactions contemplated by the Merger Agreement, including, without limitation, any additional director retainer fees, provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

(e) The undersigned acknowledges and agrees that the Company and Repligen are intended third party beneficiaries of and to this Release and each and all of the undersigned’s promises, covenants, obligations and restrictions hereunder. Accordingly, all terms of this Release are intended for the benefit of, and shall be enforceable by, the Company and Repligen. Without limiting the foregoing, and for avoidance of doubt, the Company and Repligen may enforce this Release and/or seek any remedies under or for breach of this Agreement by the undersigned (and may do so regardless of whether the Company or Repligen also seeks enforcement or remedies and/or has been harmed or damaged).

(f) The undersigned represents and warrants that he has not filed or caused to be filed any complaints or charges against any of the Releasees with or before any local, state or federal governmental agency or court or any arbitrator or other tribunal, and no such complaint or charge by or on behalf of the undersigned is currently pending.

(g) This Release is being delivered in connection with, and is conditional upon, the occurrence of the Effective Time, and shall be of no force or effect if the Merger Agreement shall be terminated in accordance with the provisions thereof prior to the Effective Time.

(h) No waiver of any breach of any term or provision of this Release shall be construed to be, nor shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(i) This Release may only be modified or amended only by a written instrument duly signed by the undersigned and the Company or their respective successors or assigns.

(j) [The undersigned further agrees to take all necessary action to resign from any and all of his or her positions as a director and/or officer of any Subsidiary of the Company, including promptly executing any documentation reasonably requested by Parent or the Company to effect such resignation.]

(k) This Release shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of California, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(l) [The undersigned acknowledges that the undersigned has been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that the undersigned has knowingly and voluntarily entered into this Agreement. To accept this Agreement, the undersigned must return a signed original or a signed PDF copy of this Agreement so that it is received by Anthony MacDonald by email at amacdonald@spectrumlabs.com, in person or by mail at 1847 Broadwick Street, Rancho Dominguez, California 90220, before the expiration of the Consideration Period. If the undersigned signs this Agreement before the end of the Consideration Period, the undersigned acknowledges by signing this Agreement that such decision was entirely voluntary and that the undersigned had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when the undersigned signs this Agreement, the undersigned have the right to revoke this Agreement by written notice to Anthony MacDonald. For such a revocation to be effective, it must be delivered so that it is received by Anthony MacDonald at or before the expiration of the seven (7) day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends. The undersigned is advised to consult with an attorney before signing this Agreement.]

[By entering into this Agreement the undersigned acknowledges that the undersigned has been given ten (10) days to consider this Agreement (the “Consideration Period”). To accept this Agreement, the undersigned

must return a signed original or a signed PDF copy of this Agreement so that it is received by [NAME] by email at [            ], in person or by mail at [            ] before the expiration of the Consideration Period. If the undersigned signs this Agreement before the end of the Consideration Period, the undersigned acknowledges by signing this Agreement that such decision was entirely voluntary and that the undersigned had the opportunity to consider this Agreement for the entire Consideration Period. This Agreement shall become effective on the day it becomes fully executed.]

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